Exhibit 10.12

ANCALA COUNTRY CLUB,

SCOTTSDALE, ARIZONA

SECOND AMENDED AND RESTATED LEASE AGREEMENT

DATED AS OF JANUARY 1, 2012

BY AND BETWEEN

CLP SOUTHWEST GOLF, LLC,

A DELAWARE LIMITED LIABILITY COMPANY, AND ASSIGNS,

AS LANDLORD,

AND

EVERGREEN ALLIANCE GOLF LIMITED, L.P.,

A DELAWARE LIMITED PARTNERSHIP,

AS TENANT

TABLE OF CONTENTS

Article 1 DEFINITIONS		1

Article 2 LEASED PROPERTY AND TERM		16
2.1	Leased Property	16
2.2	Condition of Leased Property; “AS IS, WHERE IS”	16
2.3	Initial Term	17
2.4	Extended Terms	17
2.5	Yield Up	17
2.6	Grant of Easements, Etc. by Landlord	18

Article 3 RENT		18
3.1	Rent	18
3.2	Minimum Rent	19
3.3	Additional Minimum Rent	19
3.4	Additional Charges	20
3.5	Landlord Advances	22
3.6	Late Payment of Rent	22
3.7	Net Lease	22
3.8	No Abatement of Rent	23

Article 4 USE OF THE LEASED PROPERTY		24
4.1	Permitted Use	24
4.2	Environmental Matters	25
4.3	Continuous Operations	26
4.4	Compliance With Restrictions, Etc.	27
4.5	Standard of Operation	27
4.6	Standards, Not Control	28
4.7	Survival	28
4.8	Certain Provisions Regarding ForeGolf Management Agreement	29

Article 5 MAINTENANCE AND REPAIRS		30
5.1	Tenant’s Obligations	30
5.2	Capex Reserve	31
5.3	Landlord’s Funding	34

Article 6 IMPROVEMENTS, ETC.		35
6.1	Prohibition	35
6.2	Permitted Renovations other than Golf Course Renovations	35
6.3	Renovations to Golf Course	36
6.4	Conditions to Capex Reserve Expenditures, Permitted Renovations and Major Alterations	36
6.5	Salvage	37
6.6	Project Budget Overruns	37

Article 7 LANDLORD’S INTEREST NOT SUBJECT TO LIENS		38
7.1	Liens, Generally	38
7.2	Construction or Mechanics Liens	38
7.3	Contest of Liens	39
7.4	Notices of Commencement of Construction	39

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Article 8 TAXES AND ASSESSMENTS		40
8.1	Obligation to Pay Taxes and Assessments	40
8.2	Tenant’s Right to Contest Taxes	40
8.3	Tax and Insurance Escrow Account	41

Article 9 INSURANCE		42
9.1	General Insurance Requirements	42
9.2	Waiver of Subrogation	43
9.3	General Provisions	43
9.4	Indemnification of Landlord	44

Article 10 CASUALTY		45
10.1	Restoration and Repair	45
10.2	Escrow and Disbursement of Insurance Proceeds	45
10.3	No Abatement of Rent	47
10.4	Business Interruption Insurance	47
10.5	Restoration of Tenant’s Property	47
10.6	Waiver	47

Article 11 CONDEMNATION		47
11.1	Total Condemnation, Etc.	47
11.2	Partial Condemnation	48
11.3	Disbursement of Award	48
11.4	No Abatement of Rent	48

Article 12 DEFAULTS AND REMEDIES		49
12.1	Tenant Events of Default	49
12.2	Landlord Remedies Upon Event of Default by Tenant	50
12.3	Application of Funds	54
12.4	Landlord’s Right to Cure Tenant’s Default	54
12.5	Landlord’s Security Interest and Lien	54
12.6	Collateral Assignment	55
12.7	Landlord Default	55

Article 13 HOLDING OVER		55

Article 14 LIABILITY OF LANDLORD; INDEMNIFICATION		56
14.1	Liability of Landlord	56
14.2	Indemnification of Landlord	56
14.3	Notice of Claim or Suit	57
14.4	Limitation on Liability of Landlord	57

Article 15 REIT AND UBTI REQUIREMENTS		57
15.1	Limitations on Rents Attributable to Personal Property	58
15.2	Basis for Sublease Rent Restricted	58
15.3	Landlord Affiliate Subleases Restricted	58
15.4	Landlord Interests in Tenant Restricted	58
15.5	Landlord Services	59
15.6	Certain Subtenants Prohibited	59
15.7	Future Amendment	59

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Article 16 SUBLETTING AND ASSIGNMENT		59
16.1	Transfers Prohibited Without Consent	59
16.2	Indirect Transfer Prohibited Without Consent	60
16.3	Adequate Assurances	60
16.4	Landlord Transfers	60

Article 17 ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS		61
17.1	Estoppel Certificates	61
17.2	Periodic Financial Statements	61
17.3	Annual Financial Statements	61
17.4	Records	62
17.5	General Operations Budget	62
17.6	Quarterly Meetings	63
17.7	Tenant Financial Statements	63

Article 18 LANDLORD’S RIGHT TO INSPECT		63

Article 19 FACILITY MORTGAGES		64
19.1	Subordination	64
19.2	Attornment	65
19.3	Rights of Mortgagees and Assignees	65
19.4	Effect of Facility Mortgage	65

Article 20 ADDITIONAL COVENANTS OF TENANT		66
20.1	Maintenance of Status and Licenses	66
20.2	Additional Covenants of Tenant	66
20.3	Leasehold Financing Prohibited	67
20.4	Notice to Landlord of Severe Incident, Significant Property Damage and/or Matter Related to Reputation and Good Will	68

Article 21 TERMINATION OF LEASE		68

Article 22 MEMBERSHIP DOCUMENTS		69
22.1	Obligations of Tenant	69
22.2	Escrow of Prepaid Annual Dues	71

Article 23 MISCELLANEOUS		71
23.1	Limitation on Payment of Rent	71
23.2	No Waiver	71
23.3	Remedies Cumulative	71
23.4	Severability	72
23.5	Acceptance of Surrender	72
23.6	No Merger of Title	72
23.7	Tenant’s Representations	72
23.8	Quiet Enjoyment	74
23.9	Recordation of Memorandum of Lease	74
23.10	Notices	74
23.11	Construction; Nonrecourse	76
23.12	Counterparts; Headings	76

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23.13	Applicable Law; Venue	76
23.14	Right to Make Agreement	77
23.15	Brokerage	77
23.16	No Partnership or Joint Venture	77
23.17	Entire Agreement	77
23.18	Costs and Attorneys’ Fees	78
23.19	Approval of Landlord	78
23.20	Successors and Assigns	78
23.21	Waiver of Jury Trial	78
23.22	Treatment of Lease	78
23.23	Transfer of Permits and Operating Contracts	79
23.24	Tenant’s Personal Property	79
23.25	Confidential Information	79

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TABLE OF EXHIBITS AND SCHEDULES

Exhibit A	-	Initial Landlord P&E
Exhibit B	-	Minimum Rent
Exhibit C	-	Permitted Encumbrances
Exhibit D	-	Initial Tenant Personal Property
Exhibit E	-	The Land
Exhibit F	-	Tenant Estoppel Certificate
Exhibit G	-	Memorandum of Lease
Exhibit H	-	Membership Documents

Schedule 1	-	Affiliated Leases
Schedule 5.3-1	-	Initial Improvement Project
Schedule 5.3-2	-	Improvement Project Procedures
Schedule 16.2	-	Tenant Organizational Chart
Schedule 17.2	-	Monthly Membership Report
Schedule 22.1.3	-	Refundable Membership Deposits

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SECOND AMENDED AND RESTATED LEASE AGREEMENT

THIS SECOND AMENDED AND RESTATED LEASE AGREEMENT is entered into, dated and effective as of January 1, 2012 (the “Effective Date”) by and between CLP SOUTHWEST GOLF, LLC, a Delaware limited liability company, and assigns, as landlord (“Landlord”), and EVERGREEN ALLIANCE GOLF LIMITED, L.P., a Delaware limited partnership, as tenant (“Tenant”).

W I T N E S S E T H :

WHEREAS, Landlord is the owner of fee simple title to the Land and the owner of all other Leased Property (these and other capitalized terms used and not otherwise defined herein having the meanings ascribed to such terms in Article 1); and

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement, dated as of November 30, 2007, pursuant to which Landlord leases the Leased Property to Tenant, and Tenant leases the Leased Property from Landlord (the “Original Lease”), which Original Lease was amended and restated in its entirety on March 31, 2009 (the “First Amended and Restated Lease”), and which Amended and Restated Lease was amended by that certain First Amendment to Amended and Restated Lease Agreement effective January 1, 2011; and

WHEREAS, pursuant to the terms of the Omnibus Agreement (defined below), Landlord and Tenant have agreed to execute this Second Amended and Restated Lease Agreement to amend and restate the First Amended and Restated Lease (as amended) in its entirety, all subject to and upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

ARTICLE 1

DEFINITIONS

For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article and used in this Lease shall have the meanings assigned to them in this Article and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP, (iii) all references in this Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease, and (iv) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision.

“Accessibility Laws” shall mean all applicable laws, statutes, regulations, rules, ordinances, codes, licenses, permits and orders, from time to time in existence, of all courts of competent jurisdiction and Government Agencies, and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to accessibility for the disabled or handicapped, including, but not limited to, any applicable provisions of The Architectural Barriers Act of 1968, The Rehabilitation Act of 1973, The Fair Housing Act of 1988, The Americans With Disabilities Act, the accessibility code(s), if any, of the State in which the Leased Property is located, and all regulations and guidelines promulgated under any all of the foregoing, as the same may be amended from time to time.

“Accounting Period” shall mean each calendar month accounting period of Tenant. If Tenant shall, for a bona fide business reason, change its accounting period during the Term, appropriate adjustments, if any, shall be made with respect to the timing of applicable accounting and reporting requirements of this Lease; provided, however, that in no event shall any such change or adjustment alter the amount or frequency of payment of Minimum Rent within any Fiscal Year, or otherwise increase or reduce any monetary obligation under this Lease.

“Accounting Year” shall mean each period of twelve (12) consecutive Accounting Periods during the Term of this Lease; provided, however, that, for purposes of this Fourth Amended and Restated Lease Agreement, the first Accounting Year shall commence on the Effective Date and shall expire on December 31, 2012.

“ACM” shall have the meaning given such term in Section 4.2.

“ADA” shall have the meaning given such term in Section 23.7.

“Additional Charges” shall have the meaning given such term in Section 3.4.

“Additional Minimum Rent” shall have the meaning given such term in, and shall be calculated in accordance with, Section 3.3.

“Affiliate” shall mean, with respect to any Person, (i) any Person directly or indirectly Controlling, Controlled by or under common Control with any such Person, (ii) in the case of any such Person which is a partnership, any partner in such partnership, (iii) in the case of any such Person which is a limited liability company, any member of such company, (iv) in the case of any such Person which is a corporation, any officer, director or stockholder of such corporation, (v) any other Person which is a Parent, a Subsidiary, or a Subsidiary of a Parent with respect to such Person or to one or more of the Persons referred to in the preceding clauses (i) through (iv), (vi) any other Person who is an officer, director, trustee or employee of, or partner in, such Person or any Person referred to in the preceding clauses (i) through (v) and (vii) any other Person who is a member of, or trustee of any trust for the benefit of, the Immediate Family of such Person or of any Person referred to in the preceding clauses (i) through (vi); provided, however, a Person shall not be deemed to be an Affiliate solely by virtue of the ownership of shares of stock registered under the Securities Act of 1934, as amended, unless such Person, as holder of such stock, is required to file a Schedule 13-D, pursuant to Section 13(d) of such Act and Rule 13-d-1 promulgated thereunder.

“Affiliated Lease(s)” shall mean, individually or collectively as the context requires, the lease agreements, sub-lease agreements, sub-concessions agreements and sub-management agreement set forth on Schedule 1 attached hereto. At such time as the “Landlord” under any such lease ceases to be an Affiliate of Landlord, or the “Tenant” under any such lease ceases to be Tenant or an Affiliate of Tenant, by any means permitted pursuant to the terms thereof, such lease shall automatically cease to be considered an Affiliated Lease.

“Affiliated Leased Properties” shall mean, collectively, the Leased Property defined and described in the Affiliated Leases.

“Aggregate Total Facility Revenues” shall mean, collectively, the sum of Total Facility Revenues under this Lease and “Total Facility Revenues” under, and as defined in, each of the Affiliated Leases.

“Annual Operations Statement” shall have the meaning given such term in Section 3.3.2.

“Annual Prepaid Dues” shall have the meaning given such term in Section 22.2.

“Applicable Laws” shall mean all applicable laws, statutes, regulations, rules, ordinances, codes, licenses, permits and orders, whether currently in existence or hereafter amended, enacted or promulgated, of all courts of competent jurisdiction and Government Agencies, all Legal Requirements, and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations of any kind, including without limitation, those relating to (i) damage to, or the protection of real or personal property, (ii) human health and safety (except those requirements which, by definition, are solely the responsibility of employers), (iii) the Environment, including, without limitation, all valid and lawful requirements of courts and other Government Agencies pertaining to reporting, licensing, permitting, investigation, remediation and removal of underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, (iv) Accessibility Laws or (v) securities, including, without limitation, the marketing thereof.

“Applicable Capex Reserve Percentage” shall mean, with respect to each Accounting Period (or portion thereof) for each Accounting Year during the Term, three percent (3%) of Aggregate Total Facility Revenues.

“Approved Capex Reserve Estimate” shall have the meaning given such term in Section 5.2.3.

“Approved Golf Cart/Equipment Leases” shall have the meaning given such term in Section 5.2.9.

“Beverage Affiliate” shall have the meaning given such term in Section 4.1.1.

“Business” shall mean the business of operating and/or managing and/or leasing, as applicable, the Golf Course Facilities, and all other facilities, services and amenities, as applicable, located on the Land and/or related to the Leased Property.

“Business Day” shall mean any day other than Saturday, Sunday, or any other day on which federal banking institutions are authorized by law or executive action to close.

“Capex Reserve” shall have the meaning given such term in Section 5.2.1.

“Capex Reserve Estimate” shall have the meaning given such term in Section 5.2.3.

“Capex Reserve Expenditures” shall have the meaning given such term in Section 5.2.1.

“CLP Lender” shall mean CLP Lending TRS Corp., a Delaware corporation, and an Affiliate of Landlord.

“CLP Partners” shall mean CLP Partners, LP, a Delaware limited partnership, and an Affiliate of Landlord.

“Claim” shall have the meaning given such term in Section 14.3.

“Code” shall mean the Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time.

“Comparable Golf Course Facilities” shall mean Golf Course Facilities (i) offering facilities and services, (ii) charging fees and rates, and (iii) employing operating standards that generally reflect the facilities, services, fees, rates and operating standards of Comparable Golf Course Facilities in the County in which the Leased Property is located.

“Condemnation” shall mean (i) the exercise of any governmental power with respect to the Leased Property, or any interest therein, whether by legal proceedings or otherwise, by a Condemnor under its power of condemnation, (ii) a voluntary sale or transfer of the Leased Property, or any portion thereof, by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending, or (iii) a taking or voluntary conveyance of all or part of the Leased Property, or any interest therein, or right accruing thereto or use thereof, as the result or in settlement of any condemnation or other eminent domain proceeding affecting the Leased Property, whether or not the same shall have actually been commenced.

“Condemnor” shall mean any public or quasi public authority, or Person having the power of Condemnation.

“Confidential Information” shall have the meaning given such term in Section 23.25.

“Control” (including the correlative meanings of the terms “Controlling”, “Controlled by”, and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“CPI” shall mean the Consumer Price Index for All Urban Consumers, published monthly in the Monthly Labor review by the Bureau of Labor Statistics of the United States Department of Labor. If the Consumer Price Index is discontinued, comparable statistics on the purchasing power of the consumer dollar published by the Bureau of Labor Statistics or any other agency of the United States government shall be used.

“Default” shall mean any event or condition existing which with the giving of notice and/or lapse of time would ripen into an Event of Default.

“Disbursement Rate” shall mean an annual rate of interest equal to the greater of, as of the date of determination, (i) ten percent (10%) and (ii) the per annum rate for ten (10) year U.S. Treasury Obligations as published in The Wall Street Journal plus three hundred fifty (350) basis points.

“Effective Date” shall have the meaning given such term in the introductory paragraph of this Lease.

“Emergency” shall have the meaning given such term in Section 5.2.3.

“Entity” shall mean any corporation, general or limited partnership, limited liability company, partnership, stock company or association, joint venture, association, company, trust, bank, trust company, land trust, business trust, cooperative, any government or agency or political subdivision thereof or any other entity.

“Environment” shall mean soil, surface waters, ground waters, land, streams, sediments, surface or subsurface strata and ambient air.

“EP” shall have the meaning given such term in Section 4.2.

“Event of Default” shall have the meaning given such term in Section 12.1.

“Excess Total Facility Revenues” shall mean, for the applicable period of time, the amount by which Aggregate Total Facility Revenues exceeds the Total Facility Revenues Threshold.

“Extended Term” shall have the meaning given such term in Section 2.4.

“Facility Mortgage” shall have the meaning given such term in Article 19.

“First Amended and Restated Lease” shall have the meaning given such term in the preambles to this Lease.

“Fiscal Quarter” shall mean the first, second, third and fourth three month period (each consisting of three (3) Accounting Periods) during each Fiscal Year.

“Fiscal Year” shall mean Tenant’s Fiscal Year which begins on January 1 and ends on December 31 in each calendar year. For purposes of this Fourth Amended and Restated Lease Agreement, any partial Fiscal Year between the Effective Date and the commencement of the first full Fiscal Year (except with respect to the calculation and payment of Minimum Rent as referenced in Section 3.2 of this Lease), shall constitute a separate Fiscal Year. A partial Fiscal Year between the end of the last full Fiscal Year and the termination of this Lease shall also constitute a separate Fiscal Year.

“Force Majeure Event” shall mean any circumstance which is not within the reasonable control of either party hereto, caused by any of the following: strikes; lockouts; acts of God; civil commotion; fire or any other casualty; governmental action; or other similar cause or circumstance which is not within the reasonable control of either party hereto. Neither lack of financing nor general economic and/or market conditions or factors is a Force Majeure Event.

“ForeGolf Management Agreement” shall mean that certain Master Management Agreement to be entered into between Tenant and ForeGolf Manager, as “manager”, as the same may be amended and restated from time to time pursuant to the terms thereof.

“ForeGolf Manager” shall mean Fore Golf Management, Inc., a Florida limited liability company.

“GAAP” shall mean generally accepted accounting principles consistently applied.

“Golf Club” shall mean that certain non-equity golf club which offers golf and social facilities located on the Leased Property known as the Ancala Country Club and as further described in the Membership Documents.

“Golf Course Facilities” shall mean, individually or collectively as the context requires, an eighteen (18) hole full-length golf course, golf maintenance center, clubhouse, dining room, bar, snack bars, swimming pool, golf pro shops, card rooms, men’s and women’s locker rooms, golf halfway houses and other facilities and services consistent with the operation thereof.

“Government Agencies” shall mean any legislative body, court, agency, authority, board (including, without limitation, health and long term care, environmental protection, planning and zoning), bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi governmental unit of the United States or the State or any county or any political subdivision of any of the foregoing, whether now or hereafter in existence, having jurisdiction over Tenant or the Leased Property or any portion thereof or the Business operated thereon.

“Hazardous Substances” shall mean any substance:

(a) the presence of which requires or may hereafter require notification, investigation or remediation under any federal, state or local statute, regulation, rule, ordinance, order, action or policy; or

(b) which is or becomes defined as a “hazardous waste”, “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” under any present or future federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) and the regulations promulgated thereunder; or

(c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, any state of the United States, or any political subdivision thereof; or

(d) the presence of which on the Leased Property causes or materially threatens to cause an unlawful nuisance upon the Leased Property or to adjacent properties or poses or materially threatens to pose a hazard to the Leased Property or to the health or safety of persons on or about the Leased Property, including without limitation molds/microbial organisms which affect health, indoor air quality and/or structural integrity; or

(e) without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; or

(f) without limitation, which contains polychlorinated biphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or

(g) without limitation, which contains or emits radioactive particles, waves or material; or

(h) without limitation, which constitutes materials which are now or may hereafter be subject to regulation pursuant to the Material Waste Tracking Act of 1988, or any Applicable Laws promulgated by any Government Agencies.

“HUD Materials” shall have the meaning given such term in Section 4.2.

“Immediate Family” shall mean, with respect to any individual, such individual’s spouse, parents, brothers, sisters, children (natural or adopted), stepchildren, grandchildren, grandparents, parents in law, brothers-in-law, sisters-in-law, nephews and nieces.

“Improvement Project” shall have the meaning given such term in Section 5.3.2.

“Incident” shall have the meaning given such term in Section 20.4.

“Indebtedness” shall mean all obligations, contingent or otherwise, which in accordance with GAAP should be reflected on the obligor’s balance sheet as liabilities.

“Initial Improvement Project” shall have the meaning given such term in Section 5.3.1.

“Initial Improvement Project Cap” shall have the meaning given such term in Section 5.3.1.

“Initial Landlord P&E” shall mean and refer to all P&E of any kind or description which are owned by Landlord and located on or in the Leased Improvements as of the date of the Original Lease, including, without limitation, those items enumerated on Exhibit A attached hereto and made a part hereof, but specifically excluding items of Tenant’s Personal Property.

“Initial Term” shall have the meaning given such term in Section 2.3.

“Insurance Requirements” shall mean all terms of any insurance policy, certificate or endorsement required by this Lease and all requirements of the issuer of any such policy and all orders, rules and regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon Landlord, Tenant or any of the Leased Property.

“Inventory” shall mean all inventories, as such term is customarily used and defined in its most broad and inclusive sense including, but not limited to, all inventories of merchandise, food, beverages and other consumables held by Tenant for sale or use at or from the Leased Property or in connection with the Business, and operating supplies, building and maintenance supplies and spare parts.

“Land” shall have the meaning given such term in Section 2.1(a).

“Landlord” shall have the meaning given such term in the preambles to this Lease and shall include its successors and assigns.

“Landlord Charges” shall have the meaning given such term in Section 3.4.6.

“Landlord’s Additional Investment” shall mean the sum of all costs of any repairs, maintenance, renovations or replacements pursuant to Section 4.2, Article 5, Article 10 or 11 hereof and all other expenditures made by Landlord in connection with the Leased Property which are (i) not paid out of the Capex Reserve, or (ii) in excess of the budgeted Capex Reserve Expenditures pursuant to Section 5.2.8 hereof.

“Landlord’s Additional Investment Rate” shall mean nine percent (9%).

“Landlords” shall mean, collectively, Landlord under this Lease and the “Landlords” under the Affiliated Leases.

“LBP” shall have the meaning given such term in Section 4.2.

“Lease” shall mean this Second Amended and Restated Lease Agreement, including all Exhibits and Schedules hereto, as it and they may be amended or restated from time to time as herein provided.

“Lease Year” shall mean any Fiscal Year during the Term and any partial Fiscal Year at the beginning or end of the Term.

“Leased Improvements” shall have the meaning given such term in Section 2.1(b).

“Leased Intangible Property” shall mean all transferable or assignable (a) governmental permits, including licenses (including any applicable and transferable liquor license) and authorizations, required for the construction, ownership and operation of the Leased Improvements, including without limitation, certificates of authority, certificates of occupancy, building permits, signage permits, site use approvals, zoning certificates, environmental and land use permits and any and all necessary approvals from state or local authorities and other approvals granted by any public body or by any private party pursuant to a recorded instrument relating to the Leased Improvements or the Land; (b) development rights, trade names (including without limitation the exclusive use of the trade name “Ancala Country Club” and any other trade name utilized in connection with the Leased Property, and all associated logos), telephone exchange numbers identified with the Leased Property (if any), web sites, credit records, labels, promotional literature (but only to the extent not included in Tenant’s Personal Property), security codes, all records and sales data, and any unexpired guaranties or warranties, relating to the Leased Property and/or the operation of the Business; and (c) certificates, licenses, warranties and guarantees and contracts, other than such permits, operating permits, certificates, licenses and approvals which are to be held by, or transferred to, Tenant in order to permit Tenant to operate such Leased Improvements properly and in accordance with the terms of this Lease. The term “Leased Intangible Property” shall specifically exclude items of Tenant’s Personal Property.

“Leased Properties” shall mean, collectively, the Leased Property and the Affiliated Leased Properties.

“Leased Property” shall have the meaning given such term in Section 2.1.

“Leases” shall mean, collectively, this Lease and the Affiliated Leases.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Leased Property or the maintenance, construction, alteration or operation thereof, whether now or hereafter enacted or in existence, including, without limitation, (a) all permits, licenses, authorizations, certificates and regulations necessary or required for the operation of the Leased Property for its Permitted Use, and (b) all covenants, agreements, declarations, restrictions and encumbrances contained in any instruments at any time in force affecting the Leased Property or to which Tenant has consented or which are required to be granted pursuant to Applicable Laws, including those which may (i) require material repairs, modifications or alterations in or to the Leased Property or (ii) in any way materially and adversely affect the use and enjoyment thereof, but excluding any requirements arising as a result of Landlord’s status as a real estate investment trust.

“Lien” shall mean any mortgage, security interest, pledge, collateral assignment, or other encumbrance, lien or charge of any kind, including but not limited to construction, mechanics’ and materialmen’s liens, or any transfer of property or assets for the payment of Indebtedness or performance of any other obligation in priority to payment of the obligor’s general creditors.

“Major Alterations” shall have the meaning given such term in Section 6.2.2.

“Materiality Threshold Period” shall have the meaning given such term in Section 17.7.

“Membership Documents” shall mean, collectively, the applications, membership agreements, bylaws, rules and regulations and other agreements, terms or provisions binding upon the members of the Golf Club and attached hereto as Exhibit H.

“Membership Revenue” shall mean “the net cash flow (whether positive or negative) consisting of: (i) cash received from sales of new Golf Club memberships, and conversions of existing Golf Club memberships to new Golf Club memberships (including deposits relating thereto) and fees relating to the transfer of existing Golf Club memberships, plus (ii) cash principal payments received on membership obligations incurred on or after the date of the Original Lease evidencing the financing of the purchase of new Golf Club memberships or the conversion on or after the date of the Original Lease of existing Golf Club memberships into new Golf Club memberships, less (iii) cash paid to cancel or recall existing Golf Club memberships and refunds of Golf Club membership sales, all as determined in accordance with the following methodology: under GAAP, Membership Revenue is not considered revenue and the Leased Property shall account for such cash flow as “cash provided by financing activities” in its statement of cash flow. Membership Revenue shall be included in Total Facility Revenues for purposes of calculating Additional Minimum Rent (if applicable) and the Applicable Capex Reserve Percentage.

“Membership Year” shall have the meaning given such term in Section 22.2.

“Minimum Rent” shall mean annual rent as defined and set forth in Section 3.2, subject to prorations and adjustments as set forth in Section 3.2.

“Minor Alterations” shall have the meaning given such term in Section 6.2.1.

“Mortgagee” shall mean the holder of any Facility Mortgage.

“Net Operating Income” shall mean the amount by which Total Facility Revenues under this Lease exceeds Operating Expenses under this Lease.

“Notice” shall mean a notice given in accordance with Section 23.10.

“Notice of Commencement” shall have the meaning given such term in Section 7.4.

“O&M Plan” shall have the meaning given such term in Section 4.2.

“Omnibus Agreement” shall mean that certain Amended and Restated Omnibus Lease Resolution Agreement among Landlords, certain Affiliates of Landlords, CLP Partners, CLP Lender, Tenant, PGMI and Munsch, as the same may be amended from time to time pursuant to the terms thereof.

“Operating Contracts” shall mean the various service agreements, equipment leases, purchase contracts and special event contracts, software licenses and information technology contracts, and other contracts utilized in the operation of the Business.

“Operating Expenses” means all those ordinary and necessary expenses incurred in the operation of the Business in accordance with this Lease, including all costs and expenses associated with the employees (including salaries, wages, bonuses and other compensation of all employees and their benefits, including life, medical and disability insurance and retirement benefits), the costs associated with permits and licenses, the cost of maintenance and utilities, administrative expenses, the costs of advertising, marketing and business promotion, all as determined in accordance with GAAP, any and all taxes, assessments, charges, levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees) and other impositions and charges of every kind and nature whatsoever, extraordinary as well as ordinary, foreseen or unforeseen, and each and every installment thereof which shall or may during or with respect to the Term accrue and be charged, laid, levied, assessed, or imposed upon, or arise in connection with, the use, occupancy, operation or possession of the Leased Property or Business conducted thereon, and all premiums and other charges to obtain the insurance policies required pursuant to the terms hereof, all as determined in accordance with GAAP. The term “Operating Expenses” shall expressly exclude any debt service for any Facility Mortgage or other financing obtained by Landlord in connection with the Leased Property.

“Original Lease” shall have the meaning given such term in the preambles to this Lease.

“Overdue Rate” shall mean, on any date, a per annum rate of interest equal to the maximum rate then permitted under applicable law.

“P&E” shall mean all items of personal property, as defined under the Model Uniform Commercial Code, including, but not limited to: (a) all equipment, machinery, fixtures, and other items of property, now or hereafter located on or permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air cooling and air conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, irrigation equipment and golf ball washing equipment, together with all replacements, modifications, alterations and additions thereto, all of which to the extent not otherwise constituting real property under Applicable Laws; (b) all furniture, furnishings, movable walls or partitions, computers or trade fixtures or other personal property of any kind or description used or useful in the Business on or in the Leased Improvements, and located on or in the Leased Improvements, and all modifications, replacements, alterations and additions to such personal property; (c) all global positioning systems and similar equipment; (d) all range balls and ball retrieval systems, including but not limited to any vehicle or apparatus used in connection therewith; (e) all rental clubs and other rental equipment offered through the golf pro shop or by the Golf Club; (f) all linen, china, glassware, tableware, uniforms and similar items, whether used in connection with public space or tenant rooms; (g) “Property and Equipment,” “P&E,” and “FF&E” (as such terms are customarily used and defined in the most broad and inclusive sense), as well as all other items included within the category of Inventory; (h) all replacements of or additions to items set forth in clause (a) through (g) above; and (i) the Initial Landlord P&E. The term “P&E” shall specifically exclude items of Tenant’s Personal Property.

“P&E Leases” shall have the meaning given such term in Section 7.1.

“P&E Replacements” shall mean all items of P&E purchased with funds from the Capex Reserve established under Article 5 of this Lease, or with insurance proceeds payable with respect to P&E or P&E Replacements (specifically excluding all insurance proceeds payable with respect to Tenant’s Personal Property) and all other items of P&E added and used at the Leased Property during the Term of this Lease (specifically excluding Tenant’s Personal Property), together with all leasehold improvements made by Tenant during the Term of this Lease to the extent not constituting real property affixed to the Land, whether purchased from the Capex Reserve or with other funds of Tenant, all subject to disposal and further replacement at the end of their useful lives.

“Parent” shall mean, with respect to any Person, any Person which directly, or indirectly through one or more Subsidiaries or Affiliates, (i) owns more than fifty percent (50%) of the voting or beneficial interest in, or (ii) otherwise has the right or power (whether by contract, through ownership of securities or otherwise) to Control, such Person.

“Parent Guaranty” shall mean that certain Guaranty Agreement, dated as of October 29, 2008, executed by PGMI in favor of Landlord with respect to Tenant’s obligations under this Lease, as the same may be amended.

“Permits” means all licenses, permits and certificates required by Applicable Laws for the ownership, operation, use or occupancy of the Leased Property or the Business, including, without limitation, liquor licenses, business licenses, state and local health and environmental department licenses, any other licenses required in connection with the operation of the Leased Property for the Permitted Use, food service licenses, licenses to conduct business and all such other permits, licenses and rights, obtained from any governmental, quasi governmental or private person or entity whatsoever.

“Permitted Encumbrances” shall mean (a) all rights, restrictions, and easements of record set forth on Exhibit C attached hereto and made a part hereof, (b) to the extent not referenced on Exhibit C, any mortgage and other documents of record relating to a Facility Mortgage, and (c) any other such encumbrances as may have been consented to in writing by Landlord from time to time in accordance with the terms of Section 2.6 hereof.

“Permitted Renovations” shall have the meaning given such term in Section 6.2.

“Permitted Use” shall have the meaning given such term in Section 4.1.1.

“Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

“PGMI” shall mean Premier Golf Management, Inc., a Delaware corporation and Parent of Tenant.

“Prior Employees” shall have the meaning given such term in Section 23.7.

“Project Cost Reduction Amount” shall have the meaning given such term in Section 5.3.1.

“Refundable Membership Deposit(s)” shall have the meaning given such term in Section 22.1.

“REIT” shall have the meaning given such term in Article 15.

“REIT Personal Property Limitation” shall have the meaning given such term in Section 15.1.

“Release” shall have the meaning given such term in Section 4.2.

“Rent” shall mean, collectively, Minimum Rent, Additional Minimum Rent (if applicable) and Additional Charges.

“SEC” shall mean the Securities and Exchange Commission.

“Seller” shall mean, individually or collectively as the context requires, American Golf Corporation, a California corporation, NGP Realty Sub, L.P., a Delaware limited partnership, Shandin Hills Golf Club, Inc., a California corporation, and Golf Enterprises, Inc., a Kansas corporation.

“Severe Incident” shall have the meaning given such term in Section 20.4.

“Significant Property Damage” shall have the meaning given such term in Section 20.4.

“Site Development” shall have the meaning given such term in Section 4.2.

“State” shall mean the State in which the Land is located.

“Subsidiary” shall mean, with respect to any Person, any Entity in which such Person directly, or indirectly through one or more Subsidiaries or Affiliates, (a) owns more than fifty percent (50%) of the voting or beneficial interest or (b) which such Person otherwise has the right or power to Control (whether by contract, through ownership of securities or otherwise).

“Tax and Insurance Account” shall have the meaning given such term in Section 8.3.

“Tax and Insurance Escrow Amount” shall have the meaning given such term in Section 8.3.

“Tenant” shall mean the entity identified in the preamble to this Lease and shall include its successors and assigns expressly permitted hereunder.

“Tenant’s Golf Operating Business” shall mean the operation of (i) the Business conducted on the Land, and (ii) the golf course and country club facilities, fitness and spa facilities, member lodging facilities, retail operations, food and beverage operations and athletic facilities operated as a part thereof, of Tenant and/or its Affiliates, now or hereafter acquired.

“Tenant’s Personal Property” shall mean any specific items of P&E listed on Exhibit D attached hereto (collectively, the “Initial Tenant Personal Property”), or which are hereafter acquired by Tenant with its own funds after the date of the Original Lease, or replacements for such items, or items of intangible property owned by Tenant prior to the date of the Original Lease, including any proprietary software or systems of Tenant, but specifically excluding (i) any proprietary software or systems acquired by Tenant after the date of the Original Lease for the benefit and operation of the Business, and specifically excluding any property purchased with funds from the Capex Reserve established under Section 5.2, and (ii) any and all personal property of Tenant utilized or owned by Tenant and located at Comparable Golf Course Facilities, at its corporate offices, or at any other property owned, managed or leased by Tenant or its Affiliates.

“Term” shall mean, collectively, the Initial Term and the Extended Terms, unless sooner terminated pursuant to the provisions of this Lease.

“Total Additional Minimum Rent” shall have the meaning given such term in Section 3.3.1.

“Total Facility Revenues” shall mean, for the applicable period of time, but without duplication, all gross revenues and receipts of every kind derived by or for the benefit of Tenant, or its Affiliates, from operating or causing the operation of the Leased Property and all parts thereof allocated over the period in which the revenues are earned and realized (for example, annual dues prepaid in advance shall be allocated and included on a 1/12th basis for each Accounting Period), including, but not limited to: Membership Revenue, greens fees, guest fees, tournament fees, initiation fees, dues, cart rental or fees, club rental or other equipment rental or fees, driving range fees, commissions earned from golf or swimming instruction or lesson fees (excluding the portion thereof collected by Tenant on behalf of independent instructors), and handicap and locker room fees; license, lease and concession fees and rentals; parking fees; income from vending machines; food and beverage sales; retail sales of merchandise (other than proceeds from the sale of furnishings, fixtures and equipment no longer necessary to the operation of the Business, which shall be deposited in the Capex Reserve); and service charges; provided, however, that Total Facility Revenues shall not include the following: (i) gratuities or service charges or other similar receipts which are to be paid to employees or persons occupying similar positions for performing similar duties; (ii) employee tax, insurance or other benefit withholdings; (iii) federal, state or municipal excise, sales, use admission, gross receipt, value added, entertainment or other similar taxes included as part of the sales price of any goods or services; which are payable to governmental authorities; (iv) late fees and interest; (v) insurance proceeds (unless attributable to loss of business revenue i.e., business interruption proceeds); including proceeds of insurance or credits received in settlement for loss, theft, or damage to property related to or used on the Leased Property and proceeds of insurance received with respect to rent loss, use and occupancy; (vi) condemnation proceeds or awards; (vii) any proceeds from the sale of Tenant’s Personal Property or any sale of the Leased Property or from the refinancing of any debt encumbering the Leased Property; (viii) proceeds from the disposition of furnishings, fixture and equipment no longer necessary for the operation of the Business; (ix) interest which accrues on amounts deposited in the Capex Reserve; (x) membership deposits/initiation fees forfeited and not refunded; and (xi) any amounts recovered in any legal actions or proceedings, or settlements thereof, arising out of the operation of the Leased Property (unless the amount received would have otherwise constituted revenue).

“Total Facility Revenues Threshold” shall mean (i) with respect to Fiscal Year 2012, the aggregate sum of Fifty-Three Million Ninety-Four Thousand and No/100 Dollars ($53,094,000.00) for the period commencing on April 1, 2012 and ending December 31, 2012, (ii) with respect to Fiscal Year 2013, the aggregate sum of Seventy-Two Million One Hundred Eleven Thousand and No/100 Dollars ($72,111,000.00), (iii) with respect to Fiscal Year 2014, the aggregate sum of Seventy-Three Million Six Hundred Sixty-Five Thousand and No/100 Dollars ($73,665,000.00), and (iv) commencing Lease Year 2015, the Total Facility Revenues Threshold shall increase annually by an amount equal to the greater of (a) the product obtained by multiplying the Total Facility Revenues Threshold then in effect times two percent (2%), and (b) the product obtained by multiplying the Total Facility Revenues Threshold then in effect times the then annual percentage increase in CPI; provided, however, with respect to the last Fiscal Year of this Lease, the amount of the Total Facility Revenues Threshold shall be prorated in accordance with the number of calendar days in such partial Fiscal Year.

“Transfer of Tenant” shall have the meaning given such term in Section 16.2.

“Trust Assumption Agreement” shall mean that certain Amended and Restated Membership Deposit Assumption Agreement dated September 14, 2002, by and between Seller and the Trusts related to the obligations of the Trusts with respect to certain Refundable Membership Deposits, as the same may be amended or assigned.

“Trusts” shall mean, collectively, the David G. Price Trust dated March 5, 1998 and the Dallas P. Price Trust dated May 14, 1998.

“Unfunded Capex Reserve Expenditures” shall have the meaning given such term in Section 5.2.8.

“Unsuitable for Its Permitted Use” shall mean a state or condition of the Leased Property such that following any taking, condemnation, damage or destruction involving the Leased Property, the Leased Property cannot be operated, in the reasonable judgment of Landlord after consultation with Tenant, on a commercially practicable basis for its Permitted Use, and it cannot reasonably be expected to be restored to substantially the same condition as existed before such damage or destruction and as is otherwise required by Article 10 within (i) twelve (12) months following such damage or destruction, or (ii) eighteen (18) months following such damage or destruction in the event that Tenant has extended the term of the business interruption insurance to pay at least eighteen (18) months of Rent for the benefit of Landlord or provides other reasonably acceptable security for any uninsured portion of the eighteen (18) months of Rent.

“Working Capital” shall mean funds that are reasonably necessary and used in the day-to-day operation of the Leased Properties, including, without limitation, amounts sufficient for the maintenance of change and petty cash funds, amounts deposited in operating bank accounts, receivables, amounts deposited in payroll accounts and prepaid expenses and all funds required to maintain Inventory, less accounts payable and accrued current liabilities.

ARTICLE 2

LEASED PROPERTY AND TERM

2.1 Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord all of Landlord’s right, title and interest in and to all of the following (collectively, the “Leased Property”):

(a) all that certain tract, piece and parcel of land, as more particularly described in Exhibit E, attached hereto and made a part hereof (the “Land”);

(b) all buildings, structures and other improvements located on the Land, including, without limitation, the Golf Course Facilities and all other improvements located on the Land, and all fixtures attached to and forming a part of the Land, including, without limitation, all roofs, plumbing systems, electric systems and HVAC systems, roadways, alleyways, parking areas and facilities, landscaping, sidewalks, curbs, connecting tunnels, utility pipes, irrigation systems, conduits and lines (on site and off site) appurtenant to or presently situated upon the Land (collectively, the “Leased Improvements”);

(c) all appurtenances, hereditaments, easements, and all other rights, privileges and entitlements, if any, belonging to or running with the Land;

(d) all right, title and interest of Landlord, if any, in and to all water rights, water allocations and water stock associated with irrigating and/or draining the Golf Club, which may be leased or assigned by Landlord to Tenant;

(e) all Initial Landlord P&E and P&E Replacements;

(f) all of the Leased Intangible Property; and

(g) all other interests of Landlord in any property located at the Leased Property or used in connection with the operation of the Business heretofore conveyed to or acquired by Landlord.

2.2 Condition of Leased Property; “AS IS, WHERE IS”. TENANT ACKNOWLEDGES AND AGREES, THAT, EXCEPT AS EXPRESSLY MADE BY LANDLORD IN THIS LEASE, LANDLORD IS NOT MAKING AND SPECIFICALLY DISCLAIMS ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASED PROPERTY, THE BUSINESS, OR ANY OF THE OTHER ITEMS INCLUDING, BUT NOT LIMITED TO, WARRANTIES OR REPRESENTATIONS AS TO MATTERS OF TITLE, ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITIONS INCLUDING WEATHER-RELATED CONDITIONS, AVAILABILITY OF ACCESS, INGRESS OR EGRESS, WATER RIGHTS OR ENTITLEMENTS, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, GOVERNMENTAL REGULATIONS, THE VALUE, CONDITION, MERCHANTABILITY, MARKETABILITY, PROFITABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE.

TENANT AGREES THAT TENANT HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF LANDLORD OR ANY AGENT OF LANDLORD OR OTHER THIRD PARTY, INCLUDING ANY REAL ESTATE BROKER OR AGENT, EXCEPT AS EXPRESSLY MADE BY LANDLORD IN THIS LEASE. TENANT REPRESENTS THAT IT IS RELYING ON ITS OWN EXPERTISE AND THAT OF TENANT’S CONSULTANTS, AND THAT TENANT WILL CONDUCT INSPECTIONS AND INVESTIGATIONS OF THE LEASED PROPERTY, THE BUSINESS AND THE OTHER ITEMS INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND SHALL RELY UPON SAME, AND SHALL ASSUME THE RISK THAT ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS MAY NOT HAVE BEEN REVEALED BY TENANT’S INSPECTIONS AND INVESTIGATIONS. TENANT ACKNOWLEDGES AND AGREES THAT LANDLORD HAS LEASED TO TENANT AND TENANT ACCEPTS THE LEASED PROPERTY, THE BUSINESS AND ANY OTHER ITEMS LEASED HEREBY “AS IS WHERE IS,” WITH ALL FAULTS, AND EXCEPT AS SET FORTH IN THIS LEASE THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS COLLATERAL TO OR AFFECTING THE LEASED PROPERTY BY LANDLORD, ANY AGENT OF LANDLORD OR ANY THIRD PARTY. THE TERMS AND CONDITIONS OF THIS SECTION SHALL EXPRESSLY SURVIVE THE TERMINATION OF THIS LEASE.

2.3 Initial Term. The initial term of this Lease (the “Initial Term”) shall terminate and expire at 11:59 p.m. on January 31, 2029.

2.4 Extended Terms. Tenant shall have and is hereby granted four (4) option(s) to extend this Lease for an additional five (5) years each (each, an “Extended Term”), upon the terms, covenants, conditions and rental as set forth herein, provided (a) there exists no continuing Event of Default hereunder or under any Affiliated Lease, or an Event of Default hereunder or under any Affiliated Lease, which Tenant has had an opportunity but failed to cure as provided hereunder, at the commencement of the respective Extended Term, and (b) Tenant concurrently elects to extend all Affiliated Leases. Subject to the foregoing proviso, the Term shall automatically extend into each Extended Term unless, prior to such date that is twelve (12) months prior to the respective expiration of the Initial Term of this Lease, or of the then applicable Extended Term, Tenant provides to Landlord written notice that Tenant is terminating this Lease as of the expiration of the Initial Term or the Extended Term, as the case may be.

2.5 Yield Up. Tenant shall, on or before the last day of the Term or upon the sooner termination thereof, peaceably and quietly surrender and deliver to Landlord the Leased Property, including, without limitation, all Leased Improvements and P&E and all additions thereto and replacements thereof made from time to time during the Term, together with and including, without limitation, the P&E Replacements, in good order, condition and repair, reasonable wear and tear excepted, and free and clear of all Liens and encumbrances (other than Permitted Encumbrances, Liens or encumbrances in favor of or granted by Landlord, and any other encumbrances expressly permitted under the terms of this Lease), and Tenant shall fully cooperate with Landlord in transferring, to the extent transferable under Applicable Laws and without consideration or fee, any of Tenant’s Permits, specifically including, without limitation, any liquor licenses, which Landlord determines, in its sole and absolute discretion, would be necessary or appropriate to continue to operate the Leased Property for its Permitted Use. Tenant acknowledges that both the Initial Landlord P&E described on Exhibit A attached hereto and consumable items of Inventory located at the Leased Property as of the date of the Original Lease may be completely consumed and/or otherwise disposed of in the course of operation of the Leased Property during the Term of this Lease. Tenant agrees that, at the expiration or earlier termination of this Lease, Tenant shall fully restore the Initial Landlord P&E, inclusive with and after consideration of all P&E Replacements which will become the property of Landlord, to at least the approximate types and amounts (with reasonably equivalent value) as shown on Exhibit A, subject to ordinary wear and tear, and shall fully restore an adequate supply of Inventory consistent with the full stocking levels at the applicable time of the Fiscal Year to be maintained by Tenant pursuant to this Lease. At the expiration or earlier termination of this Lease, Tenant shall (i) retain all accounts receivables from its operation of the Property and Business subject to and net of the amounts of such receivables due to Landlord or to the Capex Reserve pursuant to the terms hereof, and (ii) remain liable for the payment of accounts payable which have accrued as of such time.

2.6 Grant of Easements, Etc. by Landlord. Landlord may from time to time, after consultation with Tenant, at the reasonable request of any third party or as requested or required by any Government Agencies, at Landlord’s cost and expense: (i) grant easements and other rights in the nature of easements; (ii) release existing easements or other rights in the nature of easements which are for the benefit of the Leased Property; (iii) dedicate or transfer unimproved portions of the Leased Property for road, highway or other public purposes; (iv) execute petitions to have the Leased Property annexed to any municipal corporation or utility district; (v) execute amendments to any covenants and restrictions affecting the Leased Property; and (vi) execute and deliver to any person any instrument appropriate to confirm or effect such grants, releases, dedications and transfers (to the extent of its interest in the Leased Property), provided that in no event shall any instrument requested materially impair or diminish Tenant’s use of the Leased Property or adversely affect in any material respect the operation, value or financial viability of the Business. Landlord shall provide Tenant with copies of any such executed documents.

ARTICLE 3

RENT

3.1 Rent. Subject to the terms and conditions of this Lease, Tenant shall pay in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, without offset, abatement, demand or deduction (unless otherwise expressly provided in this Lease), Rent, together with all applicable sales, use or excise tax thereon now or hereafter applied to rental receipts by the State in which the Land is located (but expressly excluding all federal, state or local taxes on net income or net worth, estate, succession, inheritance, value added or transfer taxes of Landlord or similar tax or charge or substitutes therefor), to Landlord during the Term except as otherwise provided herein at the address to which notices to Landlord are to be given or to such other party or to such other address as Landlord may designate from time to time by written notice to Tenant. All payments to Landlord shall be made by wire transfer of immediately available federal funds or by other means acceptable to Landlord in its sole discretion and all such payments shall, upon receipt by Landlord, be and remain the sole and absolute property of Landlord. If Landlord shall at any time accept any such Rent or other sums after the same shall become due and payable, or any partial payment of Rent, such acceptance shall not excuse a delay upon subsequent occasions, or constitute or be construed as a waiver of any of Landlord’s rights hereunder.

3.2 Minimum Rent. Tenant shall pay annual base minimum rent (“Minimum Rent”) for the Leased Property to Landlord in equal monthly installments in advance, on the first (1st) Business Day of each Accounting Period. If applicable, the first payment of Minimum Rent and the last payment of Minimum Rent shall be prorated on a per diem basis; provided, however, that for purposes of Minimum Rent, any prorated payment for any partial Accounting Period prior to the first full Accounting Period shall be prorated based upon the installment of Minimum Rent payable for the first full Accounting Period, and any prorated Rent at the end of the Term shall be prorated based upon the installment of Minimum Rent payable for the last full Accounting Period.

3.2.1 Calculation of Minimum Rent. Subject to proration as set forth above, Tenant shall pay Minimum Rent during each Accounting Year of the Term of this Lease in the amounts, and calculated in accordance with the formula, set forth on Exhibit B attached hereto and made a part hereof.

3.3 Additional Minimum Rent. In addition to and not in lieu of Minimum Rent, Tenant shall pay additional minimum rent described in this Section 3.3 (“Additional Minimum Rent”) to Landlords under the Leases, on an annual basis, for each Fiscal Year or portion thereof.

3.3.1 Calculation of Additional Minimum Rent. In the event that there are Excess Total Facility Revenues for any Fiscal Year during the Term, Tenant shall pay to Landlords, as Additional Minimum Rent, an amount equal to ten percent (10%) of such Excess Total Facilities Revenues (all Additional Minimum Rent due and payable pursuant to the foregoing shall be referred to herein as “Total Additional Minimum Rent”). The Total Additional Minimum Rent payment for each Fiscal Year each, an “Annual Additional Minimum Rent Payment” shall be due and payable in arrears within sixty (60) days after the end of each Fiscal Year during the Term.

3.3.2 Annual Reconciliation of Additional Minimum Rent. Tenant shall, no later than sixty (60) days following the end of each Fiscal Year during the Term hereof furnish to Landlord for such Fiscal Year a complete statement (the “Annual Operations Statement”) certified true and correct by the Chief Financial Officer of Tenant (or of Tenant’s managing member or manager, as applicable) setting forth, with respect to such Fiscal Year in reasonable detail the Total Facility Revenues, the Total Additional Minimum Rent and the Annual Additional Minimum Rent Payment for such Fiscal Year. If the Annual Operations Statement for any Fiscal Year indicates that the Annual Additional Minimum Rent Payment theretofore made with respect to such Fiscal Year pursuant to Section 3.3.1 exceeds the Total Additional Minimum Rent due for such Fiscal Year, Landlord shall credit such overpayment against the next installment or installments of Minimum Rent falling due (or will pay the amount of such overpayment to Tenant if this Lease shall have terminated other than by reason of Tenant’s default or if Landlord so elects to do so). If, on the other hand, the Annual Operations Statement indicates that the Annual Additional Minimum Rent Payment theretofore made with respect to such Fiscal Year is less than the Total Additional Minimum Rent due for such Fiscal Year, then Tenant shall pay the deficit amount to Landlord concurrently with the submission of the Annual

Operations Statement. Interest shall accrue on payments pursuant to this paragraph at the Disbursement Rate from the date when first due and payable until the date when the adjusted amount is fully paid in the manner as set forth above, except to the extent of de minimis adjustments of not more than ten percent (10%) of the amount initially paid.

3.3.3 Landlord Audit of Annual Operations Statement. Notwithstanding the foregoing, Landlord at its own expense, except as provided hereinbelow, shall have the right, exercisable by Notice to Tenant given within Three Hundred Sixty-Five (365) days after receipt of the applicable Annual Operations Statement, by its accountants or representatives, to commence within such 365-day period an audit of the information set forth in such Annual Operations Statement and, in connection with such audit, to examine all of Tenant’s books and records with respect thereto (including supporting data and sales and excise tax returns); provided, however, if Landlord reasonably believes Tenant has intentionally misrepresented Total Facility Revenues, the Excess Total Facility Revenues and/or the Total Additional Minimum Rent on any such Annual Operations Statement, the said 365-day period shall commence to run on the date Landlord obtains credible evidence that Tenant has intentionally misrepresented Total Facility Revenues, the Excess Total Facility Revenues and/or the Total Additional Minimum Rent on any such Annual Operations Statement. If Landlord does not commence an audit within such 365-day period, such Annual Operations Statement shall be deemed to be accepted by Landlord as correct. Landlord shall use commercially reasonable efforts to complete any such audit as soon as practicable. Landlord shall provide a copy of such audit to Tenant within ten (10) days after its completion. Landlord and Tenant shall thereafter proceed in good faith to resolve any disputes regarding the results of such audit. If following the resolution of any such disputes such audit discloses a deficiency in the payment of Total Additional Minimum Rent, Tenant shall forthwith pay to Landlord the amount of the deficiency, together with interest at the Disbursement Rate from the date such payment should have been made to the date of payment therefore. If such deficiency is more than three percent (3%) of the Total Facility Revenues reported by Tenant for such Fiscal Year, Tenant shall also pay the costs of or immediately reimburse Landlord for the reasonable cost of such audit and examination. If such audit discloses an overpayment of Total Additional Minimum Rent, Landlord shall, at Landlord’s option, either (a) pay to Tenant the amount of such overpayment less the cost of the audit within ten (10) calendar days following the determination of the amount of such overpayment or (b) offset the amount of such overpayment less the cost of the audit against the installment(s) of Minimum Rent next coming due; provided in the event this Lease has terminated, Landlord shall pay Tenant the amount of such overpayment as set forth in (a) above.

3.4 Additional Charges. In addition to the Minimum Rent and Additional Minimum Rent payable hereunder, Tenant shall pay to the appropriate parties and discharge as and when due and payable hereunder the following (collectively the “Additional Charges”):

3.4.1 Taxes and Assessments. Tenant shall pay or cause to be paid all taxes and assessments required to be paid pursuant to Article 8.

3.4.2 Utility Charges. Tenant shall be liable for and shall promptly pay directly to the utility company all deposits, charges and fees (together with any applicable taxes or assessments thereon) when due for water, gas, electricity, air conditioning, heat, septic, sewer, refuse collection, telephone and any other utility charges, impact fees, or similar items in connection with the use or occupancy of the Leased Property. Landlord shall not be responsible or liable in any way whatsoever for the quality, quantity, impairment, interruption, stoppage, or other interference with any utility service, including, without limitation, water, air conditioning, heat, gas, electric current for light and power, telephone, or any other utility service provided to or serving the Leased Property. No interruption, termination or cessation of utility services shall relieve Tenant of its duties and obligations pursuant to this Lease, including, without limitation, its obligation to pay all Rent as and when the same shall be due hereunder. Notwithstanding the foregoing, Landlord hereby agrees to execute any reasonable documentation and to otherwise reasonably cooperate with Tenant, at Tenant’s sole cost and expense, in taking any action necessary or required by any utility provider to obtain or restore utility service at the Leased Property.

3.4.3 Insurance Premiums. Tenant shall pay or cause to be paid all premiums for the insurance coverage required to be maintained pursuant to Article 9.

3.4.4 Permits. Tenant shall pay or cause to be paid all fees, dues and charges of any kind which are necessary in order to acquire and keep in effect and good standing all Permits required for operation of the Leased Property in accordance with the terms of Article 4. Tenant shall maintain, in Tenant’s name, those Permits related to the operation of the Leased Property, except those required by Applicable Laws to be maintained by Landlord and which cannot be assigned to or maintained by Tenant, or those otherwise agreed by Landlord and Tenant to be maintained by Landlord. Notwithstanding the foregoing, in the event of the expiration or earlier termination of this Lease, Tenant shall assign, transfer or otherwise convey any Permits maintained in Tenant’s name to Landlord or Landlord’s designee, to the extent not prohibited by Applicable Laws.

3.4.5 Sales Tax. Simultaneously with each payment of Rent and Additional Charges hereunder, Tenant shall pay to Landlord the amount of any applicable sales, use, excise or similar or other tax on any such Rent and Additional Charges, whether the same be levied, imposed or assessed by the State in which the Leased Property is located or any Governmental Agencies, but specifically excluding any federal, state or local taxes, franchise taxes, capital, estate, succession, inheritance, value added, or similar tax or charge or substitute therefore, imposed on Landlord’s net income. Landlord shall, upon written request by Tenant, provide to Tenant on an annual basis such reasonable information in Landlord’s possession or control as shall be necessary to enable Tenant to pay such tax.

3.4.6 Other Charges. Tenant shall pay or cause to be paid all other amounts, liabilities and obligations arising in connection with Tenant’s use, occupation or operation of the Leased Property, except for (i) debt service or any related costs and expenses in connection with any Indebtedness of Landlord, (ii) Landlord’s federal, state or local taxes, franchise taxes, capital, estate, succession, inheritance, value added, or similar tax or charge or substitute therefor, with respect to the Rent and other amounts received by Landlord under this Lease, or (iii) those obligations expressly stated not to be an obligation of Tenant pursuant to this Lease (collectively, “Landlord Charges”).

3.4.7 Penalties and Interest; Filing. Tenant shall pay or cause to be paid every fine, penalty, interest and cost which may be added for non payment or late payment of the items referenced in this Section 3.4. Tenant shall prepare and file at its expense, to the extent required or permitted by Applicable Laws, all tax returns and other reports in respect of any Additional Charge as may be required by Government Agencies.

3.5 Landlord Advances. Except as specifically provided otherwise in this Lease, if Tenant does not pay or discharge all Additional Charges when due, and provide proof of payment if requested by Landlord or, in the alternative, proof of Tenant’s contest of said Additional Charges and, in such case, a bond or other security as reasonably required by Landlord in its sole discretion to cover any lien filed against the Leased Property or other liability affecting the Leased Property related to the contest of the Additional Charges, Landlord shall have the right but not the obligation to pay such Additional Charges on behalf of Tenant. If Landlord shall make any such expenditure for which Tenant is responsible or liable under this Lease, or if Tenant shall become obligated to Landlord under this Lease for any other sum besides Minimum Rent or Additional Minimum Rent as hereinabove provided, the amount thereof shall be deemed to constitute an Additional Charge and shall be due and payable by Tenant to Landlord, together with interest at the Overdue Rate and all applicable sales or other taxes thereon, if any, simultaneously with the next succeeding monthly installment of Minimum Rent or at such other time as may be expressly provided in this Lease for the payment of the same.

3.6 Late Payment of Rent. If Tenant fails to make any payment of Rent on or before the fifth (5th) Business Day after the date such payment is due and payable, Tenant shall pay to Landlord an administrative late charge of five percent (5%) of the amount of such payment. In addition, such past due payment shall bear interest at the Overdue Rate from the date first due until paid. Such late charge and interest shall constitute an Additional Charge and shall be due and payable with the next installment of Rent due hereunder.

3.7 Net Lease. Landlord and Tenant acknowledge and agree that both parties intend that this Lease shall be and constitute what is generally referred to in the real estate industry as a “triple net” or “absolute net” lease, such that Tenant shall be obligated hereunder to pay all costs and expenses incurred during the Term with respect to, and associated with, the Leased Property and all personal property thereon and therein and the Business operated thereon and therein, including, without limitation, all taxes and assessments, utility charges, insurance costs, maintenance costs and repair, replacement and restoration expenses (all as more particularly herein provided), together with any and all other assessments, charges, costs and expenses of any kind or nature whatsoever related to, or associated with, the Leased Property, the use, occupation or operation thereof, and the Business operated thereon and therein, other than Landlord’s financing costs and expenses and related debt service; provided, however, that Landlord shall nonetheless be obligated to pay Landlord’s federal, state or local taxes, franchise taxes, capital, estate, succession, inheritance, value added, or similar tax or charge or substitute therefor with respect to the Rent and other amounts received by Landlord under this Lease. Except as expressly provided herein, Landlord shall bear no cost or expense of any type or nature with respect to, or associated with, the Leased Property, or the use, occupation or operation thereof. Except to the extent otherwise expressly provided in this Lease, it is agreed and intended that Rent payable hereunder by Tenant shall be paid without notice, demand, counterclaim, set off, deduction or defense and without abatement, suspension, deferment, diminution or reduction and that Tenant’s obligation to pay Rent throughout the Term is absolute and unconditional and the respective obligations and liabilities of Tenant and Landlord hereunder shall in no way be released, discharged or otherwise affected for any reason, including without limitation: (a) any defect in the condition, merchantability, design, quality or fitness for use of the Leased Property or any part thereof, or the failure of the Leased Property to comply with Applicable Laws, including any inability to occupy or use the Leased Property by reason of such non compliance; (b) any damage to, removal, abandonment, salvage, loss, Condemnation, theft, scrapping or destruction of or any requisition or taking of the Leased Property or any part thereof, or any environmental condition on the Leased Property or any property in the vicinity of the Leased Property; (c) any restriction, prevention or curtailment of or interference with any use of the Leased Property or any part thereof, including eviction; (d) any defect in title to or rights to the Leased Property or any Lien on such title or rights to the Leased Property; (e) any change, waiver, extension, indulgence or other action or omission or breach in respect of any obligation or liability of or by any Person; (f) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceedings relating to Tenant or any other Person or any action taken with respect to this Lease by any trustee or receiver of Tenant or any other Person or by any court, in any such proceedings; (g) any right or claim that Tenant has or might have against any Person, including, without limitation, Landlord or any vendor, manufacturer or contractor of or for the Leased Property (other than a claim resulting from any willful misconduct or gross negligence of Landlord); (h) any failure on the part of Landlord or any other Person to perform or comply with any of the terms of this Lease, or of any other agreement; (i) any invalidity, unenforceability, rejection or disaffirmance of this Lease by operation of law or otherwise against or by Tenant or any provision hereof; (j) the impossibility of performance by Tenant or Landlord, or both; (k) any action by any court, administrative agency or other Government Agencies; (l) any interference, interruption or cessation in the use, possession or quiet enjoyment of the Leased Property or otherwise; or (m) any other occurrence whatsoever whether similar or dissimilar to the foregoing, whether foreseeable or unforeseeable, and whether or not Tenant shall have notice or knowledge of any of the foregoing. Except as specifically set forth in this Lease, this Lease shall be non cancelable by Tenant for any reason whatsoever and, except as expressly provided in this Lease, Tenant, to the extent now or hereafter permitted by Applicable Laws, waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Lease or to any diminution, abatement or reduction of Rent payable hereunder. Except as specifically set forth in this Lease, under no circumstances or conditions shall Landlord be expected or required to make any payment of any kind hereunder or have any obligations with respect to the use, possession, control, maintenance, alteration, rebuilding, replacing, repair, restoration or operation of all or any part of the Leased Property, so long as the Leased Property or any part thereof is subject to this Lease, and Tenant expressly waives the right to perform any such action at the expense of Landlord pursuant to any law.

3.8 No Abatement of Rent. No abatement, diminution or reduction (a) of Rent, charges or other compensation, or (b) of Tenant’s other obligations hereunder shall be allowed to Tenant or any Person claiming under Tenant, under any circumstances or for any reason whatsoever and to the maximum extent permitted by Applicable Laws, Tenant hereby waives the application of any local or state statutes, land rules, regulations or ordinance providing to the contrary.

ARTICLE 4

USE OF THE LEASED PROPERTY

4.1 Permitted Use.

4.1.1 Permitted Use. Tenant covenants and agrees that it shall, throughout the Term of this Lease, continuously use and occupy the Leased Property solely and exclusively as a Golf Course Facility in a manner consistent with Comparable Golf Course Facilities in the County in which the Leased Property is located, and for such other uses as may be necessary or incidental to such use and to the operation thereof, with appropriate amenities for the same and for no other purpose without interruption except for (a) Force Majeure Events, (b) closures reasonably required due to repairs or maintenance by third parties having a right to do so pursuant to any Permitted Encumbrance, or (c) other minimum necessary interruptions in respect to portions of the Leased Property for periods provided herein for repairs, renovations, replacements and rebuilding all of which shall be carried out pursuant to, and in accordance with the applicable provisions of this Lease (the foregoing being referred to as the “Permitted Use”). Without the prior written consent of Landlord, no Affiliate of Tenant may be a subtenant or concessionaire in the Leased Property, provided that, notwithstanding the foregoing, Tenant shall be entitled to enter into a sublease, concession agreement or other similar agreement with an Affiliate of Tenant for the purpose of procuring, holding and utilizing a license to serve alcoholic beverages on the Leased Property (the “Beverage Affiliate”). No use shall be made or permitted to be made of the Leased Property and no acts shall be done thereon which will cause the cancellation of any insurance policy covering the Leased Property or any part thereof (unless another adequate policy is available), nor shall Tenant sell or otherwise provide or permit to be kept, used or sold in or about the Leased Property any article which may be prohibited by law or by the standard form of fire insurance policies, or any other insurance policies required to be carried hereunder, or fire underwriter’s regulations. Tenant shall, at its sole cost, comply with all Insurance Requirements. Tenant shall not take or omit to take any action, the taking or omission of which materially impairs the value or the usefulness of the Leased Property or any part thereof for its Permitted Use, or causes the Leased Property to no longer be considered or generally recognized as a Comparable Golf Course Facility. In addition, Tenant shall not take or omit to take any action, the taking or omission of which will cause the Membership Documents in effect, if any, to terminate or which will entitle the members thereof to terminate their memberships, except as otherwise permitted thereunder.

4.1.2 Necessary Approvals. Tenant shall maintain and shall cause Beverage Affiliate to maintain, as applicable, in good standing all Permits and approvals necessary to use and operate, for its Permitted Use, the Leased Property and the Business operated thereon under Applicable Laws and shall provide to Landlord a copy of any documents or information pertaining to said Permits and approvals upon Landlord’s request. Landlord shall, at no cost or liability to Landlord, reasonably cooperate with Tenant in this regard, limited to executing all applications and consents reasonably required to be signed by Landlord in order for Tenant or Beverage Affiliate, as applicable, to obtain and maintain such approvals.

4.1.3 Lawful Use, Etc. Tenant shall not use or suffer or permit the use of the Leased Property or Tenant’s Personal Property, if any, for any unlawful purpose. Tenant shall not commit or suffer to be committed any waste on the Leased Property nor shall Tenant cause or permit any unlawful nuisance thereon or therein. Tenant shall not suffer nor permit the Leased Property, or any portion thereof, to be used in such a manner as to (a) impair Landlord’s title thereto or to any portion thereof, (b) allow a claim or claims for adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof, or (c) result in a material, negative change in its quality or condition.

4.1.4 Compliance with Legal Requirements. Tenant shall at all times at its sole cost and expense, keep, maintain and operate the Leased Property in compliance with all Legal Requirements. Tenant agrees to provide Landlord with Notice of any and all notices, orders or other communications relating to Legal Requirements affecting the Leased Property which is or are enacted, passed, promulgated, made, issued or adopted, a copy of which is served upon or received by Tenant or Beverage Affiliate, or a copy of which is posted on or fastened or attached to the Leased Property, within five (5) Business Days after service, receipt, posting, fastening or attaching. At the same time, Tenant will inform Landlord as to the work or steps which Tenant proposes to do or take in order to comply therewith. Tenant shall manage the use of all pesticides, fertilizers and other Hazardous Substances stored at or used in connection with the Leased Property and Business in accordance with all Applicable Laws.

4.2 Environmental Matters. Except as permitted by Applicable Laws, Tenant shall at all times during the Term keep the Leased Property free of Hazardous Substances. Neither Tenant nor any of its employees, agents, invitees, licensees, contractors, guests, or subtenants (if permitted) shall use, generate, manufacture, refine, treat, process, produce, store, deposit, handle, transport, Release (as defined below), or dispose of Hazardous Substances in, on, at, under, from or about the Leased Property or the Environment thereof, in violation of any Applicable Laws. Tenant shall give Landlord prompt Notice of any claim received by Tenant from any person, entity, or Government Agencies that a Release or disposal of Hazardous Substances has occurred or otherwise been identified on the Leased Property or the Environment thereof, and shall strictly comply with and correct, at Tenant’s sole cost and expense, any and all violations of Applicable Laws to the written satisfaction of the Government Agencies and Landlord. Under this Section 4.2, the term “Release” shall mean shall mean any potential or actual presence in, on, at, under, from, or the spilling, leaking, migrating, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment of any Hazardous Substance(s). Notwithstanding any provision herein to the contrary, Tenant shall have no liability for any Hazardous Substance existing at the Leased Property as of the date of the Original Lease in violation of any Applicable Laws, except to the extent any action or inaction of Tenant or any manager of Tenant, or of any employee, agent or representative of Tenant or any manager of Tenant, contributes to or compounds the effects of such Hazardous Substance.

Tenant shall not discharge or permit to be discharged into any septic facility or sanitary sewer system serving the Leased Property any Hazardous Substance(s), toxic or hazardous sewage or waste other than that which is permitted by Applicable Laws or which is normal domestic waste water for the type of business contemplated by this Lease to be conducted by Tenant on, in, at or from the Leased Property. Any Hazardous Substance(s) toxic or hazardous sewage or waste which is produced or generated in connection with the use or operation of the Leased Property shall be handled and disposed of as required by and in strict compliance with all

Applicable Laws, or shall be pre-treated to the level of domestic wastewater, as specified by Applicable Laws, prior to discharge into any septic facility or sanitary sewer system serving the Leased Property.

Tenant acknowledges and understands that Landlord has or shall be conducting surveys of all Leased Property improvements for asbestos/asbestos containing materials (“ACM”) and suspect lead based paint (“LBP”) (collectively, “HUD Materials”), including preparation of an ACM survey and LBP survey prepared by a qualified properly licensed professional environmental engineering/consulting firm (“EP”) in accordance with any and all guidelines and/or regulations promulgated by the applicable Governmental Authorities associated with HUD Materials and all Applicable Laws. If Landlord determines, in its sole discretion, that HUD Materials are present based on the ACM survey and LBP survey, Tenant covenants and warrants to Landlord that (a) Tenant shall immediately (and in no event later than fifteen (15) Business Days from the date of Tenant’s receipt of the ACM and/or LBP survey reports) prepare and implement (including all required employee training), at Tenant’s sole cost and expense and using an EP pre-approved by and otherwise acceptable to Landlord in its sole discretion, an operations and maintenance plan (“O&M Plan”) to properly manage any and all the HUD Materials at the Leased Property in accordance with any and all guidelines promulgated by the applicable Governmental Authorities associated with HUD Materials and all Applicable Laws, and (b) if any development, construction, renovation or any other work to be conducted on the Leased Property (collectively, “Site Development”) may or actually disturbs, damages, or otherwise affects any HUD Materials on the Leased Property, Tenant shall adhere to the guidelines and/or regulations promulgated by the applicable Governmental Authorities and Applicable Laws in connection with Tenant’s timely, lawful and proper abatement, management and removal of the HUD Materials prior to any such Site Development. Any and all abatement, management and removal of HUD Materials from the Leased Property shall be undertaken at Tenant’s sole cost, charge and expense, which cost, charge and expense may be paid from the Capex Reserve pursuant to Article 5 hereof. Tenant shall also be liable for any cost, charge, expense or other damages which Landlord may incur as a result of the failure of Tenant to timely comply with its obligations, if any, under this provision. If Tenant fails to complete and/or fully implement the O&M Plan, then Landlord shall have the right, but not the obligation, to undertake, complete and/or implement the O&M Plan, or any portion thereof, and all costs and expenses incurred by Landlord in connection therewith shall be deemed and treated as Landlord’s Additional Investment and, accordingly, annual Minimum Rent for the applicable Lease Year shall be increased by an amount equal to such costs and expenses multiplied by the Landlord’s Additional Investment Rate. The O&M Plan obligation shall terminate when all HUD Materials have been properly abated at and disposed of from the Leased Property.

4.3 Continuous Operations. Except during the continuation of a Force Majeure Event, Tenant shall continuously operate the Leased Property in the manner herein required, shall maintain sufficient skilled staff and employees, either directly or through a qualified management company approved by Landlord, at Landlord’s sole and absolute discretion, and shall maintain adequate levels and quality of P&E, to operate the Leased Property as herein required at its sole cost and expense throughout the entire Term of this Lease. Tenant shall not enter into any management agreement with respect to the Leased Property or the Business unless such management agreement is approved in writing by Landlord in Landlord’s sole and absolute discretion, and contains provisions subordinating such management agreement, and any management fees due and payable thereunder, to this Lease and to the Rent, Additional Charges and any other fees due and payable under this Lease. Landlord hereby approves the ForeGolf Management Agreement and consents to the terms and conditions thereof, including Section 12.5 thereof, provided that (a) such approval shall not be deemed a waiver or release by Landlord of any of Tenant’s obligations pursuant to this Lease, whether due to any provisions in the ForeGolf Management Agreement conflicting with the terms of this Lease or otherwise, (b) without Landlord’s prior written consent, Tenant shall not amend or assign any of its interest under, or consent to the assignment of any of ForeGolf Manager’s interests under, the ForeGolf Management Agreement, and (c) without Landlord’s prior written consent, Tenant shall not engage a manager other than ForeGolf Manager with respect to the management of the Leased Property and/or the Business. Tenant shall at all times promptly enforce all of its rights under, and all terms, covenants and conditions set forth in, the ForeGolf Management Agreement.

4.4 Compliance With Restrictions, Etc. Tenant, at its sole cost and expense, shall comply with all restrictive covenants and other title exceptions affecting the Leased Property as of the date of this Lease and shall comply with and perform all of the obligations set forth in the same to the extent that the same are applicable to the Leased Property or to the extent that the same would, if not complied with or performed, impair or prevent the continued use, occupancy and operation of the Leased Property for the purposes set forth in this Lease. Further, in addition to Tenant’s payment obligations under this Lease, Tenant shall pay all sums charged, levied or assessed under any restrictive covenants, declaration, reciprocal easement agreement or other title exceptions, equipment leases, leases and all other agreements affecting the Leased Property whether as of the date of this Lease or hereafter, and promptly as the same become due and shall promptly furnish Landlord evidence of payment thereof, unless contested in good faith by Tenant and, in such case, Tenant shall provide to Landlord a bond or other security as reasonably required by Landlord in its sole discretion to cover any lien filed against the Leased Property or other liability affecting the Leased Property related to the contest of any sums charged, levied or assessed under any restrictive covenants, declaration, reciprocal easement agreement or other title exceptions, equipment leases, leases and all other agreements affecting the Leased Property.

4.5 Standard of Operation. Throughout the Term of this Lease, Tenant shall continuously operate the Leased Property and the Business (except during the continuation of a Force Majeure Event) in full compliance with the terms hereof in a manner consistent with the level of operation of Comparable Golf Course Facilities, including, without limitation, the following:

(a) to operate the Leased Property and the Business in a prudent manner and in compliance with Applicable Laws, Accessibility Laws, Legal Requirements and regulations relating thereto and procure and maintain all Permits and any other agreements necessary for the use and operation of the Business;

(b) to maintain sufficient P&E, Inventory and Tenant Personal Property, of types and quantities for the Business to enable Tenant adequately to operate the Business and, upon expiration or earlier termination of this Lease or upon an Event of Default, Tenant shall return, transfer and convey by bill of sale or other appropriate document all Inventory to Landlord;

(c) to keep all Leased Improvements and P&E located on the Land or used or useful in connection with the Business in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needed and proper repairs, renewals, replacements, additions and improvements thereto to keep the same in good operating condition;

(d) to maintain sufficient Working Capital to operate the Leased Property as herein required;

(e) to operate and use the Leased Property to a standard consistent with Comparable Golf Course Facilities and to operate the Business with all required Permits for such operation, if any;

(f) to follow and conform to substantially similar insurance, risk management and management standards and practices employed at Comparable Golf Course Facilities;

(g) to recruit, train and employ appropriate personnel, or retain management services from an Affiliate or other qualified operator or service provider, provided (i) any such Affiliate shall be previously approved by Landlord in its reasonable discretion, (ii) any such other qualified operator or service provider shall be previously approved by Landlord in its sole and absolute discretion, and (iii) Tenant shall not enter into any agreement with an Affiliate or otherwise which purports to obligate Landlord or which survives the expiration or earlier termination of this Lease without the prior written approval of Landlord; and

(h) provide prompt written notice to Landlord of material or extraordinary developments, lawsuits, violation of any Legal Requirements and fines relating to the use and operation of the Leased Property or the Business.

Throughout the term of this Lease, Tenant shall continuously operate the Leased Property as herein required in the manner set forth above. Tenant shall endeavor and use its best efforts to maximize Total Facility Revenues for the Leased Property, the value of the Business and the long-term value of the Leased Property. Tenant shall further provide, or cause to be provided, substantially similar services, facilities and benefits generally available at Comparable Golf Course Facilities.

4.6 Standards, Not Control. Landlord and Tenant stipulate and agree that Tenant is obligated to undertake such actions as are reasonably necessary to properly achieve the highest standard of operation for the Business as set forth herein, and that although Landlord shall have the right to undertake all enforcement rights as provided herein in the event that the required standard of operation is not maintained by Tenant, the means, pricing, policies and methods used and actions taken to operate the Business are within the sole control and election of Tenant, and are not specified by or under the control of Landlord. Accordingly, Landlord shall have no responsibility for any action taken by Tenant in order to manage or operate the Business.

4.7 Survival. As to conditions and uses of Tenant existing or occurring prior to the expiration or sooner termination of this Lease, the provisions of this Article 4 shall survive the expiration or earlier termination of this Lease to the extent of any ongoing effects on Landlord or its successors with respect to the Leased Property.

4.8 Certain Provisions Regarding ForeGolf Management Agreement.

4.8.1 Dispute Resolution. Landlord hereby acknowledges and agrees that (a) pursuant to Section 2.2 of the ForeGolf Management Agreement, Landlord may be required to resolve certain disputes between Tenant and ForeGolf Manager under the ForeGolf Management Agreement, (b) in the event that same shall be required of Landlord, Landlord shall have either (i) one (1) Business Day following Landlord’s receipt of Tenant’s or ForeGolf Manager’s request to resolve a dispute to resolve such dispute in favor of Tenant or ForeGolf Manager, or (ii) if Landlord did not receive a simultaneous copy of the applicable request submitted to Tenant, six (6) Business Days following the date of the request, and (c) in the event that Landlord fails to resolve such dispute in favor of Tenant or ForeGolf Manager within the applicable time frame set forth in the immediately preceding clause (b), the dispute shall be deemed resolved in favor of ForeGolf Manager.

4.8.2 Tenant’s Option to Terminate ForeGolf Management Agreement.

(a) Tenant hereby agrees that, without the prior written consent of Landlord, it shall not exercise its option to terminate the ForeGolf Management Agreement in whole or in part pursuant to the terms set forth in Section 12.3.2 or Section 12.3.3 of the Management Agreement, as applicable.

(b) In the event that Landlord elects to terminate this Lease pursuant to Article 21 hereof, provided no Event of Default by Tenant then exists hereunder or under the ForeGolf Management Agreement, Landlord hereby agrees it shall pay ForeGolf Manager (i) the Termination Fee applicable to the Leased Property, if and only to the extent the same shall be due Manager pursuant to the express terms of Section 12.3.2 of the ForeGolf Management Agreement, and (ii) the Rent, Build Out and FF&E Fee applicable to the Leased Property, if and only to the extent the same shall be due Manager pursuant to the express terms of Section 12.3.3 of the ForeGolf Management Agreement.

(c) In the event that Landlord elects to terminate this Lease pursuant to Article 21 hereof upon consummation of the sale or assignment of all of Landlord’s interests in the Leased Property or this Lease, as applicable (a “Sale/Lease Assignment Transaction”), to a bona fide third party purchaser/assignee (the “Subsequent Party”), Landlord hereby agrees that the purchase agreement or lease assignment, as applicable, between Landlord and Subsequent Party evidencing the Sale/Lease Assignment Transaction shall provide that either (at Landlord’s sole discretion) Subsequent Party agrees to (i) comply with the covenants, terms and provisions set forth in Section 12.3.4(i) of the ForeGolf Management Agreement, or (ii) purchase all Manager Receivables (as defined in Section 12.3.4 of the ForeGolf Management Agreement) applicable to the Leased Property from ForeGolf Manager in accordance with the terms set forth in Section 12.3.4(ii) of the ForeGolf Management Agreement; provided, however, it being expressly understood and agreed that Subsequent Party shall have no obligation to purchase any Manager Receivables applicable to the Leased Property aged over 180 days, provided that Subsequent Party agrees to deliver any such receivables actually collected by Subsequent Party to ForeGolf Manager within five (5) days of Subsequent Party’s receipt thereof.

4.8.3 Inspections and Audits. Landlord and Tenant acknowledge that, pursuant to Section 5.2.12 of the ForeGolf Management Agreement, Landlord and Tenant have the right to inspect the Leased Property at any time and to inspect and/or audit (or cause an independent audit of) the books and records of the Leased Property (as applicable, a “Managed Property Inspection” and a “Managed Property Audit”). Landlord hereby agrees that Landlord shall be solely responsible for the costs and expenses incurred by Landlord and ForeGolf Manager in connection with any Managed Property Inspection and/or any Managed Property Audit, as applicable, Landlord elects to conduct at the Leased Property.

4.8.4 Escrow In Connection With Tenant Termination of Management Agreement Upon Landlord Termination of Lease. In the event Tenant terminates the ForeGolf Management Agreement pursuant to Section 12.3.2 thereof as a result of Landlords’ termination of this Lease and the Affiliated Leases, Landlord agrees to deliver (and to cause the applicable Landlords under the applicable Affiliated Leases to deliver) to the Escrow Agent (as defined in the ForeGolf Management Agreement) a sum equal to the aggregate of the COI Escrow (as defined in the ForeGolf Management Agreement) required pursuant to Section 15.2 of the ForeGolf Management Agreement, in accordance with the terms set forth in such Section 15.2.

4.8.5 Operating Contracts – Expiration or Earlier Termination of ForeGolf Management Agreement. Upon the expiration or earlier termination of the ForeGolf Management Agreement, Landlord shall have the obligation, with respect to any Operating Contract (as defined in the ForeGolf Management Agreement) specifically approved by Landlord, to either assume (or cause the successor tenant or manager, as applicable, to assume) such Operating Contract or terminate such Operating Contract, in which case all expenses or fees for such termination shall be the responsibility of Landlord (or such successor tenant or manager, if applicable).

ARTICLE 5

MAINTENANCE AND REPAIRS

5.1 Tenant’s Obligations. Tenant shall, at its sole cost and expense, keep the Leased Property in good order and repair, and shall promptly make all necessary and appropriate repairs and replacements thereto of every kind and nature, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term and whether or not necessitated by wear, tear, obsolescence or defects, latent or otherwise, and shall use all reasonable precautions to prevent damage or injury. All repairs shall be made in a good, workmanlike manner, consistent with the industry standards for Comparable Golf Course Facilities, in accordance with all applicable federal, state and local statutes, ordinances, by laws, codes, rules and regulations relating to any such work. In addition, Tenant shall also, at its sole cost and expense, put, keep, replace and maintain Tenant’s Personal Property in good repair and in good, safe and substantial order, howsoever the necessity or desirability for repairs may occur, and whether or not necessitated by wear, tear, obsolescence or defects. Tenant may at any time and from time to time remove and dispose of any of Tenant’s Personal Property which has become obsolete or unfit for use or which is no longer useful in the operation of the Business; provided, however, that Tenant’s Personal Property so disposed of shall be promptly replaced with other Tenant’s Personal Property not necessarily of the same character, but of at least equal usefulness and quality as, and having a value at least equal to the value of, those disposed of, and in any event in accordance with and in compliance with the standards required by and the provisions of this Lease. Tenant shall further at all times maintain the grounds, landscaping and golf course in accordance with the standards of Comparable Golf Course Facilities.

5.2 Capex Reserve.

5.2.1 On or prior to the date hereof, Tenant shall establish an interest bearing reserve account (the “Capex Reserve”) in a bank designated by Tenant and approved by Landlord. All interest earned on the Capex Reserve shall be added to and shall remain a part of the Capex Reserve. Both Tenant and Landlord shall be signatories on the Capex Reserve, and any withdrawals, whether by check, wire or otherwise, shall require approval of both Tenant and Landlord. Upon the occurrence and continuation of any Default or an Event of Default hereunder, Tenant shall no longer be an authorized signatory on the Capex Reserve account and shall not be permitted to utilize funds from the Capex Reserve for any purpose whatsoever without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion. Such account shall be established in Landlord’s (or Landlord’s Parent or Landlord’s designated Affiliate’s) name and shall not include or contemplate “overdraft protection” and Tenant shall not request or attempt to draw or draft any funds which are not actually on deposit in such Capex Reserve account. The purpose of the Capex Reserve is to cover the cost of the following, to the extent carried out in accordance with this Lease (collectively, “Capex Reserve Expenditures”):

(a) replacements (including P&E Replacements) and renewals to the P&E located at the Land or used in connection with the Business (other than Inventory); and

(b) replacements and renewals, whether routine, non routine or major, to the Leased Improvements (including, without limitation, the Golf Course Facilities), including, without limitation, those which are normally capitalized under GAAP such as replacements and renewals to the structure, the exterior facade, the mechanical, electrical, heating, ventilating, air conditioning, plumbing and vertical transportation elements of the Leased Improvements, which expenditures Tenant reasonably believes should be made for the Leased Property for the following Fiscal Year in order to maintain the Leased Property in a commercially reasonable condition consistent with the standard of operation for the Business required herein.

5.2.2 Commencing with the Effective Date and continuing throughout the Term, Tenant shall on the tenth (10th) day following the end of each Accounting Period during the Term, transfer into the Capex Reserve an amount equal to the Applicable Reserve Percentage for such Accounting Period. At the time Tenant provides Landlord the Annual Operations Statement described in Section 3.3, Tenant shall also deliver to Landlord a statement setting forth the total amount of deposits made to and expenditures from the Capex Reserve for the preceding Fiscal Year.

5.2.3 On or before October 31 of each Fiscal Year, Tenant shall prepare an estimate (the “Capex Reserve Estimate”) of Capex Reserve Expenditures anticipated during the ensuing Fiscal Year and shall submit such Capex Reserve Estimate to Landlord for its review. Such Capex Reserve Estimate shall reflect by line item the projected budget for Capex Reserve Expenditures for the Leased Property and assumptions on the basis of which such line items were prepared in narrative form if necessary, including separate budget items for all projected expenditures for replacements, substitutions and additions to Tenant’s Personal Property. Tenant shall provide to Landlord reasonable additional detail, information and assumptions used in the preparation of the Capex Reserve Estimate as requested by Landlord and shall also submit to Landlord with the Capex Reserve Estimate good faith longer range projections of planned Capex Reserve Expenditures for an additional three (3) Fiscal Years. Tenant shall review the Capex Reserve Estimate with Landlord, and subject to Landlord’s approval, Tenant shall implement such Capex Reserve Estimate for the successive Fiscal Year (during which it shall, if approved by Landlord, be referred to as the “Approved Capex Reserve Estimate”). In addition, Landlord shall have the right to disapprove any expenditures to be made pursuant to the Capex Reserve Estimate which are not in compliance with Applicable Laws. Further, Landlord’s approval of any expenditure pursuant to the Capex Reserve Estimate shall not be, or be deemed to be, an assumption by Landlord of any liability in connection with the expenditures made. Pending resolution of any dispute, the specific disputed item of the Capex Reserve Estimate shall be suspended and replaced for the Fiscal Year in question by an amount equal to the lesser of (a) that proposed by Tenant for such Fiscal Year or (b) such budget item for the Fiscal Year prior thereto. Tenant shall not make any expenditures from the Capex Reserve, nor shall Tenant deviate from the Approved Capex Reserve Estimate without the prior approval of Landlord, except in the case of Emergency where immediate action is necessary to prevent imminent danger to person or property (an “Emergency”). In such circumstances, Tenant shall use good faith efforts to obtain the approval of Landlord if practicable and if such efforts would not pose a risk to the condition of the Leased Property or harm to any person, and in any event provide notice to Landlord as promptly as possible of such expenditure, the amount of and the reason for the same. If, during any Fiscal Year, an event occurs that requires a material deviation from the Approved Capex Reserve Estimate previously approved by Landlord for such Fiscal Year, promptly following such event, Tenant shall revise the Approved Capex Reserve Estimate for the remainder of such Fiscal Year and shall submit same to Landlord for Landlord’s review and approval, which review and approval process shall be completed in accordance with the terms and provisions of this Section 5.2.3.

5.2.4 Tenant shall, consistent with the Approved Capex Reserve Estimate, from time to time make Capex Reserve Expenditures from the Capex Reserve as it reasonably deems necessary in accordance with Section 5.2.1 and Section 5.2.3. Tenant shall provide to Landlord, within thirty (30) days after the end of each Accounting Period, an itemized statement setting forth Capex Reserve Expenditures made to date during the Fiscal Year, including appropriate supporting documentation such as receipts, invoices or other relevant information required to support and account for such Capex Reserve Expenditures; provided, however, that any such supporting documentation shall not be greater than ninety (90) days old without the prior written approval of Landlord.

5.2.5 In the event Capex Reserve Expenditures not set forth in the Approved Capex Reserve Estimate are required (a) as a result of Legal Requirements, a Force Majeure Event and/or are otherwise required for the continued safe and orderly operation of the Leased Property, (b) due to an emergency threatening the Leased Property, its guests, invitees or employees, or (c) because the continuation of a given condition will subject Tenant or Landlord to civil or criminal liability, then Tenant shall request Landlord’s approval in writing specifying the amount of and the reason for such expenditure, approval for which Landlord shall promptly grant or withhold, in its reasonable discretion. In the event that Landlord does not promptly respond, Tenant’s request shall be deemed to have been approved by Landlord, as submitted by Tenant.

5.2.6 All interest earned on the Capex Reserve shall be added to and become a part thereof, and all property purchased with funds from the Capex Reserve shall be and remain the property of Landlord and shall be treated as Leased Property pursuant to Section 2.1(e) hereof. All funds in the Capex Reserve shall be and remain the property of Landlord throughout the Term, and following expiration or earlier termination of this Lease and payment in full on all contracts entered into prior to such expiration or termination for work to be done or furniture, furnishings, fixtures and equipment to be supplied in accordance with this Section 5.2 out of the Capex Reserve, ownership of the Capex Reserve shall be vested in Landlord. It is understood and agreed that the Capex Reserve pursuant to this Lease shall be maintained and used solely in connection with the Leased Properties.

5.2.7 If Landlord wishes to grant a security interest in or create another encumbrance on its interest in the Capex Reserve in connection with a Facility Mortgage, including all or any part of the existing or future funds therein, or any general intangible in connection therewith, the instrument granting such security interest or creating such other encumbrance shall expressly provide that such security interest or encumbrance is prior in right to the rights of Tenant with respect to the Capex Reserve as set forth herein.

5.2.8 If, at any time, or from time to time, funds in the Capex Reserve shall be insufficient or are reasonably projected by Tenant to be insufficient for necessary and permitted Capex Reserve Expenditures, or funding is necessary for unforeseen expenditures which are otherwise necessary and permitted, including, without limitation, those set forth in Section 5.2.5 hereof (collectively, the “Unfunded Capex Reserve Expenditures”), Tenant shall give Landlord Notice thereof, which Notice shall set forth, in reasonable detail, the nature of the Unfunded Capex Reserve Expenditures and the estimated cost thereof, and Landlord, in Landlord’s sole discretion, shall fund the amount necessary to pay for such Unfunded Capex Reserve Expenditures and the amounts so funded shall constitute part of Landlord’s Additional Investment.

5.2.9 With respect to each Fiscal Year during the Term, up to One Third (1/3) of the Capex Reserve funds may be used by Tenant to cover the costs of lease/rental payments under golf cart and other equipment leases approved in writing by Landlord in its reasonable discretion (“Approved Golf Cart/Equipment Leases”); provided, however, that the foregoing right granted to Tenant shall be evaluated by Landlord on an annual basis and may be revoked in its entirety, or the percentage of Capex Reserve funds permitted for such use may be reduced, by Landlord in its reasonable discretion, based upon Landlord’s analysis of Capex Reserve Expenditures anticipated during the ensuing Fiscal Year as set forth in the Capex Reserve Estimate in accordance with Section 5.2.3 hereof.

To the extent any provisions of this Article 5 shall conflict with any provisions regarding the “Capital Reserve Account” set forth in the ForeGolf Management Agreement, the parties hereto hereby acknowledge and agree that the express provisions set forth in the ForeGolf Management Agreement with respect to same shall control. The Capital Improvement and Replacement Budget (as defined in the ForeGolf Management Agreement) provided by ForeGolf Manager pursuant to Section 4.3 of the ForeGolf Management Agreement shall be deemed to satisfy Tenant’s obligations to provide the Capital Reserve Estimate pursuant to Section 5.2.3 hereof.

5.3 Landlord’s Funding.

5.3.1 Initial Improvement Project. Landlord hereby agrees to fund an Improvement Project (as defined in Section 5.3.2 below) in an amount not to exceed Four Hundred Thirty-One Thousand Nine Hundred Eleven and No/100 Dollars ($431,911.00) the “Initial Improvement Project Cap”) to fund the costs of the construction, renovation and/or refurbishment, as applicable, described on Schedule 5.3-1 attached hereto (the “Initial Improvement Project”), with such construction, renovation and/or refurbishment, as applicable, to be completed by Tenant in accordance with the Improvement Project procedures set forth on and Schedule 5.3-2 attached hereto; provided, however, it is expressly understood and agreed that all amounts funded by Landlord with respect to such Initial Improvement Project pursuant to this Section 5.3.1 and Schedule 5.3-1 attached hereto shall not be included in the calculation of annual Minimum Rent for the applicable Lease Year(s) in which such funds are expended by Landlord. In the event that, in Landlord’s sole and absolute discretion, Tenant has complied with all Improvement Project procedures set forth on and Schedule 5.3-2 attached hereto with respect to the Initial Improvement Project and the final amount of costs and expenses incurred by Tenant in connection therewith is less than the Initial Improvement Project Cap (such differential, the “Project Cost Reduction Amount”), upon the prior written consent of Landlord to be given or withheld in Landlord’s sole and absolute discretion, Tenant may apply some or all of the Project Cost Reduction Amount towards one (1) or more Initial Improvement Projects (as defined in the Affiliated Leases) to be funded by Affiliated Landlords and completed by Tenant pursuant to Section 5.3.1 of the Affiliated Leases. Notwithstanding the foregoing, Landlord and Tenant acknowledge and agree that the funding, construction, completion and approval process with respect to the Initial Improvement Projects shall be coordinated between Landlord and ForeGolf Manager.

5.3.2 Future Improvement Projects. If Landlord provides Landlord’s Additional Investment to fund the costs of a mutually agreed-upon construction, renovation and/or refurbishment project with respect to the Leased Property (an “Improvement Project”), Landlord and Tenant acknowledge and agree that (a) other than with respect to the Initial Improvement Project, all amounts funded by Landlord in connection with such Improvement Project shall be deemed and treated as Landlord’s Additional Investment and, accordingly, annual Minimum Rent for the applicable Lease Year shall be increased by an amount equal to such amounts funded by Landlord in connection with such Improvement Project multiplied by the Landlord’s Additional Investment Rate, (b) all amounts disbursed by Landlord in connection with such

Improvement Project shall be used by Tenant solely in connection with the Permitted Renovations to the Leased Property approved in writing by Landlord in connection with such Improvement Project, (c) the terms, conditions, rights and obligations of Tenant and Landlord, as applicable, set forth in this Section 5.3, Section 6.3 hereof, Section 6.4 hereof, Section 6.5 hereof and Schedule 5.3-2 attached hereto shall be complied with in all respects by Tenant and Landlord, as applicable, with respect to such Improvement Project, and (d) all improvements and personal property acquired in connection with such Improvement Project shall be the property of Landlord and shall be part of the Leased Property hereunder. Landlord hereby covenants and agrees that prior to incurring any expenses that would constitute part of Landlord’s Additional Investment, Landlord shall provide Tenant with written notice of the proposed additional investment, which notice shall include the nature of the additional investment, the amount of the additional investment and supporting documentation related to same.

ARTICLE 6

IMPROVEMENTS, ETC.

6.1 Prohibition. Except for work funded by Capex Reserve Expenditures and Minor Alterations as hereinafter expressly provided in Section 6.2, no portion of the Leased Property shall be demolished, removed or altered by Tenant in any manner whatsoever without the prior written consent and approval of Landlord. Notwithstanding the foregoing, however, Tenant shall be entitled and obligated to undertake all alterations to the Leased Property required by any Legal Requirements and, in such event, Tenant shall comply with the provisions of Section 6.2 below.

6.2 Permitted Renovations other than Golf Course Renovations. The activities permitted pursuant to Section 6.2.1 and Section 6.2.2 below shall collectively constitute “Permitted Renovations”.

6.2.1 Minor Alterations. Landlord acknowledges that certain minor, alterations and renovations to the Leased Improvements may be undertaken by Tenant from time to time (“Minor Alterations”). Landlord hereby agrees that Tenant shall be entitled to perform such Minor Alterations on or about the Leased Improvements; provided, however, that the cost of the same shall not exceed Ten Thousand and No/100 Dollars ($10,000.00) per occurrence, and the same shall not weaken or impair the structural strength of any buildings or other structural improvements which constitute part of the Leased Improvements, or alter their exterior design or appearance, materially impair the use of any of the service facilities located in, or fundamentally affect the character or suitability of, the Leased Improvements for the Permitted Use specified in Section 4.1.1 above or materially lessen or impair their value. If Tenant elects to perform any Minor Alterations, the cost thereof shall be borne by Tenant unless the Minor Alteration constitutes an Approved Capex Reserve Estimate or an Unfunded Capex Reserve Expenditure which has been approved by Landlord pursuant to Section 5.2.8 hereof.

6.2.2 Additions, Expansions and Structural Alterations. All alterations, additions, expansions and renovations to the Leased Improvements which do not qualify as Minor Alterations shall constitute “Major Alterations”. Except as expressly permitted in Section 6.1 and Section 6.2.1 above, nothing in this Article 6 or elsewhere in this Lease shall be deemed to authorize Tenant to construct and erect any additions to or expansions of the Leased Improvements, or perform any Major Alterations; it being understood that Tenant may do so only with the prior written consent and approval of Landlord, which consent and approval may be withheld by Landlord in its sole and absolute discretion, and may be conditioned upon the payment by Tenant to Landlord of all reasonable costs incurred by Landlord in evaluating the same providing additional insurance and such other conditions as Landlord may impose. If Tenant elects to perform any Major Alterations, the cost thereof shall be borne by Tenant unless the Major Alteration constitutes an Approved Capex Reserve Estimate or an Unfunded Capex Reserve Expenditure which has been approved by Landlord pursuant to Section 5.2.8 hereof.

6.3 Renovations to Golf Course. Notwithstanding anything to the contrary contained herein, Tenant shall not be permitted to make any renovations or improvements to either golf course located on the Land, including the tees, fairways, bunkers, greens, practice areas, driving ranges, water hazards, or other landscaping features forming a part thereof, that materially change the character or current design thereof without the prior written consent of Landlord, which consent may be withheld at Landlord’s sole and absolute discretion. Tenant shall be permitted to make any renovations or improvements to such golf courses that are either routine or remedial as long as they do not change the design or character of the golf course, including the tees, fairways, bunkers, greens, water hazards, or other landscaping features forming a part thereof, and the same shall be deemed to be a Minor Alteration pursuant to Section 6.2.1 hereof.

6.4 Conditions to Capex Reserve Expenditures, Permitted Renovations and Major Alterations. In connection with any Capex Reserve Expenditures, Permitted Renovations or Major Alterations of the Leased Property the following conditions shall be met, to wit:

(a) Before the commencement of any such work, plans and specifications therefor or a detailed itemization thereof prepared by a licensed architect approved by Landlord or other design professional appropriate under the circumstances approved by Landlord and Tenant shall be furnished to Landlord for its review and approval. Such approval shall not constitute Landlord’s agreement that the plans and specification are in compliance with Applicable Laws or an assumption by Landlord of any liability in connection with the renovation work contemplated thereby.

(b) Before the commencement of any such work Tenant shall, with Landlord’s cooperation, obtain all necessary or required approvals thereof by all Government Agencies having or claiming jurisdiction of or over the Leased Property, and with any public utility companies having an interest therein. In connection with any such work Tenant shall comply with all Legal Requirements and Applicable Laws, of all other Government Agencies having or claiming jurisdiction of or over the Leased Property and of all their respective departments, bureaus and offices, and with the requirements and regulations, if any, of such public utilities, of the insurance underwriting board or insurance inspection bureau having or claiming jurisdiction, or any other body exercising similar functions, and of all insurance companies then writing policies covering the Leased Property or any part thereof.

(c) Tenant represents and warrants to Landlord that all such work will be performed in a good and workmanlike manner and in accordance with the plans and specifications therefor approved by Landlord, the terms, provisions and conditions of this Lease and all governmental requirements.

(d) Landlord shall have the right to inspect any such work, at Tenant’s expense, at all times during normal working hours using such inspector(s) as it may deem necessary so long as such inspections do not unreasonably interfere with Tenant’s work (but Landlord shall not thereby assume any responsibility for the proper performance of the work in accordance with the terms of this Lease, nor any liability arising from the improper performance thereof).

(e) All such work shall be performed free of any Liens on Landlord’s fee simple interest on or Tenant’s leasehold interest in the Leased Property.

(f) Upon substantial completion of any such work, Tenant shall procure any necessary or required certificate of occupancy, certificate of completion or other final approvals, if applicable, from the appropriate Government Agencies and provide copies of same to Landlord.

(g) Tenant shall, and hereby agrees to, indemnify, save, pay, insure and hold Landlord and its Affiliated Parties harmless from and against and reimburse Landlord for any and all loss, damage, cost, liability, fee and expense (including, without limitation, reasonable attorney’s fees based upon service rendered at hourly rates) incurred by or asserted against Landlord which is occasioned by or results, directly or indirectly, from any such work conducted upon the Leased Property; whether or not the same is caused by, or is the fault of Tenant or any agent, employee, manager, contractor, subcontractor, laborer, supplier, materialmen or any other third party; provided, however, Tenant shall not be obligated to indemnify Landlord from any loss as aforesaid caused by Landlord’s gross negligence or willful misconduct.

6.5 Salvage. Other than Tenant’s Personal Property, all materials which are scrapped or removed in connection with maintenance and repair performed pursuant to Article 5 and the making of Permitted Renovations pursuant to this Article 6 shall be disposed of by Tenant and the net proceeds thereof, if any, shall be deposited in the Capex Reserve.

6.6 Project Budget Overruns. Other than as specifically set forth herein, Landlord shall not be responsible for the cost of any Improvement Projects or Permitted Renovations contemplated or permitted hereby. Landlord shall have the right to review and approve a budget for any Improvement Projects or Permitted Renovations which Landlord agrees to fund. With respect to any Improvement Project (other than the Initial Improvement Project) or Permitted Renovation which Landlord agrees to fund, all such amounts shall be deemed and treated as Landlord’s Additional Investment and, accordingly, annual Minimum Rent for the applicable Lease Year shall be increased by an amount equal to such amounts funded by Landlord multiplied by the Landlord’s Additional Investment Rate. In the event Landlord agrees to fund any Improvement Project or Permitted Renovation, Landlord agrees that it will fund up to ten percent (10%) in excess of the original approved budget (as such original approved budget may have been adjusted pursuant to Landlord’s approval in its sole and absolute discretion), but shall have no responsibility to fund any costs which, in the aggregate, exceed one hundred and ten percent (110%) of the approved budgeted amount for such Improvement Project or Permitted Renovation. To the extent that Landlord agrees to fund such amounts in excess of one hundred and ten percent (110%) of the approved budgeted amount for any Improvement Project or Permitted Renovation, one hundred- fifty percent (150%) of such excess amounts funded by Landlord shall be deemed and treated as Landlord’s Additional Investment and, accordingly, annual Minimum Rent for the applicable Lease Year shall be increased by an amount equal to such excess amounts funded by Landlord multiplied by the Landlord’s Additional Investment Rate. Tenant acknowledges that any expenditure in excess of one hundred and ten percent (110%) of the approved budgeted amount for such Improvement Project or Permitted Renovation, and any other expenditure for Improvement Projects or Permitted Renovations, may be subject to Landlord obtaining the approval of such expenditure by the board of directors of the Parent of Landlord.

ARTICLE 7

LANDLORD’S INTEREST NOT SUBJECT TO LIENS

7.1 Liens, Generally. Tenant shall not, directly or indirectly, create or cause to be imposed, claimed or filed upon the Leased Property, or any of Tenant’s assets, properties or income or any portion thereof, related to the Leased Property or upon the interest of Landlord therein, any Lien of any nature whatsoever. If, because of any act or omission of Tenant, any such Lien shall be imposed, claimed or filed by any party whosoever or whatsoever, Tenant shall, at its sole cost and expense, cause the same to be promptly (and in no event later than thirty (30) days following receipt of notice of such Lien) fully paid and satisfied or otherwise promptly discharged of record (by bonding or otherwise) and Tenant shall indemnify, save, pay, insure and hold Landlord harmless from and against any and all costs, liabilities, suits, penalties, claims and demands whatsoever, and from and against any and all reasonable attorney’s fees, at both trial and all appellate levels, resulting or on account thereof and therefrom. In the event that Tenant shall fail to comply with the foregoing provisions of this Section 7.1, Landlord shall have the option, but not the obligation, of paying, satisfying or otherwise discharging (by bonding or otherwise) such Lien and Tenant agrees to reimburse Landlord, upon demand and as an Additional Charge, for all sums so paid and for all costs and expenses incurred by Landlord in connection therewith, together with interest thereon, until paid. Notwithstanding the foregoing, Tenant shall be entitled to enter into leases for new or replacement items of P&E (collectively, “P&E Leases”), provided that the aggregate rent payments for all such P&E Leases do not exceed Twenty-Five Thousand and No/100 Dollars ($25,000.00) per year.

7.2 Construction or Mechanics Liens. Landlord’s interest in the Leased Property shall not be subjected to Liens of any nature by reason of Tenant’s construction, alteration, renovation, repair, restoration, replacement or reconstruction of any improvements on or in the Leased Property, or by reason of any other act or omission of Tenant (or of any person claiming by, through or under Tenant) including, but not limited to, construction, mechanics’ and materialmen’s liens. All persons dealing with Tenant are hereby placed on notice that such persons shall not look to Landlord or to Landlord’s credit or assets (including Landlord’s interest in the Leased Property) for payment or satisfaction of any obligations incurred in connection with the construction, alteration, renovation, repair, restoration, replacement or reconstruction thereof by or on behalf of Tenant. Tenant has no power, right or authority to subject Landlord’s interest in the Leased Property to any construction, mechanic’s or materialmen’s lien or claim of lien. If a Lien, a claim of lien or an order for the payment of money shall be imposed against the Leased Property on account of work performed, or alleged to have been performed, for or on behalf of Tenant, Tenant shall, within thirty (30) days after written notice of the imposition of such Lien, claim or order, cause the Leased Property to be released therefrom by the payment of the obligation secured thereby or by furnishing a bond or by any other method prescribed or permitted by Applicable Laws. If a Lien is released, Tenant shall thereupon furnish Landlord with a written instrument of release which has been recorded or filed in the appropriate office of land records of the county in which the Leased Property is located, and otherwise sufficient to establish the release as a matter of record. Before commencing any work relating to alterations, additions, or improvements affecting the Leased Property (other than Minor Alterations), Tenant shall notify Landlord in writing of the expected date of commencement thereof. Landlord shall then have the right at any time and from time to time to post and maintain on the Land and Leased Improvements such notices as Landlord reasonably deems necessary to protect the Leased Property and Landlord from mechanics’ liens, materialmen’s liens, or any other Liens. In any event, Tenant shall pay when due all claims for labor or materials furnished to or for Tenant at or for use in the Land and Leased Improvements. Tenant shall not permit any mechanics’ or materialmen’s liens to be levied against the Leased Property for any labor or material furnished to Tenant or claimed to have been furnished to Tenant or to Tenant’s agents or contractors in connection with work of any character performed or claimed to have been performed on the Land or the Leased Improvements by or at the direction of Tenant, and shall immediately cause the release of any such Liens as provided hereinabove.

7.3 Contest of Liens. Tenant may, at its option, contest the validity of any Lien or claim of lien if Tenant shall have first posted an appropriate and sufficient bond in favor of the claimant or paid the appropriate sum into court, if permitted by and in strict compliance with Applicable Laws, and thereby obtained the release of the Leased Property from such Lien. If judgment is obtained by the claimant under any Lien, Tenant shall pay the same immediately after such judgment shall have become final and the time for appeal therefrom has expired without appeal having been taken. Tenant shall, at its sole cost and expense, using counsel reasonably approved by Landlord, diligently defend the interests of Tenant and Landlord in any and all such suits; provided, however, that Landlord may, nonetheless, at its election and expense, engage its own counsel and assert its own defenses, in which event Tenant shall cooperate with Landlord and make available to Landlord all information and data which Landlord deems necessary or desirable for such defense.

7.4 Notices of Commencement of Construction. If required by the laws of the State in which the Leased Property is located, prior to commencement by Tenant of any work on the Leased Property which shall have been previously permitted by Landlord as provided in this Lease, Tenant shall record or file a notice of the commencement of such work or similar notice required by Applicable Laws (the “Notice of Commencement”) in the land records of the county in which the Leased Property is located, identifying Tenant as the party for whom such work is being performed, stating such other matters as may be required by law and requiring the service of copies of all notices, Liens or claims of lien upon Landlord. Any such Notice of Commencement shall clearly reflect that the interest of Tenant in the Leased Property is that of a leasehold estate and shall also clearly reflect that the interest of Landlord as the fee simple owner of the Leased Property shall not be subject to construction, mechanics or materialmen’s liens on account of the work which is the subject of such Notice of Commencement. A copy of any such Notice of Commencement shall be furnished to and approved by Landlord and its attorneys prior to the recording or filing thereof, as aforesaid.

ARTICLE 8

TAXES AND ASSESSMENTS

8.1 Obligation to Pay Taxes and Assessments. Throughout the entire Term, Tenant shall bear, pay and discharge as Additional Charges and not later than the last day on which payment may be made without penalty or interest, any and all taxes, assessments, charges, levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees) and other impositions and charges of every kind and nature whatsoever, extraordinary as well as ordinary, foreseen or unforeseen, and each and every installment thereof which shall or may during or with respect to the Term hereof accrue and/or be charged, laid, levied, assessed, or imposed upon, or arise in connection with, the use, occupancy, operation or possession of the Leased Property or any part thereof or the Business conducted thereon, including, without limitation, ad valorem real and personal property taxes, all taxes charged, laid, levied, assessed or imposed in lieu of or in addition to any of the foregoing by virtue of all present or future laws, ordinances, requirements, orders, directions, rules or regulations of Government Agencies, and all assessments and charges imposed pursuant to the Permitted Encumbrances or other documents of record affecting title to the Leased Property, whether or not such Additional Charges become due and payable during or after the Term. Tenant shall prepare and timely file all applicable returns required with respect to such taxes, assessments, impositions or charges, including, without limitation, all personal property tax returns required in connection with the Leased Property. In connection with Tenant’s preparation of such personal property tax returns, Landlord agrees to timely provide Tenant with a report listing all P&E owned by, acquired by and/or disposed of by Landlord during the applicable tax reporting period, together with all other information reasonably required by Tenant with respect to such P&E for purposes of the personal property tax return, which report shall be accompanied by an Officer’s Certificate of the Chief Financial Officer of Landlord (or of Landlord’s general partner, if applicable) certifying that such report is true, correct and complete in all material respects. Upon Landlord’s request, Tenant shall promptly furnish to Landlord satisfactory evidence of the payment of all such taxes, assessments, impositions or charges and copies of any such returns filed. Notwithstanding the foregoing, Tenant shall not be responsible for Landlord Charges or for Additional Charges due and payable after the expiration of the Term to the extent that the same relate and apply interests and benefits accruing to Landlord after the Term. Tenant shall have no right to approve any Facility Mortgage or other documents relating to indebtedness of Landlord and Tenant shall have no responsibility to pay any tax, charge or imposition levied with respect to any Facility Mortgage.

8.2 Tenant’s Right to Contest Taxes. Notwithstanding the foregoing, Tenant shall have the right, after prior written notice to Landlord, to contest at its own expense the amount and validity of any taxes affecting the Leased Property by appropriate proceedings under Applicable Laws conducted in good faith and with due diligence and to postpone or defer payment thereof, provided and so long as:

(a) Such proceedings shall operate to suspend the collection of such taxes with respect to the Leased Property;

(b) Neither the Leased Property nor any part thereof would be in immediate danger of being forfeited or lost by reason of such proceedings, postponement or deferment; and

(c) Tenant shall have furnished Landlord with security for payment of the contested taxes which is satisfactory to Landlord, and, in the event that the preconditions set forth in (a) and (b) above are no longer met, Landlord shall have the right to draw upon such security to pay and discharge the taxes in question and any Liens against the Leased Property arising thereunder.

8.3 Tax and Insurance Escrow Account. In the event any of the Events of Default specified in Section 12.1 hereunder shall occur, or upon request of a Mortgagee, Landlord shall have the right, by written notice to Tenant effective as of the date of such notice, to require Tenant to pay or cause to be paid into a separate account (the “Tax and Insurance Account”) to be established by Tenant with a lending institution or other third party escrow agent designated by Landlord (which Tax and Insurance Account shall not be removed from such lending institution or other third party escrow agent without the express prior approval of Landlord), and which Landlord may draw upon, a reserve amount sufficient to discharge the obligations of Tenant under Section 8.1 and Article 9 hereof (other than worker’s compensation insurance premiums) with respect to real estate taxes and insurance premiums for the applicable Fiscal Year as and when they become due (such amounts, the “Tax and Insurance Escrow Amount”). During each month commencing with the first full calendar month following the receipt of said notice from Landlord, Tenant shall deposit into the Tax and Insurance Account one twelfth (1/12th) of the Tax and Insurance Escrow Amount so that as each installment of insurance premiums and real estate taxes becomes due and payable, there are sufficient funds in the Tax and Insurance Account to pay the same. If the amount of such insurance premiums and real estate taxes has not been definitively ascertained by Tenant at the time when any such monthly deposit is to be paid, Landlord shall require payment of the Tax and Insurance Escrow Amount based upon the amount of premiums and real estate taxes paid for the preceding year, subject to adjustment as and when the amount of such premiums and real estate taxes are ascertained by Tenant. The Tax and Insurance Escrow Amount in the Tax and Insurance Account shall be and constitute additional security for the performance of Tenant’s obligations hereunder and shall be subject to Landlord’s security interest therein and shall, if there are sufficient funds in escrow, be used to pay taxes and insurance premiums when due. Landlord and Tenant shall execute such documentation as may be necessary to create and maintain Landlord’s security interest in the Tax and Insurance Account.

ARTICLE 9

INSURANCE

9.1 General Insurance Requirements. Tenant shall, at all times during the Term and at any other time Tenant shall be in possession of the Leased Property, keep the Leased Property and all property located therein or thereon, insured against the following risks in the following amounts:

(a) “All risk” property insurance (and to the extent applicable, Builder’s Risk Insurance) on the Leased Improvements, specifically including the Golf Course Facilities, all building structures, Landscape Improvements (“Landscape Improvements” shall mean all trees and shrubs, golf course tees, fairways and greens) and all items of business personal property, including but not limited to signs, awnings, canopies, gazebos, fences and retaining walls, and all P&E, including without limitation, insurance against loss or damage from the perils under “All Risk” (Special) form, including but not limited to the following: fire, windstorm (including hurricanes), sprinkler leakage, vandalism and malicious mischief, water damage, explosion of steam boilers, pressure vessels and other similar apparatus, and other hazards generally included under extended coverage, all in an amount equal to one hundred percent (100%) of the replacement value of the Leased Improvements (excluding excavation and foundation costs), business personal property and P&E, without a co insurance provision, and shall include an Agreed Value endorsement;

(b) Ordinance or Law Coverage with limits of not less than the full value of the Leased Improvements for Coverage A (Loss to the undamaged portion of the building), limits not less than $500,000.00 for Coverage B (Demolition Cost Coverage), and limits not less than $500,000.00 for Coverage C (Increased Cost of Construction Coverage);

(c) Business income insurance to be written on “Special Form” (and on “Earthquake” and “Flood” forms if such insurance for those risks is required) including “Extra Expense”, without a provision for co insurance, including an amount sufficient to pay at least twelve (12) months of Rent for the benefit of Landlord, as its interest may appear, and at least twelve (12) months of “Net Operating Income” less Rent for the benefit of Tenant, with an additional twelve (12) months extended period of indemnity and coverage for off-premises utility interruption;

(d) Occurrence form commercial general liability insurance, including bodily injury and property damage, personal injury, liquor liability (if applicable), fire legal liability, contractual liability and independent contractor’s hazard and completed operations coverage in an amount not less than $1,000,000.00 per occurrence and $2,000,000.00 general aggregate, and shall include a “per location aggregate” endorsement;

(e) Umbrella coverage form that “Pays on Behalf” and is follow form General Liability, Automobile Liability, Employers’ Liability and Liquor Liability (if applicable), with limits in a minimum amount of not less than $5,000,000.00 per occurrence/aggregate;

(f) Flood insurance (if the Leased Property is located in whole or in part within an area identified as a “special flood hazard area” under the National Flood Insurance Program) in an amount equal to the replacement value of the Leased Improvements or the maximum amount available through the National Flood Insurance Program; and any additional excess limits as determined by Landlord and/or Mortgagee;

(g) Worker’s compensation coverage for all persons employed by Tenant on the Leased Property, if any, with statutory limits, and Employers’ Liability insurance in an amount of at least $1,000,000.00 per accident; $500,000.00 disease-policy limit; and $500,000.00 disease-per employee;

(h) Business auto liability insurance, including owned, non owned and hired vehicles for combined single limit of bodily injury and property damage of not less than $1,000,000.00 per occurrence;

(i) “Earthquake” insurance, if the Leased Property is currently, or at any time in the future, located within a major earthquake disaster area, in amount, and in such form and substance and with such limits consistent with current marketplace and reasonably satisfactory to Landlord and/or Mortgagee;

(j) Crime insurance covering employee theft in an amount not less than $500,000;

(k) Coverage for Employment Practices Liability including third party liability with limits in a minimum amount of not less than $1,000,000.00 per occurrence;

(l) Pollution liability insurance with a limit of not less than $1,000,000.00 per occurrence, providing coverage for operations usual to a golf course (i.e., herbicide/pesticide applicators coverage); and

(m) Such additional insurance or increased insurance limits as may be reasonably required, from time to time, by Landlord (including, without limitation, any mortgage, security agreement or other financing permitted hereunder and then affecting the Leased Property, as well as any declaration, ground lease or easement agreement affecting the Leased Property), or any Mortgagee, provided the same is customarily carried by a majority of Comparable Golf Course Facilities.

9.2 Waiver of Subrogation. Landlord and Tenant agree that with respect to any property loss which is covered by insurance then being carried by Landlord or Tenant, respectively, the party carrying such insurance and suffering said loss releases the other of and from any and all claims with respect to such loss, and they further agree that their respective insurance companies shall have no right of subrogation against the other on account thereof.

9.3 General Provisions. The property insurance deductible shall not exceed $50,000.00, unless such greater amount is agreeable to both Landlord and Tenant, or if a higher deductible for high hazard risks (i.e., wind or flood) is mandated by the insurance carrier. All insurance policies pursuant to this Article 9 shall be issued by insurance carriers having a general policy holder’s rating of no less than A/VII in A.M. Best’s latest rating guide, and shall contain clauses or endorsements to the effect that (a) Landlord shall not be liable for any insurance premiums thereon or subject to any assessments thereunder, and (b) the coverages provided thereby will be primary and any insurance carried by any additional insured shall be excess and non-contributory to the extent of the indemnification obligation pursuant to Section 9.4 below. All such policies described in Section 9.1 shall name Landlord, CNL Lifestyle Properties, Inc., a Maryland corporation, or its designated subsidiaries, affiliates or assigns, and any Mortgagee whose name and address has been provided to Tenant as additional insureds, Mortgagee’s loss payees, or mortgagees, as their interests may appear and to the extent of their indemnity. All loss adjustments shall be payable as provided in Article 10. Tenant shall deliver certificates of liability (Acord 25) and Evidence of Commercial Property Insurance (Acord 28) thereof to Landlord prior to their effective date (and, with respect to any renewal policy, no less than thirty (30) days prior to the expiration of the existing policy), which certificates shall state the nature and level of coverage reported thereby, as well as the amount of the applicable deductible. Upon Landlord’s request, duplicate original copies of all insurance policies to be obtained by Tenant shall be provided to Landlord by Tenant. All such policies shall provide Landlord (and any Mortgagee whose name and address has been provided to Tenant if required by the same) thirty (30) days prior written notice of any material change or cancellation of such policy.

In the event Tenant shall fail to effect such insurance as herein required, to pay the premiums therefor or to deliver such certificates to Landlord or any Mortgagee at the times required, Landlord shall have the right, but not the obligation, subject to the provisions of Section 12.4, to acquire such insurance and pay the premiums therefor, which amounts shall be payable to Landlord, upon demand, as an Additional Charge, together with interest accrued thereon at the Overdue Rate from the date such payment is made until (but excluding) the date repaid.

9.4 Indemnification of Landlord. Except as expressly provided herein, and subject to the provisions of Section 9.2 hereof, Tenant shall protect, indemnify, save, pay, insure and hold harmless Landlord for, from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and reasonable expenses (including, without limitation, reasonable attorneys’ fees), to the maximum extent permitted by law, imposed upon or incurred by or asserted against Landlord by reason of: (a) any accident, injury to or death of persons or loss of or damage to property of third parties occurring on or about the Leased Property or adjoining sidewalks or rights of way under Tenant’s control, (b) any liability related to the refund of deposits, securities violations, or other liabilities associated with any Membership Documents, and (c) any use, misuse, condition, management, maintenance or repair by Tenant or anyone claiming under Tenant of the Leased Property or Tenant’s Personal Property, or any litigation, proceeding or claim by Government Agencies relating to such use, misuse, condition, management, maintenance, or repair thereof to which Landlord is made a party; provided, however, that Tenant’s obligations hereunder shall not apply to any liability, obligation, claim, damage, penalty, cause of action, cost or expense arising from any gross negligence or willful misconduct of Landlord, its employees, agents, contractors or invitees. Any such claim, action or proceeding asserted or instituted against Landlord covered under this indemnity shall be defended by counsel selected by Tenant at no cost to Landlord. Notwithstanding the foregoing, indemnification with respect to Hazardous Substances is governed by Section 4.3. The obligations of Tenant under this Section 9.4 shall survive the expiration or any early termination of this Lease.

ARTICLE 10

CASUALTY

10.1 Restoration and Repair. If during the Term the Leased Property shall be totally or partially destroyed and thereby rendered Unsuitable for Its Permitted Use, Tenant shall give Landlord prompt Notice thereof. Either Landlord or Tenant may, by the giving of Notice thereof to the other party within sixty (60) days after such casualty occurs, terminate this Lease, without affecting any of the Affiliated Leases, whereupon Landlord shall be entitled to retain the insurance proceeds payable on account of such damage (exclusive of any business interruption insurance which shall be payable to Landlord only to the extent of Rent due through the date of such termination) and Tenant shall pay to Landlord the amount of any deductible; provided, however, in the event that the exercise by any Person of any of its rights with respect to the Leased Property pursuant to any of the Permitted Encumbrances shall cause damage or destruction to the Leased Property, or which actions render the Leased Property Unsuitable for Its Permitted Use, Tenant shall not have the option to terminate this Lease and shall be obligated to promptly proceed with the complete restoration and repair of the Leased Property first using available proceeds from any insurance policy then in place naming Tenant as an insured party, plus the amount of any deductible thereunder. In the event that the total amount of such available insurance proceeds and any deductible to be paid by Tenant thereunder are insufficient to pay all necessary repair and restoration costs and expenses, Landlord and Tenant shall share equally any additional costs or expenses to repair and restore the same. Tenant further expressly acknowledges, understands and agrees that in the event that this Lease is terminated as aforesaid, Landlord may settle any insurance claims and Tenant shall, upon request of Landlord, cooperate in any such settlement. If during the Term, the Leased Property shall be destroyed or damaged in whole or in part by fire, windstorm or any other cause whatsoever, but the Leased Property either (i) is not rendered Unsuitable for Its Permitted Use or (ii) is rendered Unsuitable for Its Permitted Use but neither Landlord nor Tenant terminate this Lease in the manner provided above, then, Tenant shall give Landlord immediate Notice thereof and Tenant shall, subject to the provisions of Section 10.2 below, repair, reconstruct and replace the Leased Property, or the portion thereof so destroyed or damaged, at least to the extent of the value and character thereof existing immediately prior to such occurrence and in compliance with all Legal Requirements, including any alterations to the Leased Property required to be made by any Government Agencies due to any changes in code or building regulations (which Tenant acknowledges may increase the replacement value of the Leased Property which Tenant will then be required to insure, due to any changes in code or building regulations). All such restoration work shall be started as promptly as practicable and diligently completed at no out-of-pocket cost or expense to Landlord (using available insurance proceeds). Tenant shall, however, immediately take such action as is necessary to assure that the Leased Property (or any portion thereof), does not constitute a nuisance or otherwise present or constitute a health or safety hazard.

10.2 Escrow and Disbursement of Insurance Proceeds. If this Lease is not otherwise terminated pursuant to Section 10.1, then in the event of a casualty resulting in a loss to any of the Leased Property in an amount greater than One Hundred Thousand and No/100 Dollars ($100,000.00) (in the case of Leased Property constituting Landscape Improvements, as determined by the insurance carrier, and in the case of all other Leased Property, as determined by an architect or engineer selected by Landlord), the proceeds of all insurance policies maintained by Tenant shall be deposited in Landlord’s name in an escrow account at a bank or other financial institution designated by Landlord, and shall be used by Tenant for the repair, reconstruction or restoration of the Leased Property to its original condition or as otherwise mutually agreed-upon between Landlord and Tenant. Tenant shall, at the time of establishment of such escrow account and from time to time thereafter until said work shall have been completed and paid for, furnish Landlord with adequate evidence acceptable to Landlord that at all times the undisbursed portion of the escrowed insurance proceeds, together with any funds made available by Tenant, is sufficient to pay for the repair, reconstruction or restoration in its entirety. Landlord may, at its option, require, prior to advancement of said escrowed insurance proceeds (i) approval of plans and specifications by an architect or other design professional appropriate under the circumstances and approved by Landlord and Tenant (which approval shall not be unreasonably withheld or delayed), (ii) general contractors’ estimates, (iii) architect’s certificates, (iv) unconditional lien waivers of general contractors, if available, (v) evidence of approval by all Governmental Agencies and other regulatory bodies whose approval is required, and (vi) such other terms as a Mortgagee or lender of Landlord may reasonably require. In the case of Leased Property not constituting Landscape Improvements, the escrowed insurance proceeds shall be disbursed by Landlord, not more than bi-weekly, upon (y) certification of the architect or engineer selected by Tenant (with the approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed) and having supervision of the work that such amounts are the amounts paid or payable for the repair, reconstruction or restoration, and (z) submittal by Tenant of a written requisition and substantiation therefor on AIA Forms G702 and G703 (or on such other form or forms as may be reasonably acceptable to Landlord). In the case of Leased Property constituting Landscape Improvements, the escrowed insurance proceeds shall be disbursed by Landlord, not more than bi-weekly, upon submittal by Tenant of a written requisition and substantiation therefor by either, in Landlord’s sole discretion, (y) Landlord, or (z) an arborist selected by Tenant (with the approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed) and having supervision of the work that such amounts are the amounts paid or payable for the repair, reconstruction or restoration. Tenant shall obtain, and make available to Landlord, receipted bills and, upon completion of said work, full and final waivers of lien. Upon Tenant’s completion of the repair, replacement, reconstruction or restoration of the applicable Leased Property to its original condition, or as otherwise mutually agreed-upon between Landlord and Tenant, in accordance with the terms of Section 10.1 above and this Section 10.2, any and all funds remaining in the escrow account shall be promptly transferred by Landlord to the Capex Reserve account. In the event of a casualty resulting in a loss payment for the Leased Property in an amount equal to or less than One Hundred Thousand and No/100 Dollars ($100,000.00), (a) the proceeds shall be paid to Tenant and shall be applied by Tenant towards the repair, replacement, reconstruction or restoration of the applicable Leased Property to its original condition, or as otherwise mutually agreed-upon between Landlord and Tenant, in accordance with the terms of Section 10.1 above and this Section 10.2, and (b) in the event that the amount of such proceeds paid to Tenant shall exceed the amount of proceeds expended by Tenant for the repair, reconstruction and restoration of the applicable Leased Property, such excess amount shall be promptly transferred by Tenant to the Capex Reserve account. Any and all loss adjustments with respect to losses payable hereunder shall require the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion. All salvage resulting from any risk covered by insurance shall belong to Tenant, provided any rights to the same have been waived by the insurer. In addition, notwithstanding anything in this Lease to the contrary, Tenant shall be strictly liable and solely responsible for the amount of any deductible and shall pay for all repairs, reconstruction or alterations up to the full amount of such deductible (and provide evidence of such payment to Landlord by documentation reasonably acceptable to Landlord) before any insurance proceeds are used for repairs, reconstruction or alterations.

10.3 No Abatement of Rent. Unless terminated in accordance with the provisions of Section 10.1 above, this Lease shall remain in full force and effect and Tenant’s obligation to make all payments of Rent and to pay all Additional Charges as and when required under this Lease shall remain unabated during the Term notwithstanding any casualty to the Leased Property (provided that Landlord shall credit against such payments any amounts paid to Landlord as a consequence of such damage under any business interruption insurance obtained by Tenant hereunder). The provisions of this Article 10 shall be considered an express agreement governing any event of casualty involving the Leased Property and, to the maximum extent permitted by Applicable Laws, Tenant hereby waives the application of any local or state statute, law, rule, regulation or ordinance in effect during the Term which provides for such abatement.

10.4 Business Interruption Insurance. All insurance proceeds payable by reason of business interruption insurance maintained for the benefit of Tenant shall be paid to Tenant; provided, however, no such payments shall diminish or reduce the insurance payments otherwise payable to or for the benefit of Landlord hereunder. Such business interruption proceeds shall be considered part of the Total Facility Revenues.

10.5 Restoration of Tenant’s Property. If Tenant restores the Leased Property as hereinabove provided, Tenant shall either (i) restore all alterations and improvements made by Tenant and Tenant’s Personal Property, or (ii) replace such alterations and improvements and Tenant’s Personal Property with improvements or items of the same or better quality and utility in the operation of the Leased Property.

10.6 Waiver. Tenant hereby waives to the maximum extent permitted by law, any statutory or common law rights of termination which may arise by reason of any damage or destruction of the Leased Property and agrees that its rights shall be limited to those set forth in Section 10.1.

ARTICLE 11

CONDEMNATION

11.1 Total Condemnation, Etc. If the whole of the Leased Property shall be taken or Condemned for any public or quasi public use or purpose, by right of eminent domain or by purchase in lieu thereof, or if a substantial portion of the Leased Property shall be so taken or condemned such that the portion or portions remaining is or are not sufficient and suitable for the continued operation thereof as required herein, so as to effectively render the Leased Property Unsuitable for Its Permitted Use, then this Lease and the Term hereby granted shall cease and terminate (without prejudice to Landlord’s and Tenant’s respective rights to an award under Section 11.3 below), without affecting any of the Affiliated Leases, as of the date on which the Condemnor takes possession and all Rent shall be paid by Tenant to Landlord up to that date or refunded by Landlord to Tenant if Rent has previously been paid by Tenant beyond that date.

11.2 Partial Condemnation. If a portion of the Leased Property shall be subject to any Condemnation, and the portion or portions remaining can be adapted and used for the conduct of the Business in accordance with the terms of this Lease, such that the Leased Property is not effectively rendered Unsuitable for Its Permitted Use, then Tenant shall, utilizing, as reasonably necessary, Condemnation proceeds paid to Landlord from the Condemnor, promptly restore the remaining portion or portions thereof to a condition comparable to their condition at the time of such Condemnation, less the portion or portions lost by the taking, and this Lease shall continue in full force and effect with no reduction or abatement of Rent.

11.3 Disbursement of Award. The entire Condemnation award for the Leased Property or the portion or portions thereof so taken shall be apportioned between Landlord and Tenant as follows: (a) if this Lease terminates due to a Condemnation, Landlord shall be entitled to the entire award; provided, however, that any portion of the award expressly made for the taking of Tenant’s leasehold interest in the Leased Property, loss of business during the remainder of the Term, and the taking of Tenant’s Personal Property shall be the sole property of and payable to Tenant, and (b) if this Lease does not terminate due to such Condemnation, Tenant shall be entitled to the award to the extent required for restoration of the Leased Property, and Landlord shall be entitled to the balance of the award not applied to restoration. In any Condemnation proceedings, Landlord and Tenant shall each seek its own award in conformity herewith, at its own expense. If this Lease does not terminate due to a Condemnation, Tenant shall, with due diligence, restore the remaining portion or portions of the Leased Property in the manner hereinabove provided to the extent of condemnation proceeds made available to Tenant. In such event, the proceeds of the award to be applied to restoration shall be deposited with a bank or financial institution designated by Landlord as if such award were insurance proceeds, and the amount so deposited will thereafter be treated in the same manner as insurance proceeds are to be treated under Section 10.2 of this Lease until the restoration has been completed and Tenant has been reimbursed for all the costs and expenses thereof. If the award is insufficient to pay for the restoration, Landlord shall be responsible for the remaining cost and expense of such restoration. All proceeds in excess of those required for restoration shall be disbursed to Landlord upon completion of such restoration.

11.4 No Abatement of Rent. This Lease shall remain in full force and effect and Tenant’s obligation to make all payments of Rent and to pay all other charges as and when required under this Lease shall remain unabated during the Term notwithstanding any Condemnation involving the Leased Property. The provisions of this Article 11 shall be considered an express agreement governing any Condemnation involving the Leased Property and, to the maximum extent permitted by Applicable Laws, no local or State statute, law, rule, regulation or ordinance in effect during the Term which provides for such abatement shall have any application in such case.

ARTICLE 12

DEFAULTS AND REMEDIES

12.1 Tenant Events of Default. Each of the following events shall be an Event of Default hereunder by Tenant and shall constitute a breach of this Lease:

(a) If Tenant shall fail to pay, when due, any Rent due hereunder, and such failure shall continue for a period of five (5) Business Days after such amounts become due.

(b) If Tenant shall fail to (i) pay, when due, any Additional Charge due hereunder; or (ii) fully fund and maintain the Capex Reserve and fund all Capex Reserve Expenditures as required by Section 5.2, and such failure in each such event shall continue for a period of seven (7) days after receipt of written Notice from Landlord.

(c) If Tenant shall violate or fail to comply with or perform any other term, provision, covenant, agreement or condition to be performed or observed by Tenant under this Lease which is not otherwise identified in this Section 12.1, and such violation or failure shall continue for a period of sixty (60) days after written notice thereof from Landlord; provided, however, if such violation or failure is incapable of cure by Tenant within such sixty (60) days after Tenant’s diligent and continuous efforts to cure the same, Tenant shall have up to an additional period of sixty (60) days for a total of one hundred twenty (120) days to cure the same.

(d) If any assignment, transfer, or sublease of any of the Leased Property shall be made or deemed to be made that is in violation of the provisions of this Lease.

(e) If any lien or encumbrance of the Leased Property or if any assignment, transfer, sublease, lien or encumbrance of the P&E shall be made or deemed to be made that is in violation of the provisions of this Lease and such violation or failure shall continue for a period of sixty (60) days after written notice thereof from Landlord.

(f) If Tenant shall cease the actual and continuous operation of the Business contemplated by this Lease to be conducted by Tenant upon the Leased Property (and such cessation is not the result of casualty, condemnation or a major renovation and accompanying restoration or is not otherwise permitted by Landlord or is not the result of Applicable Laws or during an Emergency or other Force Majeure Event); or if Tenant shall vacate, desert or abandon the Leased Property; or if the Leased Property shall become empty and unoccupied; or if any of the Leased Property or Leased Improvements are used or are permitted to be used for any purpose, or for the conduct of any activity, other than the Permitted Use.

(g) If, at any time during the Term of this Lease, Tenant shall file in any court, pursuant to any statute of either the United States or of any State, a petition in bankruptcy or insolvency, or for reorganization or arrangement, or for the appointment of a receiver or trustee of all or any portion of Tenant’s property, including, without limitation, the leasehold interest in the Leased Property, or if Tenant shall make an assignment for the benefit of its creditors or petitions for or enters into an arrangement with its creditors.

(h) If, at any time during the Term of this Lease, there shall be filed against Tenant in any court pursuant to any statute of the United States or of any State, a petition in bankruptcy or insolvency, or for reorganization, or for the appointment of a receiver or trustee of all or a portion of Tenant’s property, including, without limitation, the leasehold interest in the Leased Property, and any such proceeding against Tenant shall not be dismissed within ninety (90) days following the commencement thereof.

(i) If Tenant’s leasehold interest in the Leased Property or any property therein (including without limitation any material portion of Tenant’s Personal Property) shall be seized under any levy, execution, attachment or other process of court where the same shall not be vacated or stayed on appeal or otherwise within sixty (60) days thereafter, or if Tenant’s leasehold interest in the Leased Property is sold by judicial sale and such sale is not vacated, set aside or stayed on appeal or otherwise within sixty (60) days thereafter.

(j) If any of the Permits material to the operation of the Business or the use of the Land for its Permitted Use are at any time suspended and the suspension is not stayed pending appeal within sixty (60) days of the date of the notice of the suspension of any Permits material to the operation of the Business or the use of the Land for its Permitted Use, or voluntarily terminated without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole opinion and discretion.

(k) If Tenant fails during the Term of this Lease to cure or abate any violation of Applicable Laws occurring during the Term that is claimed by any Governmental Agency of any law, order, ordinance, rule, regulation or Applicable Laws pertaining to the operation of the Business or the use of the Land for its Permitted Use, and within the later of (i) the time permitted by such authority for such cure or abatement, or (ii) thirty (30) days after written notice thereof from Landlord.

(l) If there shall be a default by Tenant under any Affiliated Lease and such default is not cured within any applicable cure period.

(m) If there shall be a default by PGMI under the Parent Guaranty and such default is not cured within any applicable cure period.

12.2 Landlord Remedies Upon Event of Default by Tenant. If any of the Events of Default hereinabove specified shall occur, Landlord, at any time thereafter, shall have and may exercise any of the following rights and remedies:

(a) Landlord may, pursuant to written notice thereof to Tenant, immediately terminate this Lease and, peaceably or pursuant to appropriate legal proceedings, reenter, retake and resume possession of the Leased Property for Landlord’s own account without liability for trespass (Tenant hereby waiving any right to notice or hearing prior to such taking of possession by Landlord) and, for Tenant’s breach of and default under this Lease, recover immediately from Tenant any and all sums and damages due or in existence at the time of such termination, including, without limitation, (i) all Rent and other sums, charges, payments, costs and expenses agreed and/or required to be paid by Tenant to Landlord hereunder prior to such termination, (ii) all costs and expenses of Landlord in connection with the recovery of possession of the Leased Property, including reasonable attorney’s fees and court costs, and (iii) all costs and expenses of Landlord in connection with any reletting or attempted reletting of the Leased Property or any part or parts thereof, including, without limitation, brokerage fees, advertising costs, reasonable attorney’s fees and the cost of any alterations or repairs or tenant improvements which may be reasonably required to so relet the Leased Property, or any part or parts thereof.

(b) Landlord may, pursuant to any prior notice required by law, and without terminating this Lease, peaceably or pursuant to appropriate legal proceedings, reenter, retake and resume possession of the Leased Property for the account of Tenant, make such alterations of and repairs and improvements to the Leased Property as may be reasonably necessary in order to relet the same or any part or parts thereof and, directly or through a qualified management or operating company which may include an Affiliate of Landlord, operate and manage the Leased Property, and relet or attempt to relet the Leased Property or any part or parts thereof for such term or terms (which may be for a term or terms extending beyond the Term of this Lease), at such rents and upon such other terms and provisions as Landlord, in its sole discretion, may deem advisable. If Landlord takes possession and control of the Leased Property and operates the same, Tenant shall, for so long as Landlord is actively operating the Leased Property, have no obligation to operate the Leased Property but agrees that Landlord, any contract manager or operator, or any new tenant or sublessee may, to the extent permitted by Applicable Laws, operate the Business under Tenant’s Permits, including, unless prohibited by Applicable Laws, its liquor license, if any, until same are issued in the name of Landlord or the new manager/operator or tenant or sublessee, as applicable. In addition, Tenant will reasonably cooperate with Landlord in transferring, to the extent transferable, any of Tenant’s Permits which Landlord determines would be necessary or appropriate to continue to operate the Leased Property for its Permitted Use. If Landlord relets or attempts to relet the Leased Property, or obtains a contract manager or operator for the Leased Property, Landlord shall at its sole discretion determine the terms and provisions of any new lease or sublease, or management or operating agreement, and whether or not a particular proposed manager or operator, or new tenant or sublessee, is acceptable to Landlord. Upon any such reletting, or the operation of the Leased Property by a contract manager or operator, all rents or incomes received by Landlord from such reletting or otherwise from the operation of the Leased Property shall be applied, (i) first, to the payment of all costs and expenses of recovering possession of the Leased Property, (ii) second, to the payment of any costs and expenses of such reletting and or operation, including brokerage fees, advertising costs, reasonable attorney’s fees, a reasonable management fee (if considered necessary by good business practices), and the cost of any alterations and repairs reasonably required for such reletting or operation of the Leased Property; (iii) third, to the payment of any indebtedness, other than Rent, due hereunder from Tenant to Landlord, (iv) fourth, to the payment of all Rent and other sums due and unpaid hereunder, and (v) fifth, the residue, if any, shall be held by Landlord and applied in payment of future Rent as the same may become due and payable hereunder. If the rents received from such reletting or net income from the operation of the Leased Property during any period shall be less than the Rents and Additional Charges required to be paid during that period by Tenant hereunder, Tenant shall promptly pay any such deficiency to Landlord and failing the prompt payment thereof by Tenant to Landlord, Landlord shall immediately be entitled to institute legal proceedings for the recovery and collection of the same. Such deficiency shall be calculated and paid at the time each payment of Minimum Rent, Additional Minimum Rent (if applicable) or any other sum shall otherwise become due under this Lease, or, at the option of Landlord, at the end of the Term of this Lease. Landlord shall, in addition, be immediately entitled to sue for and otherwise recover from Tenant any other damages occasioned by or resulting from any abandonment of the Leased Property or other breach of or default under this Lease other than a default in the payment of Rent. No such reentry, retaking or resumption of possession of the Leased Property by Landlord for the account of Tenant shall be construed as an election on the part of Landlord to terminate this Lease unless a written notice of such intention shall be given to Tenant or unless the termination of this Lease be decreed by a court of competent jurisdiction. Notwithstanding any such re entry and reletting or attempted reletting of the Leased Property or any part or parts thereof for the account of Tenant without termination, Landlord may at any time thereafter, upon written notice to Tenant, elect to terminate this Lease or pursue any other remedy available to Landlord for Tenant’s previous breach of or default under this Lease.

(c) Landlord may, without reentering, retaking or resuming possession of the Leased Property sue for all Rent and all other sums, charges, payments, costs and expenses due from Tenant to Landlord hereunder (discounted to present value) either: (i) as they become due under this Lease, taking into account that Tenant’s right and option to pay the Rent hereunder on a monthly basis in any particular Fiscal Year is conditioned upon the absence of an Event of Default on Tenant’s part in the performance of its obligations under this Lease, or (ii) at Landlord’s option, accelerate the maturity and due date of the whole or any part of the Rent for the entire then remaining unexpired balance of the Term of this Lease, as well as all other sums, charges, payments, costs and expenses required to be paid by Tenant to Landlord hereunder, including, without limitation, damages for breach or default of Tenant’s obligations hereunder in existence at the time of such acceleration, such that all sums due and payable under this Lease shall, following such acceleration, be treated as being and, in fact, be due and payable in advance as of the date of such acceleration. Landlord may then proceed to recover and collect all such unpaid Rent and other sums so sued for from Tenant by distress, levy, execution or otherwise. Regardless of which of the foregoing alternative remedies is chosen by Landlord under this subparagraph (c), Landlord shall not be required, except as may be required by Applicable Laws, to relet the Leased Property nor exercise any other right granted to Landlord pursuant to this Lease, nor, except as may be required by Applicable Laws, shall Landlord be under any obligation to minimize or mitigate Landlord’s damages or Tenant’s loss as a result of Tenant’s breach of or default under this Lease. Notwithstanding the foregoing, following such time as Landlord may obtain possession of the Leased Property, Landlord or its successor Landlord at the time of any Lease termination, shall continue to make the Leased Property available for lease, on an “as is” basis, and shall turn over the net proceeds thereof to Tenant to the extent actually received by Landlord in respect of any time period for which Landlord shall have received the full amount of Rent payable with respect thereto (albeit perhaps on a basis reasonably discounted for the time value of money or present value basis).

(d) Landlord may, in addition to any other remedies provided herein, to the extent permitted by Applicable Laws, enter upon the Leased Property or any portion thereof and take possession of (i) any and all of Tenant’s Personal Property, if any, (ii) Tenant’s books and records necessary to operate the Leased Property including the Capex Reserve, and (iii) all the bank accounts concerning, or established for, the Leased Property, without liability for trespass or conversion (Tenant hereby waiving any right to notice or hearing prior to such taking of possession by Landlord) and sell the same by public or private sale, after giving Tenant reasonable notice of the time and place of any public or private sale, at which sale Landlord or its assigns may purchase all or any portion of Tenant’s Personal Property, if any, unless otherwise prevented by Applicable Laws. Unless otherwise provided by Applicable Laws and without intending to exclude any other manner of giving Tenant reasonable notice, the requirement of reasonable notice shall be met if such notice is given at least ten (10) days before the date of sale. The proceeds from any such disposition, less all expenses incurred in connection with the taking of possession, holding and selling of such Property (including reasonable attorneys’ fees) shall be credited against Rent which is due hereunder.

(e) Tenant acknowledges that one of the rights and remedies available to Landlord under Applicable Laws is to apply to a court of competent jurisdiction for the appointment of a receiver to collect the rents, issues, profits and income of the Leased Property and to manage the operation of the Leased Property. Therefore, in addition to any other right or remedy of Landlord under this Lease, Landlord may petition any appropriate court for appointment of a receiver to manage the operation of the Leased Property (or any portion thereof), to collect and disburse all rents, issues, profits and income generated thereby. The receiver shall be entitled to a reasonable fee for his services as receiver. All such fees and other expenses of the receivership estate shall be payable as Additional Charges under this Lease. To the extent permitted by Applicable Laws, Tenant hereby irrevocably stipulates to the appointment of a receiver under such circumstances and for such purposes and agrees not to contest such appointment.

(f) In addition to the remedies hereinabove specified and enumerated, Landlord shall have and may exercise the right to invoke any other remedies allowed at law or in equity as if the remedies of reentry, unlawful detainer proceedings and other remedies were not herein provided. Accordingly, the mention in this Lease of any particular remedy shall not preclude Landlord from having or exercising any other remedy at law or in equity. Nothing herein contained shall be construed as precluding Landlord from having or exercising such lawful remedies as may be and become necessary in order to preserve Landlord’s right or the interest of Landlord in the Leased Property and in this Lease, even before the expiration of any notice periods provided for in this Lease, if under the particular circumstances then existing the allowance of such notice periods will prejudice or will endanger the rights and estate of Landlord in this Lease and in the Leased Property. In addition, any provision of this Lease to the contrary notwithstanding, no provision of this Lease shall delay or otherwise limit Landlord’s right to seek injunctive relief or Tenant’s obligation to comply with any such injunctive relief.

12.3 Application of Funds. Any payments received by Landlord under any of the provisions of this Lease during the existence or continuance of any Event of Default (and any payment made to Landlord rather than Tenant due to the existence of any Event of Default) shall be applied to Tenant’s current and past due obligations under this Lease in such order as Landlord may determine or as may be prescribed by the laws of the State.

12.4 Landlord’s Right to Cure Tenant’s Default. If an Event of Default shall occur and be continuing beyond any applicable cure period, Landlord may, but shall have no obligation to perform the same for the account and at the expense of Tenant. If, at any time and by reason of such default, Landlord is compelled to pay, or elects to pay, any sum of money or do any act which will require the payment of any sum of money, or is compelled to incur any expense in the enforcement of its rights hereunder or otherwise, such sum or sums, together with interest thereon at the Overdue Rate shall be deemed an Additional Charge hereunder and shall be repaid to Landlord by Tenant promptly when billed therefor, and Landlord shall have all the same rights and remedies in respect thereof as Landlord has in respect of the rents herein reserved.

12.5 Landlord’s Security Interest and Lien.

12.5.1 Landlord shall have, and Tenant hereby grants, a security interest (a) in Tenant’s Personal Property (specifically excluding any proprietary software or proprietary operating systems of Tenant) or the equity of Tenant therein located at the Leased Property, (b) Tenant’s books and records necessary to operate the Leased Property, and (c) all of the bank accounts concerning or established for the Leased Property, including the Capex Reserve. This security interest is granted for the purpose of securing the payment of Rent, Additional Charges, assessments, penalties and damages herein covenanted to be paid by Tenant. Upon an Event of Default hereunder or under any of the Affiliated Leases, Landlord shall have all remedies available under the Uniform Commercial Code enacted in the State in which the Leased Property is located, including, without limitation, the right to take possession of the above-mentioned property and dispose of it by sale in a commercially reasonable manner. Tenant hereby authorizes Landlord to file such financing statements as Landlord deems necessary and appropriate in such jurisdictions as Landlord deems necessary and appropriate for the purpose of serving notice to third parties of the security interest herein granted.

12.5.2 Landlord shall have at all times during the Term of this Lease, a valid lien for all Rent, Additional Charges and other sums of money becoming due hereunder from Tenant, upon all goods, accounts, wares, merchandise, Inventory, furniture, fixtures, equipment, vehicles and other personal property and effects of Tenant situated in or upon the Leased Property, including Tenant’s Personal Property (specifically excluding any proprietary software or proprietary operating systems of Tenant) and any interest of Tenant in P&E Replacements, and such property shall not be removed therefrom except in accordance with the terms of this Lease without the approval and consent of Landlord until all arrearages in Rent, Additional Charges or other sums of money then due to Landlord hereunder shall first have been paid and discharged in full. Alternatively, the lien hereby granted may be foreclosed in the manner and form provided by law for foreclosure of security interests or in any other manner and form provided by law.

The statutory lien for Rent, if any, is not hereby waived and the express contractual lien herein granted is in addition thereto and supplementary thereto. Tenant agrees to execute and deliver to Landlord from time to time during the Term of this Lease such financing statements as Landlord deems necessary and appropriate in such jurisdictions as Landlord deems necessary and appropriate in order to perfect Landlord’s lien provided herein or granted or created by state law. Tenant further agrees that during an Event of Default, Tenant shall not make any distributions to its shareholders, partners, members or other owners and any such distributions shall be considered and deemed to be fraudulent and preferential and subordinate to Landlord’s claim for Rent and other sums hereunder.

12.6 Collateral Assignment. As additional security for Tenant’s performance of its obligations hereunder, Tenant hereby collaterally assigns to Landlord, to the extent assignable, all of Tenant’s right, title and interest in Permits, Operating Contracts, and other agreements and documents held by Tenant and necessary and used to operate the Leased Property for its Permitted Use. Such collateral assignment shall become an outright assignment and shall be effective upon the expiration or sooner termination of this Lease by Landlord as a result of an Event of Default by Tenant without the need to execute any additional instruments evidencing such assignment. Tenant agrees and acknowledges that any third party may rely upon a written statement by Landlord as to an Event of Default by Tenant and the termination of this Lease. Notwithstanding the foregoing, Tenant agrees to execute and deliver to Landlord, upon the termination of this Lease by Landlord as a result of an Event of Default by Tenant, such instruments evidencing the assignment contemplated hereby as may be required by Landlord in its sole and absolute discretion.

12.7 Landlord Default. In the event of a default by Landlord under any material obligation of Landlord hereunder, Landlord shall have thirty (30) days from Tenant’s written notice to Landlord specifying the nature of the default to cure such default. If the default is of such nature that it cannot reasonably be corrected within such thirty (30) day period, Landlord shall have such additional period as is reasonably necessary to sure such default, provided that Landlord diligently and continuously prosecutes the cure of such default. In the event that Landlord fails to cure any default, and is not otherwise pursuing a cure thereof, for which it has received notice, as specified herein, Tenant shall have the right to either: (i) cure such default and deduct the reasonable costs of such cure from Rent payable hereunder; or (ii) terminate this Lease upon sixty (60) days written notice to Landlord. Tenant’s failure to notify Landlord of any material default hereunder shall not act as a waiver of such default.

ARTICLE 13

HOLDING OVER

If Tenant or any other Person or party claiming by, through or under Tenant shall remain in possession of the Leased Property or any part thereof following the expiration of the Term or earlier termination of this Lease without an agreement in writing between Landlord and Tenant with respect thereto, such Person or party remaining in possession shall be deemed to be a tenant at sufferance, and during any such holdover, the Rent payable under this Lease by such tenant at sufferance shall be double the rate or rates in effect immediately prior to the expiration of the Term or earlier termination of this Lease. In no event, however, shall such holding over be deemed or construed to be or constitute a renewal or extension of this Lease.

ARTICLE 14

LIABILITY OF LANDLORD; INDEMNIFICATION

14.1 Liability of Landlord. Landlord and its Affiliates shall not be liable to Tenant, its employees, agents, invitees, licensees, customers or clients for any damage, injury, loss, compensation or claim, including, but not limited to, claims for the interruption of or loss to the Business, based on, arising out of or resulting from any cause whatsoever (other than Landlord’s gross negligence or willful misconduct), including, but not limited to: (a) repairs to any portion of the Leased Property; (b) interruption in Tenant’s Business or Tenant’s use of the Leased Property; (c) any accident or damage resulting from the use or operation (by Landlord, Tenant or any other person or persons) of any equipment within the Leased Property, including without limitation, heating, cooling, electrical or plumbing equipment or apparatus; (d) the termination of this Lease by reason of the Condemnation or destruction of the Leased Property in accordance with the provisions of this Lease; (e) any fire, robbery, theft, mysterious disappearance or other casualty; (f) the actions of any other person or persons; (g) any leakage or seepage in or from any part or portion of the Leased Property, whether from water, rain or other precipitation that may leak into, or flow from, any part of the Leased Property, or from drains, pipes or plumbing fixtures in the Leased Improvements; (h) any condition relating to the Environment; and (i) the existence of any Hazardous Substance located at, on or in the Land. Any goods, property or personal effects stored or placed by Tenant or its employees in or about the Leased Property including Tenant’s Personal Property, shall be at the sole risk of Tenant.

14.2 Indemnification of Landlord. Tenant shall defend, indemnify, pay, save, insure and hold Landlord harmless from and against any and all liabilities, obligations, losses, damages, injunctions, suits, actions, fines, penalties, claims, demands, costs and expenses of every kind or nature, including reasonable attorneys’ fees and court costs, incurred by Landlord, arising directly or indirectly from or out of: (a) any failure by Tenant to perform any of the terms, provisions, covenants or conditions of this Lease, on Tenant’s part to be performed including but not limited to the payment of any fee, cost or expense which Tenant is obligated to pay and discharge hereunder, (b) any accident, injury or damage which shall happen at, in or upon the Leased Property, however occurring; (c) any matter or thing growing out of the condition, occupation, maintenance, alteration, repair, use or operation by any person, including Tenant or a Tenant Affiliate, their employees, agents, invitees, customers, licensees or contractors, of the Leased Property, or any part thereof, or the operation of the business contemplated by this Lease to be conducted thereon, therein, or therefrom; (d) any failure of Tenant to comply with the Legal Requirements; (e) any contamination of the Leased Property, or the groundwaters thereof, during the Term hereof, whether by of Tenant or Tenant Affiliate, their employees, agents, invitees, customers, licensees or contractors; (f) any discharge of toxic or hazardous sewage or waste materials from the Leased Property into any septic facility or sanitary sewer system serving the Leased Property arising on or after the date Tenant takes possession of the Leased Property, whether by Tenant or Tenant Affiliate, their employees, agents, invitees, customers, licensees or contractors; (g) reciprocal rights granted to Golf Club members in any club associated with the Leased Property; (h) any other act or omission of Tenant or Tenant Affiliate, its employees, agents, invitees, customers, licensees or contractors; or (i) subject to the provisions of Section 10.1 hereof, any exercise by any Person of any of its rights with respect to the Leased Property pursuant to the Permitted Encumbrances; provided, however, Tenant shall not be liable for or be obligated to indemnify Landlord from and against any damages resulting from Landlord’s gross negligence or willful misconduct.

THE INDEMNIFICATION OF LANDLORD HEREUNDER IS INTENDED TO AND SHALL EXPRESSLY INCLUDE INDEMNIFICATION AGAINST LANDLORD’S OWN NEGLIGENCE, UNLESS SPECIFICALLY PROVIDED OTHERWISE HEREIN. TENANT’S INDEMNITY OBLIGATIONS UNDER THIS ARTICLE 14 AND ELSEWHERE IN THIS LEASE ARISING PRIOR TO THE TERMINATION OR PERMITTED ASSIGNMENT OF THIS LEASE SHALL SURVIVE SUCH TERMINATION OR ASSIGNMENT.

14.3 Notice of Claim or Suit. Tenant shall promptly notify Landlord of any claim, action, proceeding or suit instituted or threatened against Tenant or Landlord concerning or affecting the Leased Property, the Business or Tenant of which Tenant receives notice or of which Tenant acquires knowledge (a “Claim”). In the event Landlord is made a party to any action for damages or other relief against which Tenant has indemnified Landlord, as aforesaid, Tenant shall at its own expense using counsel reasonably approved by Landlord, diligently defend Landlord, pay all costs in such litigation or, at Landlord’s option, and expense, Landlord may nonetheless engage its own counsel in connection with its own defense or settlement of said litigation in which event Tenant shall cooperate with Landlord and make available to Landlord all information and data which Landlord deems necessary or desirable for such defense. In the event Landlord is required to secure its own counsel due to a conflict in the interests of Tenant and Landlord in any action for damages or other relief against which Tenant has indemnified Landlord, Tenant shall pay all of Landlord’s costs in such litigation. Tenant is required to approve a settlement agreement for any such claim or suit as requested by Landlord and which is consistent with applicable insurance company requirements, unless Tenant posts a bond or other security acceptable to Landlord for any potentially uninsured liability amounts. Notwithstanding any provision herein to the contrary, on or before the end of each Fiscal Quarter, Tenant shall provide Landlord with a status report with respect to all Claims, which status report shall include a summary as to the status of each Claim.

14.4 Limitation on Liability of Landlord. In the event Tenant is awarded a money judgment against Landlord, Tenant’s sole recourse for satisfaction of such judgment shall be limited to execution against Landlord’s interest in the Leased Property. In no event shall any partner, member, officer, director, stockholder or shareholder of Landlord or any partner thereof or Affiliate or Subsidiary thereof, be personally liable for the obligations of Landlord hereunder.

ARTICLE 15

REIT AND UBTI REQUIREMENTS

Tenant understands that, in order for Landlord to qualify as a real estate investment trust (a “REIT”) under the Code, the following requirements must be satisfied. The parties intend that amounts to be paid by Tenant hereunder and received or accrued, directly or indirectly, by Landlord with respect to the Leased Property (including any rents attributable to personal property that is leased with respect thereto) will qualify as “rents from real property” (within the meaning of Code Section 856(d) and Section 512(b)(3)), and that neither party will take, or permit to take, any action that would cause any amount received by Landlord under this Lease to fail to qualify as such under the Code. Consistent with this intent, the parties agree that:

15.1 Limitations on Rents Attributable to Personal Property. “Rents attributable to any personal property” leased to Tenant cannot exceed fifteen percent (15%) of the total rent received or accrued by Landlord under this Lease for the Fiscal Year of Landlord. In addition, Landlord’s customary practice is to limit “rents attributable to any personal property” to twelve and one-half percent (12.5%) of the total rent received or accrued by Landlord pursuant to any lease agreement. Consistent therewith, the average of the fair market values of the personal property (within the meaning set forth in Section 1.512(b) 1(c)(3)(ii) of the applicable Treasury Regulations) that is leased to Tenant with respect to the Leased Property at the beginning and end of a Fiscal Year cannot exceed twelve and one-half percent (12.5%) of the average of the aggregate fair market values of the real and personal property comprising such Leased Property that is leased to Tenant under such lease at the beginning and end of such Fiscal Year (the “REIT Personal Property Limitation”). If Landlord reasonably anticipates that the REIT Personal Property Limitation will be exceeded with respect to the Leased Property for any Fiscal Year, Landlord may, at Landlord’s sole option and absolute discretion restructure the ownership of Landlord and/or Landlord’s ownership of the personal property, and lease, or cause an Affiliate to lease, to Tenant, pursuant to a separate lease agreement, such personal property, and Tenant agrees that it shall cooperate with Landlord in good faith in connection with such restructuring and shall execute any separate or amended lease agreements, provided the same do not materially affect Tenant’s rights and obligations under this Lease; provided, however, in the event that Landlord elects to consummate any of the foregoing options, Landlord shall be solely responsible for all reasonable costs and expenses incurred by Tenant in connection with same.

15.2 Basis for Sublease Rent Restricted. Tenant cannot sublet the property that is leased to it by Landlord, or enter into any similar arrangement, on any basis such that the rental or other amounts paid by the sublessee thereunder would be based, in whole or in part, on either (a) the net income or profits derived by the business activities of the sublessee or (b) any other formula such that any portion of the rent paid by Tenant to Landlord would fail to qualify as “rent from real property” within the meaning of Section 856(d) and Section 512(b)(3) of the Code and regulations promulgated thereunder.

15.3 Landlord Affiliate Subleases Restricted. Anything to the contrary in this Lease notwithstanding, Tenant shall not sublease the Leased Property to, or enter into any similar arrangement with, any person in which Landlord owns, directly or indirectly, a ten percent (10%) or more interest, with the meaning of Section 856(d)(2)(B) of the Code, and any such action shall be deemed void ab initio. Anything to the contrary in this Lease notwithstanding, Tenant shall not sublease the Leased Property to, or enter into any similar arrangement with, any Person that Landlord would be deemed to control within the meaning of Section 512 (b)(13) of the Code.

15.4 Landlord Interests in Tenant Restricted. Anything to the contrary in this Lease notwithstanding, neither party shall take, or permit to take, any action that would cause Landlord to own, directly or indirectly, a ten percent (10%) or greater interest in Tenant within the meaning of Section 856(d)(2)(B) of the Code, and any similar or successor provision thereto, and any such action shall be deemed void ab initio. In addition, anything to the contrary in this Lease notwithstanding, Tenant shall not take or permit to take, any action that would cause Landlord to own, directly or indirectly, such interest in Tenant such that amounts received from Tenant would represent amounts received from a controlled entity within the meaning of Section 512(b)(13) of the Code.

15.5 Landlord Services. Any services provided by, or on behalf of, Landlord will not prevent any amounts received or accrued from qualifying as “rents from real property” (within the meaning of Section 856(d)(2) or Section 512(b)(3) of the Code).

15.6 Certain Subtenants Prohibited. Anything to the contrary in this Lease notwithstanding, Tenant shall not sublease the Leased Property to, or enter into any similar arrangement with, any Person that would be described in Section 514(c)(9)(B)(iii) or (iv) of the Code.

15.7 Future Amendment. Tenant hereby agrees to amend this Article 15 from time to time as Landlord deems necessary or desirable in order to effectuate the intent hereof, so long as any such amendment does not alter the economic terms and value of this Lease.

ARTICLE 16

SUBLETTING AND ASSIGNMENT

16.1 Transfers Prohibited Without Consent. Except for the rights of the ForeGolf Manager to use, operate and manage the Leased Property under the ForeGolf Management Agreement, Tenant shall not, without the prior written consent of Landlord in each instance, which consent may be withheld in Landlord’s sole opinion and discretion, sell, assign, sublease, license, concession or otherwise transfer this Lease, or Tenant’s interest in the Leased Property together with all interests of Tenant in all property of any nature located and used at the Leased Property (including, without limitation, Tenant’s Personal Property, but excluding sales in the ordinary course of business), in whole or in part, or any rights or interest which Tenant may have under this Lease, or sublet, license or concession any part of the Leased Property, or grant or permit any Lien or encumbrance on or security interest in Tenant’s interest in this Lease. Notwithstanding the foregoing, and subject to the provisions of Section 16.2 hereof, in the event that Tenant elects to sell, assign or otherwise transfer this Lease, or Tenant’s interest in this Lease or the Leased Property, in whole but not in part, to an Affiliate of Tenant (a “Tenant-Affiliated Assignee”), then Landlord shall not unreasonably withhold its consent to such sale, assignment or transfer provided (i) Tenant gives Landlord prior written notice of such sale or assignment, (ii) Tenant shall remain liable under this Lease for the remaining Term, unless such Tenant-Affiliated Assignee shall have a financial net worth equivalent to or greater than the financial net worth of Tenant as of January 1, 2009 and an equivalent number of years and quality of experience in operating Golf Course Facilities, in which event, Tenant shall be released from any further liability hereunder upon such purchase or assignment, (iii) such Tenant-Affiliated Assignee shall continue to operate the Leased Property as required herein consistent with Comparable Golf Course Facilities being operated by Tenant and/or its Affiliates, and (iv) Tenant sells, assigns or otherwise transfers all of the Affiliated Leases, or all of its interests in the Leased Property under (and as defined in) the Affiliated Leases, in whole but not in part, in connection with the sale, assignment or transfer of this Lease, to such Tenant-Affiliated Assignee. Any sale, assignment or transfer of this Lease without the prior written consent of Landlord shall be voidable at Landlord’s option.

16.2 Indirect Transfer Prohibited Without Consent. Schedule 16.2 attached hereto sets forth the current ownership and Control of Tenant. Any (in each such case, a “Transfer of Tenant”) (i) sale, assignment, pledge, transfer, exchange or other disposition of the stock, partnership interests, membership interests, or other equitable interests in Tenant or any Person Controlling Tenant, which results in a change or transfer of Control or a change or transfer of management of Tenant, (ii) merger, consolidation or other combination of Tenant with another entity which results in a change or transfer of Control or a change or transfer of management of Tenant, or (iii) a recapitalization of Tenant, shall be deemed an assignment hereunder and shall be subject to Section 16.1 hereof. For purposes hereof, exchange or transfer of management or Control or effective Control shall mean a transfer of fifty percent (50%) or more of the economic benefit of, or Control of, any such entity. Tenant shall provide Landlord Notice of any change in the ownership and/or Control of Tenant that does not constitute a Transfer of Tenant no later than five (5) Business Days following the effectuation of any such change.

16.3 Adequate Assurances. Without limiting any of the foregoing provisions of this Article, if, pursuant to the U.S. Bankruptcy Code, as the same may be amended from time to time, Tenant is permitted to assign or otherwise transfer its rights and obligations under this Lease in disregard of the restrictions contained in this Article, the assignee shall be deemed to agree to provide adequate assurance to Landlord (a) that any Additional Minimum Rent shall not decline substantially after the date of such assignment, (b) of the continued use of the Leased Property solely in accordance with the Permitted Use thereof, (c) of the continuous operation of the business in the Leased Property in strict accordance with the requirements of Article 4 hereof, and (d) of such other matters as Landlord may reasonably require at the time of such assumption or assignment. Without limiting the generality of the foregoing, adequate assurance shall include the requirement that any such assignee shall have a net worth (exclusive of good will) of not less than the aggregate of the Rent due and payable for the previous Fiscal Year. Such assignee shall expressly assume this Lease by an agreement in recordable form, an original counterpart of which shall be delivered to Landlord prior to an assignment of this Lease. Any approval of such successor Tenant shall not affect or alter Landlord’s approval rights of each manager of the Leased Property or successor Tenants.

16.4 Landlord Transfers. Landlord may, in its sole and absolute discretion, sell, assign, convey or otherwise transfer its interest in this Lease or the Leased Property, or any portion thereof, or any interest therein, directly or indirectly, to any Person, without the consent of Tenant. Tenant shall attorn to any such transferee and continue to be bound by this Lease in the event of any such transfer; provided, however, that Tenant shall continue to pay Rent and other Additional Charges to Landlord and performance all other obligations under this Lease in favor of Landlord until Tenant receives written notice of any such assignment of this Lease by Landlord and a copy of such transferee’s assumption of all obligations of Landlord under the terms of this Lease.

ARTICLE 17

ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS

17.1 Estoppel Certificates. Provided that the information set forth therein is then true and correct, Tenant shall from time to time, within fifteen (15) days after request by Landlord and without charge, give a Tenant Estoppel Certificate in the form (or substantially the form) attached hereto as Exhibit F and containing such other matters as may be reasonably requested by Landlord to any person, firm or corporation specified by Landlord.

17.2 Periodic Financial Statements. Throughout the Term of this Lease, Tenant shall prepare and deliver to Landlord (a) within ten (10) calendar days after the end of each month during the Term hereof, a statement of Total Facility Revenues and a statement of Aggregate Total Facility Revenues for the immediately preceding month and for the Fiscal Year to date; (b) within twenty (20) calendar days after the end of each month during the Term, (i) consolidated financial statements of PGMI, including an income (or profit and loss) statement and operating balance sheet showing the consolidated results of the operation of PGMI for the immediately preceding month, for the Fiscal Quarter and for the Fiscal Year to date, and (ii) a completed Golf Club membership report substantially in the form of, and setting forth the information required by, Schedule 17.2 attached hereto with respect to such Golf Club memberships as of the end of the immediately preceding month; and (c) within fifteen (15) calendar days after the end of each month during the Term hereof, an income (or profit and loss) statement and operating balance sheet showing the results of the operation of the Leased Property for the immediately preceding month, for the Fiscal Quarter and for the Fiscal Year to date, an accounts receivable member’s aging report and a manager’s summary report covering trading results and significant operating issues. Tenant shall deliver the statement of Total Facility Revenues and the statement of Aggregate Total Facility Revenues required under within the designated time periods in the form customarily provided in the industry and approved in advance by Landlord. The aforesaid financial statements shall be accompanied by an Officer’s Certificate which, for purposes hereof shall mean a Certificate of the Chief Financial Officer of Tenant (or of Tenant’s general partner or managing member, if applicable) in which such Officer shall certify (i) that such statements have been properly prepared in accordance with GAAP and are true, correct and complete in all material respects and fairly present the consolidated financial condition of Tenant at and as of the dates thereof and the results of its operations for the period covered thereby, and (ii) that no Event of Default has occurred or is continuing hereunder.

17.3 Annual Financial Statements. Tenant shall deliver to Landlord within seventy-five (75) days after the end of each Fiscal Year, a profit and loss statement, balance sheet and statement of cash flow certified by an independent certified public accountant who is actively engaged in the practice of his profession and who is acceptable to Landlord, or, as provided for below, by the Chief Financial Officer of Tenant (which statement shall also be certified by an officer, partner or member in Tenant) showing results from the operation of the Leased Property during such Fiscal Year, including without limitation, an accounting if the calculation of Additional Minimum Rent (if applicable) and amounts paid into the Capex Reserve, and reasons for material variations from the approved budget for such year. Tenant shall also deliver to Landlord at any time and from time to time, upon not less than twenty (20) days notice from Landlord, any financial statements or other financial reporting information required to be filed by

Landlord with the SEC or any other governmental authority or required pursuant to any order issued by any Government Agencies or arbitrator in any litigation to which Landlord is a party for purposes of compliance therewith. The financial statements required herein are in addition to the statements required under Section 3.2.2 hereof. Notwithstanding the foregoing, in the event that Tenant’s financial records are not otherwise being reviewed or audited by an independent certified public accountant then Landlord will accept financial statements certified true and correct by the Chief Financial Officer of Tenant (or of Tenant’s general partner or managing member, if applicable). In connection with Landlord’s responsibility to maintain effective internal controls over financial reporting and the requirements for complying with the Sarbanes-Oxley Act of 2002, Tenant hereby agrees to provide reasonable access to the Leased Property, including the Leased Property’s books and records, and reasonable assistance necessary to Landlord that will allow Landlord to conduct activities necessary to satisfy such responsibilities, including, but not limited to, the activities stipulated by the Public Company Accounting Oversight Board in its release 2004-1, or other similarly promulgated guidance by other regulatory agencies. Landlord agrees to provide Tenant with appropriate notice regarding the conduct of activities anticipated in this provision. Tenant agrees to provide, at Landlord’s request, evidence of Tenant’s documented policies, if any, regarding “whistle-blower” procedures and regarding the reporting of fraud or misstatements involving financial reporting.

17.4 Records. Tenant shall keep and maintain at all times in accordance with GAAP (separate and apart from its other books, records and accounts) complete and accurate up to date books and records adequate to reflect clearly and correctly the results of operations of the Leased Property, on an accrual basis, including but not limited to, each calculation of Additional Minimum Rent. Such books and records shall be kept and maintained at the Leased Property or Tenant’s principal office at c/o Evergreen Alliance Golf Limited, L.P., 4851 LBJ Freeway, Suite 600, Dallas, Texas 75244. Landlord or its representatives shall have, at all reasonable times during normal business hours, reasonable access, on reasonable advance notice, to examine and copy the books and records pertaining to the Leased Property. Such books and records shall be available for at least four (4) years after the applicable quarterly calculation of Additional Minimum Rent for Landlord’s inspection, copying, review and audit at Landlord’s expense during reasonable business hours and upon reasonable Notice for the purpose of verifying the accuracy of Tenant’s calculation of Additional Minimum Rent.

17.5 General Operations Budget. In addition to the Capex Reserve Estimate, Tenant shall furnish to Landlord, on or before November 1 of each Fiscal Year, an annual operations budget for the succeeding Fiscal Year for Landlord’s review and comments. Tenant shall review in good faith Landlord’s comments prior to finalizing its general operations budget. The general operations budget shall include projections of income and expenses on a monthly basis for the succeeding Fiscal Year in detailed line item breakdown, together with a marketing plan describing in detail Tenant’s plan for marketing Tenant’s operation of the Leased Property, including a detailed line item marketing budget. If, at any time during the current Fiscal Year, Landlord determines that actual income and expenses are not consistent with the applicable general operations budget furnished by Tenant for the current Fiscal Year in accordance with the foregoing, Landlord, may, in its sole discretion, require that Tenant provide Landlord, within twenty (20) Business Days of Tenant’s receipt of Landlord’s written request, a summary reforecast of annual projected income and expenses on a monthly basis; provided, however, that Landlord shall not be permitted to require such updated projections more than once per Fiscal Quarter.

17.6 Quarterly Meetings. At Landlord’s request, Tenant shall make Tenant’s property management team and the executive officers of Tenant (or of Tenant’s general partner or managing member, if applicable) available to meet with Landlord once during each Fiscal Quarter to discuss the Capex Reserve Estimate, the annual budgets and any other items related to the operation of the Business, which Landlord wishes to discuss. Tenant agrees to give good faith consideration to any suggestions or requests that Landlord may have.

17.7 Tenant Financial Statements. For so long as Landlord is an Affiliate of CNL Lifestyle Properties, Inc., or its successors, Landlord shall have the right, at Landlord’s sole discretion, to require Tenant to prepare and deliver to Landlord, within sixty (60) days after the end of each Fiscal Year during which a Materiality Threshold Period (as hereinafter defined) occurs, a balance sheet, income statement, statement of owner’s equity, cash flows and footnotes with respect to Tenant audited and certified by an independent certified public accountant who is actively engaged in the practice of his profession and who is acceptable to Landlord (which financial statements may be presented on a consolidated basis with Parent so long as such financial statements satisfy Landlord’s requirement of Tenant to provide audited financial statements of “Significant Tenant” pursuant to the terms of SEC Staff Accounting Bulletin No. 71). The foregoing financial statements and reports shall be certified to Landlord by such independent certified public accountant that such statements have been properly prepared in accordance with GAAP and are true, correct, and complete in all material respects and fairly present the consolidated financial condition of Tenant at and as of the dates thereof and the results of all of its operations for the period covered thereby. For the purposes hereof, the term “Materiality Threshold Period” shall mean any period of time during the Term during which Tenant, either itself or together with its Affiliates, leases, operates or manages properties owned by Landlord or its Affiliates that, in the aggregate, comprise more than twenty percent (20%) of the total assets of CNL Lifestyle Properties, Inc., or its successors, as reasonably determined by Landlord.

To the extent any provisions of this Article 17 shall conflict with any provisions regarding financial and operational reporting requirements, business plans, operating accounts, operating budgets and/or books and records requirements set forth in the ForeGolf Management Agreement, the parties hereto hereby acknowledge and agree that the express provisions set forth in the ForeGolf Management Agreement with respect to same shall control. The Annual Operations Budget (as defined in the ForeGolf Management Agreement) provided by ForeGolf Manager pursuant to Section 4.2 of the ForeGolf Management Agreement shall be deemed to satisfy Tenant’s obligations to provide the annual operations budget pursuant to Section 17.5 hereof.

ARTICLE 18

LANDLORD’S RIGHT TO INSPECT

Landlord, Mortgagee and their agents shall have the right to enter upon the Leased Property or any portion thereof at any reasonable time to inspect the same, including but not limited to, the operation, sanitation, safety, maintenance and use of the same, or any portions of the same and to assure itself that Tenant is in full compliance with its obligations under this Lease (but Landlord and Mortgagee shall not thereby assume any responsibility for the performance of any of Tenant’s obligations hereunder, nor any liability arising from the improper performance thereof). In making any such inspections, neither Landlord nor Mortgagee shall unduly interrupt or interfere with the conduct of the Business.

ARTICLE 19

FACILITY MORTGAGES

19.1 Subordination. This Lease, Tenant’s interest hereunder and Tenant’s leasehold interest in and to the Leased Property are hereby agreed by Tenant to be and are hereby made junior, inferior, subordinate and subject in right, title, interest, lien, encumbrance, priority and all other respects to any mortgage or mortgages and security interests now or hereafter in force and effect upon or encumbering Landlord’s interest in the Leased Property, or any portion thereof, and to all collateral assignments by Landlord to any third party or parties of any of Landlord’s rights under this Lease or the rents, issues and profits thereof or therefrom as security for any liability or indebtedness, direct, indirect or contingent, of Landlord to such third party or parties, and to all future modifications, extensions, renewals, consolidations and replacements of, and all amendments and supplements to any such mortgage, mortgages or assignments, and upon recording of any such mortgage, mortgages or assignments, the same shall be deemed to be prior in dignity, lien and encumbrance to this Lease, Tenant’s interest hereunder and Tenant’s leasehold interest in and to the Leased Property irrespective of the dates of execution, delivery or recordation of any such mortgage, mortgages or assignments (such mortgages, mortgages, security interests, assignments, modifications, extensions, renewals, amendments, supplements and replacement being a “Facility Mortgage”). Tenant shall reasonably cooperate with Landlord and any Mortgagee or potential Mortgagee in connection with a Facility Mortgage, including, but not limited to, consenting to such non-material and reasonable amendments to this Lease as may be requested by such Mortgagee. The foregoing subordination provisions shall be automatic and self operative without the necessity of the execution of any further instrument or agreement of subordination on the part of Tenant. Tenant acknowledges and agrees that notwithstanding the foregoing automatic subordination, if Landlord or Mortgagee shall request that Tenant execute and deliver any further instrument or agreement of subordination of this Lease or Tenant’s interest hereunder or Tenant’s leasehold interest in the Leased Property to any such Facility Mortgage, in confirmation or furtherance of or in addition to the foregoing subordination provisions of this Section, Tenant shall promptly execute and deliver the same to the requesting party. Notwithstanding any provision herein to the contrary, Landlord shall, in connection with any subordination of this Lease by Tenant, exercise commercially reasonable good faith efforts to obtain a written agreement from Mortgagee that the validity of this Lease shall be recognized by Mortgagee, and that, notwithstanding any default by Landlord as mortgagor with respect to such Facility Mortgage, Tenant’s possession of and right to use the Leased Property pursuant to the terms of this Lease shall not be disturbed by such Mortgage unless and until an Event of Default shall have occurred or Tenant’s right to possession shall have been terminated or be terminable in accordance with the provisions hereof. Tenant agrees that it will, from time to time, execute such documentation as may be requested by Landlord and any Mortgagee (a) to assist Landlord and such Mortgagee in establishing or perfecting any security interest in Landlord’s interest in the Capex Reserve and any funds therein; and (b) to facilitate or allow Landlord to encumber the Leased Property or any portion thereof as herein contemplated. If, within thirty (30) days following Tenant’s receipt of a written request by Landlord or the holder or proposed holder of any such Facility Mortgage, Tenant shall fail or refuse or shall have not executed any such further instrument or agreement of subordination, for whatever reason, Tenant shall be in breach and default of its obligation to do so and of this Lease and Landlord shall be entitled thereupon to exercise any and all remedies available to Landlord pursuant to this Lease or otherwise provided by law.

19.2 Attornment. Tenant shall and hereby agrees to attorn, and be bound under all of the terms, provisions, covenants and conditions of this Lease, to any successor of the interest of Landlord under this Lease for the balance of the Term of this Lease remaining at the time of the succession of such interest to such successor. In particular, in the event that any proceedings are brought for the foreclosure of any Facility Mortgage, Tenant shall attorn to the purchaser at any such foreclosure sale and recognize such purchaser as Landlord under this Lease. Tenant agrees that neither the purchaser at any such foreclosure sale nor the foreclosing Mortgagee or holder of any such Facility Mortgage shall have any liability for any act or omission of Landlord, be subject to any offsets or defenses which Tenant may have as claims against Landlord, or be bound by any advance rents which may have been paid by Tenant to Landlord for more than the current period in which such rents come due.

19.3 Rights of Mortgagees and Assignees. Any Mortgagee of Landlord shall have the right to unilateral enjoyment, exercise or control over the rights, remedies, powers and interests of Landlord hereunder, or otherwise arising under Applicable Laws, as assigned or granted to such Mortgagee by Landlord or as provided in any Facility Mortgage. At the time of giving any notice of default to Landlord, Tenant shall mail or deliver to any Mortgagee of whom Tenant has notice, a copy of any such notice. No notice of default or termination of this Lease by Tenant shall be effective until each Mortgagee shall have been furnished a copy of such notice by Tenant. In the event Landlord fails to cure any default by it under this Lease, the Mortgagee shall have, at its option, a period of thirty (30) days after expiration of any cure period of Landlord within which to remedy such default of Landlord or to cause such default to be remedied. In the event that the Mortgagee elects to cure any such default by Landlord, then Tenant shall accept such performance on the part of such Mortgagee as though the same had been performed by Landlord, and for such purpose Tenant hereby authorizes any Mortgagee to enter upon the Leased Property to the extent necessary to exercise any of Landlord’s rights, powers and duties under this Lease. If, in the event of any default by Landlord which is reasonably capable of being cured by a Mortgagee, the Mortgagee promptly commences and diligently pursues to cure the default, then Tenant will not terminate this Lease or cease to perform any of its obligations under this Lease so long as the Mortgagee is, with due diligence, engaged in the curing of such default.

19.4 Effect of Facility Mortgage. Provided Tenant is not in monetary or other material default under the terms and conditions of the Lease beyond the expiration of the applicable grace period therein provided for curing such default, then:

19.4.1 the right of possession of Tenant to the Leased Property and Tenant’s rights arising under the Lease shall not be affected or disturbed by Mortgagee in the exercise of any of its rights under the Facility Mortgage or any note secured thereby, nor shall Tenant be named as a party defendant in any action to foreclose the lien of the Facility Mortgage, unless required by law (and then only as and to the extent so required for the foreclosure of such Facility Mortgage), nor in any other way be deprived of its rights under the Lease; and

19.4.2 if Mortgagee or any other person acquires title to the Leased Property pursuant to the exercise of any remedy provided for in the Facility Mortgage or as a result of a default by Landlord thereunder:

(a) the Lease shall not be terminated or affected by any foreclosure or sale or by any such proceeding;

(b) Mortgagee shall covenant that any sale by it of the Leased Property pursuant to the exercise of any rights and remedies under the Facility Mortgage or otherwise shall be made subject to the Lease and the rights of Tenant thereunder; and

(c) Tenant’s agreement to attorn to Mortgagee or such person as its new landlord pursuant to Section 19.2 hereof, shall be subject to new landlord’s agreement to assume and perform all of the obligations of the landlord under the Lease accruing from and after such acquisition of title.

ARTICLE 20

ADDITIONAL COVENANTS OF TENANT

20.1 Maintenance of Status and Licenses. Tenant shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect and in good standing its corporate, limited partnership, limited liability company or other entity status and existence and its rights and licenses necessary to conduct its business.

20.2 Additional Covenants of Tenant. In addition to the other covenants and representations of Tenant herein and in this Lease, Tenant hereby covenants, acknowledges and agrees that Tenant shall:

(a) Not guaranty any obligation of any Person, except guarantees in the ordinary course of Tenant’s Golf Operating Business. Notwithstanding the foregoing, Tenant shall have the right, upon the prior written consent of CLP Partners, which consent shall be determined in CLP Partners’ sole discretion, to guaranty the obligations of a Person, which guaranty is not otherwise in the ordinary course of Tenant’s Golf Operating Business.

(b) Pay or cause to be paid all lawful and proper claims for labor and rents with respect to the Leased Property in the ordinary course of Tenant’s Business.

(c) Pay or cause to be paid all trade payables in the ordinary course of Tenant’s Business; provided, however, Tenant shall not be obligated to pay or cause to be paid any trade payables to which Tenant legitimately and in good faith objects pending resolution of such objection, provided that Tenant shall indemnify and hold Landlord harmless from and against any claim, loss, cost, liability or expense in connection with the same.

(d) Not declare, order, pay or make, directly or indirectly, any distribution or any payments to any members or Affiliates as to Tenant (including payments in the ordinary course of business and payments pursuant to any management agreements with any such Affiliate), or set apart any sum of property therefor, or agree to do so, if, at the time of such proposed action or immediately after giving effect thereto, any Event of Default shall exist.

(e) Except as otherwise permitted by this Lease, not sell, lease (as lessor or sublessor), transfer or otherwise dispose of or abandon, all or any material portion of its assets utilized in the Business to any Person, or sell, lease, transfer or otherwise dispose of or abandon any of the P&E; provided, however, Tenant may dispose of portions of the P&E which have become inadequate, obsolete, worn out, unsuitable, undesirable or unnecessary, provided substitute equipment or fixtures having equal or greater value and utility have been provided.

(f) Provide and maintain throughout the Term, all Tenant’s Personal Property, the P&E and any P&E Replacements as shall be necessary in order to operate the Leased Property in compliance with applicable legal requirements and insurance requirements and otherwise in accordance with customary practice in the industry for the Permitted Use; provided, however, Landlord and Tenant hereby acknowledge and agree that Tenant shall be permitted to maintain and use Tenant’s Personal Property in connection with the operation of the Affiliated Leased Properties, provided that such maintenance and use does not adversely affect the compliance of the Leased Property as set forth above. If, from and after the date of the Original Lease, Tenant acquires an interest in any items of tangible personal property (other than motor vehicles) on, or in connection with the Leased Property which belong to anyone other than Tenant, Tenant shall use best efforts to require that any agreement permitting such use to provide that Landlord may assume Tenant’s rights and obligations under such agreement upon the termination of this Lease and any assumption of management or operation of the Leased Property by Landlord or its designee.

(g) Not, except as approved in writing by Landlord or otherwise in accordance with industry practice or the ordinary course of Tenant’s business, either directly or indirectly, for itself, or through, or on behalf of, or in connection with any Person, divert or attempt to divert any business or customer of the Leased Property to any competitor, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the good will associated with Landlord or the Leased Property.

20.3 Leasehold Financing Prohibited. Tenant shall be prohibited from encumbering the Leased Property or its interests under this Lease with leasehold financing without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion.

20.4 Notice to Landlord of Severe Incident, Significant Property Damage and/or Matter Related to Reputation and Good Will. In the event of a Severe Incident (defined in subsection (a) below) or a Significant Property Damage (defined in subsection (b) below) (in each case, an “Incident”), Tenant shall notify Landlord within forty-eight (48) hours of Tenant’s knowledge of the occurrence of any such Incident via email at notice@cnl.com. Such email notification shall include, at a minimum, as and to the extent the same is available at such time, (i) the names and contact information of the parties involved in the Incident, (ii) a brief description of the Incident, and (iii) all measures that Tenant (or any other Person(s), to the knowledge of Tenant) is currently undertaking, or plans to undertake to the extent known, to resolve the Incident and to prevent, in connection with a Severe Incident and/or Significant Property Damage, any further harm to person or damage to property as result of such Incident.

(a) The defined term “Severe Incident” shall mean any material or significant accident, incident, claim, cause of action, loss of or damage to the Leased Property, Tenant’s Personal Property or any other property of third parties, or injury to or death of a person occurring on or about the Leased Property or adjoining sidewalks or rights of way under Tenant’s control during the Term, including, but not limited to, the following: (i) a fatality, (ii) claim of abuse, assault or molestation, (iii) personal injury resulting in the amputation of a limb, brain injury, burns over fifty percent (50%) or more of a person’s body, hearing or sight loss, internal injury resulting in impaired organ function, spinal cord injury resulting in any degree of paralysis, or substantial disfigurement, or (iv) a mass casualty event, such as a building fire.

(b) The defined term “Significant Property Damage” shall mean any incident resulting in significant damage to the Leased Property, including, but not limited to the following: fires, floods, rising waters, hurricanes, earthquakes, catastrophic structure failure, roof collapse, or any Force Majeure Event caused by either man or nature.

ARTICLE 21

TERMINATION OF LEASE

Notwithstanding anything to the contrary contained herein, at any time during the Term of this Lease, Landlord shall have the right, in its sole and absolute discretion and for any reason or no reason, to terminate this Lease upon written Notice to Tenant. In such case, (a) Tenant shall cooperate in good faith in connection with the transition of the Business, and/or Tenant’s interests in and to this Lease and the Leased Property, to a new tenant/operator, including, without limitation, with respect to (a) the transfer and/or relinquishment, as applicable, of Permits (to the extent transferable), Operating Contracts (to the extent transferable), the Membership Documents (subject to Section 22.1.4 hereof), the Capex Reserve, and any security deposit (if then applicable), and (b) obtaining any and all consents and approvals required in connection with the transition of the Business, and/or Tenant’s interests in and to this Lease and the Leased Property, to a new tenant/operator, including, without limitation, lender consents, ground lessor consents and customarily required third-party consents, if any. If there are no then outstanding payment obligations of Tenant under the terminated Lease, the Parent Guaranty shall be terminated in its entirety and, in such case, Landlord agrees to execute termination documentation with respect thereto, in form and substance reasonably acceptable to Landlord. Termination of this Lease pursuant to this Article 21 shall not, and will not, affect or release Tenant from any obligation of Tenant under this Lease that expressly survives termination.

ARTICLE 22

MEMBERSHIP DOCUMENTS

22.1 Obligations of Tenant. Tenant acknowledges that in connection with the Lease, Tenant, as operator of the Golf Club, shall be liable for all obligations of the operator under such Membership Documents including, but not limited to, the obligation to (a) operate the Golf Club in accordance with the requirements and conditions set forth in the Membership Documents, as may be amended from time to time by Tenant with the approval of Landlord as to any material amendments as provided herein; and (b) comply with and to enforce in all material respects the Membership Documents, as may be amended from time to time by Tenant with the approval of Landlord as to any material amendments as provided herein.

22.1.1 The Membership Documents may be amended by Tenant in accordance with the terms thereof from time to time, at Tenant’s sole discretion, provided such amendment is not material in nature and further provided that a copy of any such amendment is provided to Landlord within ten (10) days of its adoption), and any rules and regulations, membership agreements and financing addenda related thereto and any and all other documents governing the Golf Club provided such amendment is not material in nature and further provided that a copy of any such amendment is provided to Landlord within ten (10) days of its adoption. Any material amendment to the Membership Documents shall require Landlord’s prior written consent. An amendment to the rules and regulations governing usage of the Golf Club shall not be subject to the Landlord’s approval; provided such amendment is customary and generally in conformity to other Golf Course Facilities and may be amended or terminated at any time by the Tennant or any subsequent operator of the Golf Club. For purposes hereof, an amendment to the Membership Documents shall be deemed to be a “material” amendment if it relates to (i) the refundability of membership fees or membership deposits, (ii) any restriction or covenant that runs with or binds the Land or Landlord, (iii) the nature of the Golf Club as an equity or non-equity club, (iv) any amendment which purports to or may create contractual liability to the Landlord, or (v) any life or other term membership with reduced dues or no dues requirements. Notwithstanding the foregoing, the creation of non-equity and/or nonrefundable memberships shall not be deemed to be “material” for purposes of this Section 22.1.

22.1.2 Tenant shall protect, indemnify, pay, save and hold harmless Landlord for, from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and reasonable expenses (including, without limitation, reasonable attorneys’ fees), to the maximum extent permitted by law, imposed upon or incurred by or asserted against Landlord by reason of any liability related to the refund of deposits, securities violations, or other liabilities associated with the Membership Documents, whether occurring before or after the date of the Original Lease; provided, however, that Tenant’s obligations hereunder shall not apply to any liability, obligation, claim, damage, penalty, cause of action, cost or expense (a) arising from any gross negligence or willful misconduct of Landlord, its employees, agents, contractors or invitees, or (b) resulting directly from the negligence of Landlord in the exercise of Landlord’s approval rights hereunder, whereby Landlord directs Tenant to take any action or rejects Tenant’s request to take action which Tenant deems necessary and so advises Landlord and which in either case Tenant reasonably objects to Landlord’s direction in writing. Nothing in the foregoing proviso regarding exceptions to Tenant’s obligations under this Section is intended or shall be deemed to impose liability or obligation on Landlord in favor of or with respect to, either Tenant or any third party. Any such claim, action or proceeding asserted or instituted against Landlord covered under this indemnity shall be defended by counsel selected by Tenant and reasonably acceptable to Landlord, at Tenant’s expense. The obligations of Tenant under this Section 22.1 shall survive the expiration or any early termination of this Lease.

22.1.3 Tenant hereby acknowledges and agrees that, as of the date of the Original Lease and as of the Effective Date, there exist memberships in and to the Golf Club which provide for refundable membership deposits paid by a member on the 30th anniversary following the date such member was admitted to membership at the Golf Club (each a “Refundable Membership Deposit” and collectively, the “Refundable Membership Deposits”). Tenant shall be obligated and liable for any claim in connection with such Refundable Membership Deposits whether arising before or after the date of the Original Lease. Further, Tenant shall be obligated to enforce the obligations of the Trusts under the Trust Assumption Agreement to refund Refundable Membership Deposits relating to memberships in and to the Golf Club sold prior to April 1, 2001. Tenant shall protect, indemnify, pay, save and hold harmless Landlord, its successors and assigns and their respective lessees, if any, from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and reasonable expenses (including, without limitation, reasonable attorneys’ fees), arising in connection with a claim with respect to any Refundable Membership Deposit whether arising before or after the date of the Original Lease, including, without limitation, Tenant’s failure to enforce the Trusts obligations pursuant to the Trust Assumption Agreement, or the failure by the Trusts to refund any Refundable Membership Deposit. Landlord and Tenant each hereby acknowledge and agree that Schedule 22.1.3 attached hereto sets forth a complete and accurate list of all Refundable Membership Deposits and the names of all members entitled to such refunds or obligations. Further, Tenant hereby agrees that Tenant shall, no later that fifteen (15) days following the end of each Fiscal Quarter during the Term hereof, furnish to Landlord a complete statement, certified by the Chief Financial Officer of Tenant, or of Tenant’s general partner or managing member, if applicable, setting forth all Refundable Membership Deposits refunded during such Fiscal Quarter and the current balance of all remaining Refundable Membership Deposits. The provisions of this Section 22.1.3, including Tenant’s indemnification obligation, shall survive the expiration or earlier termination of this Lease.

22.1.4 Upon the expiration or earlier termination of this Lease, Tenant, at Landlord’s option, shall be required to assign its position under the Membership Documents and under the Trust Assumption Agreement to Landlord, or, at Landlord’s sole election and discretion, to any Person designated by Landlord, provided Landlord’s designee assumes all of the obligations of Tenant thereunder following the date of such assignment. Tenant agrees to execute any further agreements reasonably requested by Landlord upon the expiration or earlier termination of this Lease confirming the provisions of this Section 22.1. The provisions of this Section 22.1, including Tenant’s indemnification obligation, shall survive the expiration or earlier termination of this Lease.

22.2 Escrow of Prepaid Annual Dues. Landlord and Tenant hereby acknowledge that, pursuant to the terms of the Membership Documents, members are entitled to prepay, in full and not in part, their annual membership dues (“Annual Prepaid Dues”) prior to the date(s) such annual membership dues are due and payable for the next succeeding membership year (each, a “Membership Year”). With respect to each Membership Year, (a) Tenant shall deliver to Landlord, promptly upon receipt by Tenant, all Annual Prepaid Dues received by Tenant from members for the next succeeding Membership Year, and (b) Landlord shall deliver such Annual Prepaid Dues to Tenant in twelve (12) equal installments on the fifth (5th) Business Day of each Accounting Period during the next succeeding Membership Year. Notwithstanding the foregoing, for so long as the ForeGolf Management Agreement is in effect, (i) Tenant hereby agrees that it shall direct ForeGolf Manager to deliver all such Annual Prepaid Dues amounts to Landlord in lieu of ForeGolf Manager delivering such amounts to Tenant, and (ii) Landlord hereby agrees to deliver the monthly installments of Annual Prepaid Dues described in clause (b) of this Section 22.2 directly to ForeGolf Manager in lieu of delivering such monthly installments to Tenant.

ARTICLE 23

MISCELLANEOUS

23.1 Limitation on Payment of Rent. All agreements between Landlord and Tenant herein are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of Rent, or otherwise, shall the Rent or any other amounts payable to Landlord under this Lease exceed the maximum permissible under Applicable Laws, the benefit of which may be asserted by Tenant as a defense, and if, from any circumstance whatsoever, fulfillment of any provision of this Lease, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, or if from any circumstances Landlord should ever receive as fulfillment of such provision such an excessive amount, then, ipso facto, the amount which would be excessive shall be applied to the reduction of the installment(s) of Minimum Rent next due and not to the payment of such excessive amount. This provision shall control every other provision of this Lease and any other agreements between Landlord and Tenant.

23.2 No Waiver. No release, discharge or waiver of any provision hereof shall be enforceable against or binding upon Landlord or Tenant unless in writing and executed by Landlord or Tenant, as the case may be. Neither the failure of Landlord or Tenant to insist upon a strict performance of any of the terms, provisions, covenants, agreements and conditions hereof, nor the acceptance of any Rent by Landlord with knowledge of a breach of this Lease by Tenant in the performance of its obligations hereunder, or the following of any practice or custom at variance with the terms hereof, shall be deemed or constitute a waiver of any rights or remedies that Landlord or Tenant may have or a waiver of any subsequent breach or default in any of such terms, provisions, covenants, agreements and conditions or the waiver of the right to demand exact compliance with the terms hereof.

23.3 Remedies Cumulative. To the maximum extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord, now or hereafter provided either in this Lease or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.

23.4 Severability. Any clause, sentence, paragraph, section or provision of this Lease held by a court of competent jurisdiction to be invalid, illegal or ineffective shall not impair, invalidate or nullify the remainder of this Lease, but rather the effect thereof shall be confined to the clause, sentence, paragraph, section or provision so held to be invalid, illegal or ineffective, and this Lease shall be construed as if such invalid, illegal or ineffective provisions had never been contained therein.

23.5 Acceptance of Surrender. No surrender to Landlord of this Lease or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

23.6 No Merger of Title. It is expressly acknowledged and agreed that it is the intent of the parties that there shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, this Lease or the leasehold estate created hereby and the fee estate or ground landlord’s interest in the Leased Property.

23.7 Tenant’s Representations. In addition to any other representation or warranty set forth herein and as an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants to Landlord as follows:

(a) Tenant is a limited partnership which is duly organized and validly existing and in good standing under the laws of the State of Delaware. Tenant has all requisite power and authority under the laws of the State of Delaware and its partnership or operating agreement, articles of incorporation, by laws, or other charter documents to enter into and perform its obligations under this Lease and to consummate the transactions contemplated hereby. Tenant is duly authorized to transact business in any jurisdiction in which the nature of the business conducted by it requires such qualification.

(b) Tenant has taken all necessary action to authorize the execution, delivery and performance of this Lease, and upon the execution and delivery of any document to be delivered by Tenant prior to the date hereof, such document shall constitute the valid and binding obligation and agreement of Tenant, enforceable against Tenant in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and except to the extent that the availability of equitable relief may be subject to the discretion of the court before which any proceeding may be brought.

(c) There are no judgments presently outstanding and unsatisfied against Tenant or any of its properties, and neither Tenant nor any of its properties are involved in any material litigation at law or in equity or any proceeding before any court, or by or before any governmental or administrative agency, which litigation or proceeding could materially adversely affect Tenant, and no such material litigation or proceeding is, to the knowledge of Tenant, threatened against Tenant and no investigation looking toward such a proceeding has begun or is contemplated.

(d) To the knowledge of Tenant, neither this Lease nor any other document, certificate or statement furnished to Landlord by or on behalf of Tenant in connection with the transaction contemplated herein contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. To the knowledge of Tenant there is no fact or condition which materially and adversely affects the business, operations, affairs, properties or condition of Tenant which has not been set forth in this Lease or in other documents, certificates or statements furnished to Landlord in connection with the transaction contemplated hereby or in connection with Landlord’s acquisition of the Leased Property.

(e) Tenant hereby represents to Landlord that, in the reasonable opinion of Tenant, the Leased Property and the Leased Improvements therein are adequately furnished and contain adequate P&E and Inventory consistent with the amount of P&E and Inventory which is customarily maintained at Comparable Golf Course Facilities as otherwise required to operate the Leased Property in a manner contemplated by this Lease and in compliance with all legal requirements.

(f) Tenant acknowledges that Tenant’s failure or repeated delays in making prompt payment in accordance with the terms of any agreement, leases, invoices or statements for purchase or lease of P&E, Inventory or other goods or services will be detrimental to the reputation of Landlord and Tenant.

(g) All employees of Tenant or any Affiliate, if any, are solely employees of Tenant or such Affiliate and not Landlord. Neither Tenant nor any Affiliate of Tenant is Landlord’s agent for any purpose in regard to Tenant’s or any Affiliate of Tenant’s employees or otherwise. Further, Tenant expressly acknowledges and agrees that Landlord does not exercise any direction or control over the employment policies or employment decisions of Tenant or any Affiliate of Tenant. NOTWITHSTANDING ANY PROVISION HEREIN TO THE CONTRARY, TENANT HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT TENANT MAY ENGAGE CERTAIN EMPLOYEES OF THE GOLF CLUB WHO WERE EMPLOYEES OF THE SELLER OR MANAGER OF THE GOLF CLUB (THE “PRIOR EMPLOYEES”). TENANT FURTHER ACKNOWLEDGES AND AGREES THAT LANDLORD MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER AS TO COMPLIANCE OF THE SELLER OR MANAGER OF THE GOLF CLUB WITH THE TERMS OR CONDITIONS OF ANY WRITTEN OR VERBAL EMPLOYMENT CONTRACTS OR AGREEMENTS, WRITTEN OR UNWRITTEN EMPLOYEE POLICIES OR PROCEDURES, OR COMPLIANCE OF THE SELLER OR MANAGER

WITH APPLICABLE LAWS REGARDING SUCH PRIOR EMPLOYEES, INCLUDING, WITHOUT LIMITATION, OSHA, THE AMERICANS WITH DISABILITIES ACT (“ADA”), THE WARN ACT OR THE COBRA ACT, AND TENANT ACKNOWLEDGES THAT ITS EMPLOYMENT OF SUCH PRIOR EMPLOYEES IS AT TENANT’S SOLE RISK, AND FURTHER, THAT TENANT SHALL INDEMNIFY, SAVE, PAY, INSURE AND HOLD HARMLESS LANDLORD WITH RESPECT TO ANY LOSS, COST, LIABILITY OR EXPENSE IN CONNECTION WITH ANY CLAIMS THEREUNDER OR THEREFOR.

(h) Tenant has not (i) made any contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the laws of the United States or the jurisdiction in which made, (ii) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its books or (iii) made any payments to any person with the intention or understanding that any part of such payment was to be used for any purpose other than that described in the documents supporting the payment. Tenant shall not take any such actions during the Term of this Lease.

23.8 Quiet Enjoyment. Notwithstanding any provision herein to the contrary, Landlord covenants and agrees that so long as Tenant shall timely pay all rents due to Landlord from Tenant hereunder and keep, observe and perform all covenants, promises and agreements on Tenant’s part to be kept, observed and performed hereunder, Tenant shall and may peacefully and quietly have, hold and occupy the Leased Property free of any interference from Landlord or any Person claiming by, through or under Landlord; subject, however, and nevertheless to the terms, provisions and conditions of this Lease, the Permitted Encumbrances (including, without limitation, the lawful exercise by any Person of its rights with respect to the Leased Property pursuant to any of the Permitted Encumbrances), any Facility Mortgage, any other documents affecting record title to or the use and occupancy of the Leased Property immediately prior to the conveyance thereof to Landlord on or about the date of the Original Lease, and documents affecting title to the Leased Property approved by Tenant.

23.9 Recordation of Memorandum of Lease. At either party’s option, a short form memorandum of this Lease, in the form attached hereto as Exhibit G shall be recorded or filed among the appropriate land records of the county in which the Leased Property is located, and Tenant shall pay any and all transfer and recording costs associated therewith. In the event of a discrepancy between the provisions of this Lease and such short form memorandum thereof, the provisions of this Lease shall prevail.

23.10 Notices. Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Lease (each, a “Notice”) shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with written acknowledgment of receipt, or by mail or Federal Express or another nationally-recognized overnight carrier, addressed to the recipient of the notice, with all freight charges prepaid (if by Federal Express or similar carrier).

(a) Any notice, demand or request which shall be served upon any of the parties in the manner aforesaid shall be deemed sufficiently given (i) upon being hand delivered in person, (ii) upon transmission by facsimile (with electronic confirmation) or electronic mail provided a copy is simultaneously sent pursuant to clause (iii) of this Section 23.10(a), or (iii) upon being deposited with Federal Express or another nationally-recognized overnight carrier. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as provided below shall be deemed delivery of the notice, demand or request sent. The addresses given above may be changed by any party by ten (10) days prior notice to all other parties given in the manner provided herein.

(b) All such notices shall be addressed,

if to Landlord to:

CLP Southwest Golf, LLC

c/o CNL Lifestyle Properties, Inc.

450 S. Orange Avenue

Orlando, Florida 32801

Attention:       Joseph T. Johnson, SVP and CFO

Attention:       Holly Greer, Esq., SVP and General Counsel

Fax: (407) 540-2544

and:

Lowndes, Drosdick, Doster, Kantor and Reed, P.A.

215 North Eola Drive

P.O. Box 2809

Orlando, Florida 32801

Attention:       William T. Dymond, Jr., Esq.

Fax: (407) 843-4444

if to Tenant to:

Evergreen Alliance Golf Limited, L.P.

4851 LBJ Freeway, Suite 600

Dallas, Texas 75244

Attention:       Joe R. Munsch, President

            Lynn Marie Mallery, Esq.,

            Senior Vice President and General Counsel

Fax: (214) 722-6052

and:

The Addison Law Firm

14901 Quorum Drive, Suite 650

Dallas, Texas 75254

Attention: Randy Addison, Esq.

Fax: (972) 960-7719

(c) By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Lease to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America. Any Notice required to be given hereunder may be given by the applicable party’s counsel.

23.11 Construction; Nonrecourse. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Tenant or Landlord arising prior to any date of termination or expiration of this Lease with respect to the Leased Property shall survive such termination or expiration. Each term or provision of this Lease to be performed by Tenant shall be construed as an independent covenant and condition. Time is of the essence with respect to the performance by Tenant of its obligations under this Lease, including, without limitation, obligations for the payment of money. Except as otherwise set forth in this Lease, any obligations arising prior to the expiration or sooner termination of this Lease of Tenant (including without limitation, any monetary, repair and indemnification obligations) and Landlord shall survive the expiration or sooner termination of this Lease. In addition, solely with respect to Landlord, nothing contained in this Lease shall be construed to create or impose any liabilities or obligations and no such liabilities or obligations shall be imposed on any of the shareholders, beneficial owners, direct or indirect, officers, directors, trustees, employees or agents of Landlord or Tenant for the payment or performance of the obligations or liabilities of Landlord hereunder. The parties have participated jointly in the negotiation and drafting of this Lease. In the event an ambiguity or question of intent or interpretation arises, this Lease shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Lease.

23.12 Counterparts; Headings. This Lease may be executed in two or more counterparts, each of which shall constitute an original, but which, when taken together, shall constitute but one instrument and shall become effective as of the date hereof when copies hereof, which, when taken together, bear the signatures of each of the parties hereto shall have been signed. Captions and headings in this Lease are for purposes of reference only and shall in no way define, limit or describe the scope or intent of, or otherwise affect, the provisions of this Lease.

23.13 Applicable Law; Venue. This Lease shall be governed by and construed in accordance with the laws of the State of where the Leased Property is located. Landlord and Tenant hereby (a) submit to the personal jurisdiction and venue of the Ninth Judicial Circuit Court in and for Orange County, Florida, and the United States District Court for the Middle District of Florida, (b) unconditionally agree that any such claim may be heard and determined in such State court or, to the extent permitted by law, in such Federal court, (c) agree that a final judgment in any such claim shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law, and (d) irrevocably and unconditionally waive, to the fullest extent the applicable party may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in the foregoing State court or Federal court, and the defense that such court is an inconvenient forum for the maintenance of such claim. Nothing herein shall, however, preclude or prevent Landlord from bringing actions against Tenant in any other jurisdiction as may be necessary to enforce or realize upon any remedies available to Landlord pursuant to the terms of this Lease, at law or in equity.

23.14 Right to Make Agreement. Each party warrants, with respect to itself, that neither the execution and delivery of this Lease, nor the compliance with the terms and provisions hereof, shall violate any provision of any law, or any judgment, writ, injunction, order or decree of any court or Government Agency; nor result in or constitute a breach or default under or the creation of any lien, charge or encumbrance upon any of its property or assets under, any indenture, mortgage, deed of trust, contract, other commitment or restriction to which it is a party or by which it is bound; nor require any consent, vote or approval which has not been given or taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the term of this Lease and any extensions thereof, the full right to enter into this Lease and perform its obligations hereunder.

23.15 Brokerage. Landlord and Tenant hereby represent and warrant to each other that they have not engaged, employed or utilized the services of any business or real estate brokers, salesmen, agents or finders in the initiation, negotiation or consummation of the business and real estate transaction reflected in this Lease. On the basis of such representation and warranty, each party shall and hereby agrees to indemnify, pay and save and hold the other party harmless from and against the payment of any commissions or fees to or claims for commissions or fees by any real estate or business broker, salesman, agent or finder resulting from or arising out of any actions taken or agreements made by them with respect to the business and real estate transaction reflected in this Lease.

23.16 No Partnership or Joint Venture. Landlord shall not, by virtue of this Lease, in any way or for any purpose, be deemed to be a partner of Tenant in the conduct of Tenant’s business upon, within or from the Leased Property or otherwise, or a joint venturer or a member of a joint enterprise with Tenant.

23.17 Entire Agreement. This Lease contains the entire agreement between the parties with respect to the matters contemplated hereby and, except as otherwise provided herein, can only be changed, modified, amended or terminated by an instrument in writing executed by the parties. It is mutually acknowledged and agreed by Landlord and Tenant that there are no verbal agreements, representations, warranties or other understandings affecting the same; and that Tenant hereby waives, as a material part of the consideration hereof, all claims against Landlord for rescission, damages or any other form of relief by reason of any alleged covenant, warranty, representation, agreement or understanding not contained in this Lease.

23.18 Costs and Attorneys’ Fees. In addition to Landlord’s rights under Sections 12.2 and 14.2, if either party shall bring an action to recover any sum due hereunder, or for any breach hereunder, and shall obtain a judgment or decree in its favor, the court may award to such prevailing party its reasonable costs and reasonable attorney’s fees, specifically including reasonable attorney’s fees incurred in connection with any appeals (whether or not taxable as such by law). Landlord shall also be entitled to recover its reasonable attorney’s fees and costs incurred in any bankruptcy action filed by or against Tenant, including, without limitation, those incurred in seeking relief from the automatic stay, in dealing with the assumption or rejection of this Lease, in any adversary proceeding, and in the preparation and filing of any proof of claim.

23.19 Approval of Landlord. Whenever Tenant is required under this Lease to do anything to meet the satisfaction or judgment of Landlord, the reasonable satisfaction or judgment of Landlord shall be deemed sufficient. The foregoing provision of this Section shall not apply in any instance where the provisions of this Lease expressly state that the provisions of this Section do not apply or where the provisions of this Lease expressly state that such consent, approval or satisfaction are subject to the sole and absolute discretion or judgment of Landlord, and in each such instance Landlord’s approval or consent may be unreasonably withheld or unreasonable satisfaction or judgment may be exercised by Landlord.

23.20 Successors and Assigns. The agreements, terms, provisions, covenants and conditions contained in this Lease shall be binding upon and inure to the benefit of Landlord and Tenant and, to the extent permitted herein, their respective successors and assigns.

23.21 Waiver of Jury Trial. TENANT AND LANDLORD HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS, THE RIGHT EITHER OF THEM OR THEIR HEIRS, PERSONAL REPRESENTATIVES, SUCCESSORS OR ASSIGNS MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION PROCEEDINGS OR COUNTERCLAIM, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LEASE OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT TO LANDLORD’S ACCEPTING THIS LEASE.

23.22 Treatment of Lease. Landlord and Tenant each acknowledge and agree that: (i) this Lease is a “true lease” and not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a true lease; (ii) the business relationship created by this Lease and any other related documents is solely that of a long term commercial lease between Landlord and Tenant, the Lease has been entered into by both parties in reliance upon the economic and legal bargains contained herein, and none of the agreements contained herein is intended, nor shall the same be deemed or construed to create a partnership between Landlord and Tenant, to make them joint venturers, to make Tenant an agent, legal representative, partner, or subsidiary of Landlord, nor to make Landlord in any way responsible for the debts, obligations or losses of Tenant; (iii) except as required by Applicable Laws, (x) each party will treat this Lease as a true lease for tax purposes and an operating lease under GAAP, and (y) for federal income tax purposes, each party shall report this Lease as a true lease with Landlord as the owner of the Leased Property and Tenant as the tenant of the Leased Property; (iv) each party will not, nor will it permit any Affiliate to, at any time, take any action or fail to take any action with respect to the preparation or filing of any statement or disclosure to any governmental authority, including, without limitation, any income tax return (or amended return), to the extent that such action or such failure to take action would be inconsistent with the intention of the parties expressed in this Section 23.22; (v) the Minimum Rent is the fair market value for the use of the Leased Property and was agreed to by Landlord and Tenant on that basis, and the execution and delivery of, and the performance by Tenant of its obligations under this Lease do not constitute a sale, transfer or conveyance of the Leased Property by Landlord to Tenant; (vi) each of Landlord and Tenant waives any claim or defense based upon the characterization of this Lease as anything other than a true lease, and each party stipulates and agrees that it will not challenge the validity, enforceability or characterization of this Lease as a true lease, nor will it assert or take or omit to take any action inconsistent with the agreements and understandings of this Section 23.22.

23.23 Transfer of Permits and Operating Contracts. Upon the expiration or sooner termination of this Lease, Tenant shall use its best efforts to transfer and assign to Landlord or its designee or assist Landlord or its designee in obtaining transfer or assignment of all (a) Permits and Operating Contracts, and (b) to the extent owned by or held in the name of Tenant, (i) governmental permits, including licenses and authorizations, required for the construction, ownership and operation of the Leased Improvements, including without limitation, certificates of authority, certificates of occupancy, building permits, signage permits, site use approvals, zoning certificates, environmental and land use permits, and any and all necessary approvals from state or local authorities and other approvals granted by any public body or by any private party pursuant to a recorded instrument relating to such Leased Improvements or the Land; (ii) development rights, telephone exchange numbers identified with the Leased Property, if any; and (iii) certificates, licenses, warranties and guarantees and contracts. If requested by Landlord and to the extent permitted by Applicable Laws, Tenant shall provide a collateral assignment or similar pledge of such licenses and other intangible rights upon Landlord’s request and as further security for Tenant’s obligations hereunder.

23.24 Tenant’s Personal Property. Upon the expiration or sooner termination of the Term of this Lease, Landlord may, in its sole and absolute discretion, elect either (i) to give Tenant Notice that Tenant shall be required, within sixty (60) Business Days after such expiration or termination, to remove all of Tenant’s Personal Property from the Leased Property, or (ii) to give Tenant Notice that Landlord shall purchase some or all of Tenant’s Personal Property within sixty (60) Business Days after such expiration or termination. In the event that Landlord exercises its option under the foregoing clause (ii) of this Section 23.24, the purchase price for all items of Tenant’s Personal Property shall be the lesser of the fair market value or Tenant’s book value of such Tenant’s Personal Property (free of, and net of, all Liens and other encumbrances).

23.25 Confidential Information. Each party hereto shall treat as strictly confidential any and all information concerning the other party and its operations including, without limitation, information concerning the business operations, financial models and operating systems of the other party (collectively, “Confidential Information”), and shall not divulge, disclose, publish or otherwise communicate any such Confidential Information to any person or entity for any reason. As used herein, the term “Confidential Information” shall not include information that (a) is generally available to the public other than as a result of an improper disclosure by a party hereto or its affiliates or representatives, or was available to the public on a non-confidential basis prior to its disclosure by Landlord or Tenant, as applicable, or (b) or must be disclosed as a matter of law, including such public disclosure obligations as are required by the Securities Exchange Commission. The provisions of this Section 23.26 shall survive any termination of this Lease.

[SIGNATURES APPEAR ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Lease Agreement as a sealed instrument as of the date above first written.

LANDLORD:

CLP SOUTHWEST GOLF, LLC, a Delaware limited liability company

By:	/s/ Kay S. Redlich
Name:	Kay S. Redlich
Title:	Senior Vice President

TENANT:

EVERGREEN ALLIANCE GOLF LIMITED, L.P., a Delaware limited partnership

By:	PREMIER GOLF EAGL GP, L.L.C., a Delaware limited liability company, its general partner

By:	/s/ Lynn Marie Mallery
Name:	Lynn Marie Mallery
Title:	Senior Vice President

NOTICE: THIS LEASE CONTAINS WAIVERS AND INDEMNITIES BY THE TENANT OF THE LANDLORD’S OWN NEGLIGENCE.

JOINDER AND CONSENT

Premier Golf Management, Inc. does hereby join in the execution of this Second Amended and Restated Lease Agreement for the sole purpose of acknowledging, agreeing and consenting to the provisions of Section 12.1(m) of this Second Amended and Restated Lease Agreement and the performance of its respective obligations thereunder.

PREMIER GOLF MANAGEMENT, INC., a Delaware corporation

By:	/s/ Lynn Marie Mallery
Name:	Lynn Marie Mallery
Title:	Vice President

EXHIBIT A

INITIAL LANDLORD P&E

[Intentionally Omitted]

EXHIBIT B

MINIMUM RENT

Minimum Rent shall be payable with respect to each Lease Year (or portion thereof, as applicable) during the Term under the Leases and shall be, in the aggregate, an annual amount equal to (i) $10,813,635.00 (payable in nine (9) equal monthly installments commencing with the April 2012 Accounting Period and ending with the December 2012 Accounting Period in accordance with Section 3.2 hereof), with an amount equal to $599,688.00 of such $10,813,635.00 being attributable to the amount of Minimum Rent due and payable under this Lease, and (ii) $14,418,177.00 (payable in twelve (12) equal monthly installments in accordance with Section 3.2 hereof) for Lease Years 2013 and 2014, with an amount equal to $799,588.00 of such $14,418,177.00 being attributable to the amount of Minimum Rent due and payable under this Lease. Commencing Lease Year 2015, Minimum Rent shall increase annually by an amount equal to the greater of (a) the product obtained by multiplying the Minimum Rent then in effect times two percent (2%), and (b) the product obtained by multiplying the Minimum Rent then in effect times the then annual percentage increase in CPI; provided, however, that no portion of Minimum Rent due and payable under the Leases shall be attributable to the Mission Hills Leased Property (as such term is defined on Schedule 1 attached hereto).

EXHIBIT C

PERMITTED ENCUMBRANCES

[Intentionally Omitted]

EXHIBIT D

INITIAL TENANT PERSONAL PROPERTY

[Intentionally Omitted]

EXHIBIT E

THE LAND

[Intentionally Omitted]

EXHIBIT F

TENANT ESTOPPEL CERTIFICATE

[Intentionally Omitted]

EXHIBIT G

MEMORANDUM OF AMENDED AND RESTATED LEASE

[Intentionally Omitted]

EXHIBIT H

MEMBERSHIP DOCUMENTS

[Intentionally Omitted]

SCHEDULE 1

AFFILIATED LEASES

[Intentionally Omitted]

SCHEDULE 5.3-1

IMPROVEMENT PROJECT

[Intentionally Omitted]

SCHEDULE 5.3-2

IMPROVEMENT PROJECT PROCEDURES

[Intentionally Omitted]

SCHEDULE 16.2

TENANT ORGANIZATIONAL CHART

[Intentionally Omitted]

SCHEDULE 17.2

MONTHLY MEMBERSHIP REPORT

[Intentionally Omitted]

SCHEDULE 22.1.3

REFUNDABLE MEMBERSHIP DEPOSITS

[Intentionally Omitted]